THIRD AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT
Dated as of May 31, 2019
among
BMC STOCK HOLDINGS, INC.,
as Parent and as a Guarantor,
EACH OF PARENT’S SUBSIDIARIES THAT ARE SIGNATORIES HERETO AS “BORROWERS”,
as Borrowers,
EACH OF PARENT’S SUBSIDIARIES THAT ARE SIGNATORIES HERETO AS “GUARANTORS”,
as Guarantors,
WELLS FARGO CAPITAL FINANCE, LLC,
as Agent, Issuing Lender, Lead Arranger and Book Runner,
and
THE LENDERS PARTY HERETO,
as Lenders

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

SCHEDULES AND EXHIBITS

Schedule A-1	Agent’s Account
Schedule A-2	Designated Account
Schedule 1.01A	Location of Fixed Assets and Inventory
Schedule 1.01C	Existing Letters of Credit
Schedule 2.01(b)	Allocations
Schedule 6.05	Litigation
Schedule 6.07	ERISA
Schedule 6.11	Permitted Liabilities
Schedule 6.12	Environmental Matters
Schedule 6.15	Burdensome Restrictions
Schedule 6.17	Subsidiaries and Minority Interests
Schedule 8.01	Permitted Liens
Schedule 8.05	Permitted Indebtedness
Schedule 8.05(k)	Pre-Petition Letters of Credit
Schedule 8.08	Permitted Contingent Obligations
Schedule 11.02	Payment Offices; Addresses for Notices; Lending Offices

Exhibit A	[Intentionally Omitted]
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Bank Product Provider Agreement
Exhibit E-1	Form of Additional Borrower Assumption Agreement
Exhibit E-2	Form of Additional Guarantor Assumption Agreement
Exhibit G	Form of Update Certificate
Exhibit H	Form of Borrowing Base Certificate
Exhibit J	Form of Annual Financial Forecast and Reconciliation
Exhibit K	Form of Notice of Revolving Loan Conversion/Continuation
Exhibit M	Collateral Report

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THIRD AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT
This THIRD AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT (this “Agreement”), dated as of May 31, 2019, is made and entered into by and among (i) BMC STOCK HOLDINGS, INC., a Delaware corporation (“Parent”), (ii) the Subsidiaries of Parent identified on the signature pages hereof as “Borrowers” (such Subsidiaries, together with each other Subsidiary that becomes a party hereto as a “Borrower” after the date hereof in accordance with the terms hereof, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as “Borrowers”), (iii) the Subsidiaries of Parent identified on the signature pages hereof as “Guarantors”, (iv) WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company (“WFCF”), as agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”), (v) WFCF, as lead arranger (in such capacity, together with its successors and permitted assigns in such capacity, the “Lead Arranger”), and as book runner (in such capacity, together with its successors and permitted assigns in such capacity, the “Book Runner”), and (vi) the various lenders from time to time party to this Agreement (collectively, the “Lenders”).
RECITALS
A.WHEREAS, Parent, certain Subsidiaries of Parent, Agent, and certain lenders are parties to that certain Second Amended and Restated Senior Secured Credit Agreement, dated as of December 1, 2015 (as amended, restated, supplemented, or otherwise modified from time to time prior to the date of this Agreement, the “Existing Credit Agreement”).
B.    WHEREAS, each of Agent, the lenders party to the Existing Credit Agreement, Parent, and the Subsidiaries of Parent party thereto desire to amend and restate the Existing Credit Agreement, in its entirety on the terms and conditions set forth herein, it being understood that no repayment of the obligations under any of the Existing Credit Agreement is being effected hereby, but merely an amendment and restatement in accordance with the terms hereof.
C.    WHEREAS, the parties hereto are willing to enter into this Agreement upon the terms and subject to the conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the above Recitals and the mutual agreements, provisions and covenants contained herein, the parties hereto hereby agree to amend and restate the Existing Credit Agreement in its entirety as follows:
ARTICLE I.

DEFINITIONS
1.01    Certain Defined Terms. The following terms have the following meanings when used herein (including in the Preamble and the Recitals hereof):
“ABL Priority Collateral” has the meaning specified in the Intercreditor Agreement.
“Accession Date” has the meaning specified in Section 7.13(a)(ii)(A).

“Account” means an account (as that term is defined in the UCC).
“Account Debtor” means any Person who is obligated on an Account.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).
“Additional Borrower Assumption Agreement” has the meaning specified in Section 7.13(a)(i)(A).
“Additional Guarantor Assumption Agreement” has the meaning specified in Section 7.13(a)(i)(B).
“Administrative Borrower” has the meaning specified in Section 11.23.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that no Lender or Affiliate thereof shall constitute an Affiliate of Parent or any of its Subsidiaries.
“Agent” has the meaning specified in the preamble, and any successor Agent arising under Section 10.09.
“Agent Related Persons” means WFCF and any successor Agent arising under Section 10.09 and any Issuing Lender hereunder, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Agent’s Account” means the deposit account of the Agent identified on Schedule A-1.
“Aggregate Commitment” means the combined Commitments of the Revolving Lenders, which combined Commitments shall not exceed $425,000,000; provided, that the Aggregate Commitment (a) includes the L/C Commitment, (b) may be decreased by the amount of reductions in (i) the Commitments made in accordance with Section 2.05, and (ii) the Aggregate Commitments made in accordance with Section 2.07, and (c) may be increased in accordance with Section 2.15.
“Agreement” means this Third Amended and Restated Senior Secured Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement and the terms hereof.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended (if applicable), and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Commitment Fee Percentage” means 0.250% per annum.
“Applicable Fee Amount” means, as of any date of determination, (a) with respect to the Commitment Fees, the Applicable Commitment Fee Percentage per annum as of such date, and (b) with respect to the Letter of Credit fees, (i) for Letters of Credit that are fully Cash Collateralized pursuant to the terms of Section 2.07(a) in an amount at least equal to 100% of the undrawn amount thereof, 0.75% per annum, (ii) for Letters of Credit that are fully Cash Collateralized pursuant to the terms of this Agreement other than Section 2.07(a) in an amount at least equal to 105% of the undrawn amount thereof, 0.75% per annum, and (iii) for Letters of Credit that are not fully Cash Collateralized in an amount at least equal to the percentages set forth in clauses (i) and (ii) above, 1.25% per annum.
“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Availability of Borrowers for the most recently completed fiscal quarter; provided, that for the period from the Effective Date through June 30, 2019, the Applicable Margin shall be set at Level I:

Level	Average Availability (percentage based on the Aggregate Commitment then in effect)	Applicable Margin Relative to Base Rate Loans	Applicable Margin Relative to LIBOR Rate Loans
I	> 50%	0.25 percentage points	1.25 percentage points
II	< 50%	0.50 percentage points	1.50 percentage points

The Applicable Margin shall be re-determined as of the first day of each fiscal quarter of Borrowers.
“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations on the Revolving Loan Maturity Date, (b) the acceleration of all of the Obligations pursuant to Section 9.02, or (c) an Event of Default has occurred and is continuing and the Majority Lenders have elected to require that payments and proceeds of Collateral be applied pursuant to Section 9.03.
“Arranger Fee Letter” means that certain Arranger Fee Letter, dated as of the Effective Date, by and among Borrowers and the Joint Lead Arrangers, in form and substance reasonably satisfactory to the Joint Lead Arrangers.
“Assignee” has the meaning specified in Section 11.06(a).
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit C.
“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.01 (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Available Commitment” has the meaning specified in Section 2.10(b).
“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $125,000,000, minus (b) the aggregate principal amount of Increases to the Commitment and the Aggregate Commitment previously made pursuant to Section 2.15.
“Average Availability” means, with respect to any period, the sum of the aggregate amount of Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Product” means any one or more of the following financial products or accommodations extended to Parent or its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.
“Bank Product Agreements” means those agreements (other than Hedge Agreements) entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products (other than Bank Products described in clause (g) of the definition thereof).
“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement or a Hedge Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries; provided, that in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than WFCF or its Affiliates, then the applicable Bank Product must have been provided on or after the Effective Date and Agent shall have received a Bank Product Provider Agreement within 30 days after the date of the provision of the applicable Bank Product to Parent or its Subsidiaries.
“Bank Product Provider” means any Lender or any of its Affiliates; provided, that no such Person (other than WFCF or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 30 days after the provision of such Bank Product to Parent or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit D to the Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.
“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Parent and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
“Bankruptcy Code” means the Bankruptcy Code of the United States (11 U.S.C. §101, et seq.).
“Base Rate” means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one (1) month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).
“Base Rate Loan” means a Loan or any portion thereof that bears interest based on the Base Rate.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for United States dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement shall be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for United States dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent, in consultation with Administrative Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides, in consultation with Administrative Borrower, is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:
(a)    a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the Federal Reserve System of the United States (or any successor), an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 45th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 45 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent or the Majority Lenders, as applicable, by notice to Administrative Borrower, Agent (in the case of such notice by the Majority Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 4.05(b) and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 4.05(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership of the Borrower as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to this Agreement.
“Borrower Materials” has the meaning specified in Section 11.07(c).
“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance or Overadvance.
“Borrowing Base” means, as of any date of determination, the result of:
(a)an amount equal to the result of (i) the sum of (A) 85% of the amount of Eligible Accounts (other than any Credit Card Receivables) plus, without duplication of the foregoing clause (A), (B) 90% of the amount of Eligible Credit Card Receivables less (ii) the Warranty Reserve, less (iii) the Dilution Reserve, plus
(b)    the least of (i) 60% of the Aggregate Commitment, (ii) 75% of the result of (A) Eligible Inventory, less (B) the Inventory Vendor Discount Reserve, less (C) the Inventory Volume Rebate Reserve, and (iii) 85% of the result of (A) the Inventory Orderly Liquidation Value of Eligible Inventory, less (B) the Inventory Vendor Discount Reserve, less (C) the Inventory Volume Rebate Reserve, minus
(c)    the Rent Reserve plus the aggregate amount of other reserves, if any, established by the Agent in the exercise of its Permitted Discretion.
Anything to the contrary in this Agreement notwithstanding, the Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base in such amounts, and with respect to such matters, as the Agent in its Permitted Discretion shall deem necessary or appropriate, including (x) reserves in an amount equal to the Bank Product Reserve Amount, (y) without duplication, reserves in respect of Dilution, and (z) reserves with respect to (A) sums that Parent or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (B) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which by operation of law or contract would have priority over the Liens securing the Obligations), which Lien or trust, in the Permitted Discretion of the Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.
“Borrowing Base Certificate” means a certificate, in substantially the form of Exhibit H, by which Administrative Borrower certifies calculation of the Borrowing Base, which such form of Borrowing Base Certificate may be amended, restated, supplemented or otherwise modified from time to time (including without limitation, changes to the format thereof), as approved by Agent and Administrative Borrower, in their reasonable discretion.
“Borrowing Date” means any date on which a Borrowing occurs.
“Borrowers’ Guarantor L/C Obligations” has the meaning specified in Section 3.01(d).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York or California are authorized or required by law to close; provided, that if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
“Capital Expenditures” means, for any period, the aggregate of all expenditures of Parent and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Parent and its Subsidiaries; provided, that the following shall be excluded from a determination of “Capital Expenditures”:
(i)expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired, or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced;
(ii)    the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions that are not required to be applied (x) to prepay the Revolving Loans or Cash Collateralize the L/C Obligations, or (y) to prepay the Senior Note Indebtedness;
(iii)    expenditures that are accounted for on the consolidated statement of cash flows of Parent and its Subsidiaries as capital expenditures of Parent or any Subsidiary and that actually are paid for by a Person other than Parent or any Subsidiary and for which neither Parent nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period (other than any rent, utility, insurance or other common area charges required to be paid in connection with any lease agreement); it being understood, however, that only the amount of expenditures actually provided or incurred by Parent or any Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period);
(iv)    any expenditures that constitute consideration used to consummate a Permitted Acquisition that is permitted by this Agreement;
(v)    the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; and
(vi)    expenditures financed from the proceeds of Indebtedness permissibly incurred pursuant to Section 8.05(e).
“Cash Balance” means, at any time, the aggregate Dollar amount of all cash and cash equivalents, as determined in accordance with GAAP, of Parent and its Subsidiaries held in deposit accounts, securities accounts, commodity accounts, or otherwise, without regard to how the account balance is accounted for on Parent’s financial statements.
“Cash Collateralize” means (a) with respect to L/C Obligations or the Obligations (other than Bank Product Obligations) to pledge and deposit with or deliver to the Agent, as additional collateral for the L/C Obligations or the Obligations, as the case may be, pursuant to the Loan Documents, cash or deposit account balances, and (b) with respect to Bank Product Obligations to pledge and deposit with or deliver to the Agent, as additional collateral for the Bank Product Obligations, pursuant to the Loan Documents, cash or deposit account balances in an amount determined by the Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations). Derivatives of such term shall have corresponding meaning.
“Cash Management Account” has the meaning specified in Section 7.16(b).
“Cash Management Agreement” has the meaning specified in Section 7.16(c).
“Cash Management Bank” has the meaning specified in Section 7.16(b).
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
“Cash Sweep Notification” has the meaning specified in Section 7.16(c).
“CERCLA” has the meaning specified in the definition of “Environmental Laws”.
“CFC” means any Person that is a controlled foreign corporation within the meaning of Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment, or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment, or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following:
(i)    a transaction or series of transactions following which Parent ceases to beneficially own, directly or indirectly, all of the combined voting power of the capital stock of each other Loan Party, except as permitted under Section 8.02 or Section 8.03;

(ii)    any Person or Persons constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the combined voting power of Parent; or
(iii)    the occurrence of any “Change of Control” (as defined in, or any analogous term referred to in, the Senior Note Indenture).
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all tangible and intangible property and interests in property and proceeds thereof now owned or hereafter acquired by Parent or any other Loan Party in or upon which a Lien now or hereafter exists in favor of the Lenders, or the Agent on behalf of the Lenders and the other Secured Parties, on and after the Effective Date, whether under this Agreement or under any other Collateral Document. For the avoidance of doubt, no Excluded Collateral shall be included in the Collateral.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Inventory or equipment, in each case, in form and substance reasonably satisfactory to Agent.
“Collateral Documents” mean, collectively, (a) the Security Agreement, the Intellectual Property Security Agreements, and all other security agreements, patent and trademark assignments, lease assignments, control agreements and other similar agreements between Parent or any other Loan Party and the Lenders, or the Agent for the benefit of the Lenders and the other Secured Parties, now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against Parent or any other Loan Party as debtor in favor of the Lenders, or the Agent for the benefit of the Lenders and the other Secured Parties, as secured party, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.
“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, and rental proceeds).
“Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to Borrowers pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01(b) or in the Assignment and Acceptance pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commitment Fees” has the meaning specified in Section 2.10(b).
“Commodity Account” means any commodity account (as that term is defined in the UCC).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.
“Contingent Obligation” means (without duplication), as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) in connection with any synthetic lease or other similar off balance sheet lease transaction, or (v) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; (d) in respect of Earn-Out Obligations; and (e) in respect of any Hedge Agreement. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Hedge Agreements, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Hedge Agreements, shall be equal to the Hedge Termination Value.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. A Person who owns or holds capital stock, beneficial interests or other securities representing ten percent (10%) or more of the total voting power of another Person shall be deemed, for purposes of this Agreement (other than the definition of “Subsidiary” contained herein), to “control” such other Person.
“Control Agreement” has the meaning specified in the Security Agreement.
“Conversion/Continuation Date” means any date on which, under Section 2.04, Borrowers (a) convert one Type of Loan to another Type of Loan, or (b) continue as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.
“Credit Card Agreements” means all agreements now or hereafter entered into by any Borrower for the benefit of any Borrower, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer” means the issuers of MasterCard or Visa bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc., Visa International, American Express, Discover, and Diners Club (or their respective successors).
“Credit Card Notification” means a notice to a Credit Card Issuer or Credit Card Processor who is party to a Credit Card Agreement, in form and substance reasonably satisfactory to the Agent, which Credit Card Notification shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) of all payments due to any Borrower from such Credit Card Issuer or Credit Card Processor to a Deposit Account of any Borrower that is subject to a Control Agreement in favor of Agent.
“Credit Card Processor” means any Person that acts as a credit card clearinghouse or processor with respect to any sales transactions involving credit card purchases by customers using credit cards issued by any Credit Card Issuer.
“Credit Card Receivables” means, collectively, (a) all present and future rights of any Borrower to payment from any Credit Card Issuer or Credit Card Processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card, and (b) all present and future rights of any Borrower to payment from any Credit Card Issuer or Credit Card Processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges.
“Credit Extension” means and includes (a) the making of any Revolving Loans hereunder, and (b) the Issuance of any Letters of Credit or Reimbursement Undertakings hereunder.
“Default” means any Event of Default and any event or circumstance which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” means any Revolving Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement within two (2) Business Days of the date that it is required to do so under this Agreement (including the failure to make available to the Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement) (unless such Lender notifies Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied), (b) notified Borrowers, the Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement (unless such writing relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by the Agent) under which it has committed to extend credit, (d) failed, within three (3) Business Days after written request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement; provided, that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such confirmation by the Agent, (e) otherwise failed to pay over to the

Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent, or (ii) becomes or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) becomes or has a parent company that becomes the subject of a Bail-In Action. A Defaulting Lender shall remain a Defaulting Lender and the Defaulting Lender provisions of this Agreement shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the non-Defaulting Lenders, Agent, Issuing Lender, and Borrowers shall have waived, in writing, the application of the Defaulting Lender provisions set forth in this Agreement to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder.
“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Applicable Margin applicable thereto).
“Deposit Account” has the meaning specified in the Security Agreement.
“Designated Account” means the deposit account of Administrative Borrower identified on Schedule A-2.
“Designated Notes Account” has the meaning specified in the Intercreditor Agreement.
“Dilution” means, as of any date of determination, a percentage, based upon the experience of the most recently ended twelve-calendar-month period, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.
“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5%).
“Disposition” means (a) the direct or indirect sale, lease, conveyance, transfer, or other disposition of property, and the sale, spinoff or other disposition of any division, business unit, business line, captive insurer or cell captive insurer (including (i) by way of sale and leaseback and by means of merger, consolidation, or similar transaction and (ii) any allocation of assets among newly divided limited liability companies in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), including, but not limited to, Section 18-217 of the Delaware Limited Liability Company Act), and the issuance or sale of Equity Securities by any Subsidiary of Parent, other than sales or other dispositions expressly permitted under Sections 8.02(a) through 8.02(e); provided, that “Disposition” shall not include the issuance and sale of Equity Securities by Parent, and (b) any other event that would constitute an “Asset Disposition” as such term is defined in the Senior Note Documents (or any analogous term).
“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.
“Early Opt-in Election” means the occurrence of:
(a) (i) a determination by Agent or (ii) a notification by the Majority Lenders to Agent (with a copy to Administrative Borrower) that the Majority Lenders have determined that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 4.05(b) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and
(b) (i) the election by Agent, in consultation with Administrative Borrower, or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Administrative Borrower and the Lenders or by the Majority Lenders of written notice of such election to Agent.
“Earn-out Obligations” means any obligations, whether contingent or matured, to pay additional consideration in connection with the Acquisition by Parent or any Subsidiary of any capital stock or assets of any Person.
“EBITDA” means, with respect to Parent and its Subsidiaries for any period, (a) the Net Income of Parent and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of Parent and its Subsidiaries for such period and to the extent deducted in determining Net Income of Parent and its Subsidiaries for such period: (i) Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) any extraordinary, unusual, non-recurring non-cash expenses, losses or charges (x) from dispositions permitted pursuant to Section 8.02, and (y) resulting from step up adjustments resulting from purchase accounting attributable to the consummation of Permitted Acquisitions, (vi) any integration expenses, business optimization expenses, operating improvement expenses and other restructuring charges, accruals or reserves (including retention costs, severance costs, executive search fees, systems development and establishment costs, costs associated with office and facility openings, closings and consolidations, and relocation costs, conversion costs, excess pension charges, curtailments and modifications to pension and post-retirement employee benefit plan costs or charges, contract termination costs, expenses attributable to the implementation of cost savings initiatives and professional and consulting fees), to the extent not in excess of an aggregate amount in any four quarter period (when aggregated with the amounts added back during such four quarter period pursuant to clause (xi) below) equal to the lesser of (A) $30,000,000, and (B) 10% of Parent’s and its Subsidiaries’ EBITDA for such four quarter period (with EBITDA calculated for such four quarter period without giving effect to any add-backs during such four quarter fiscal period pursuant to this clause (vi) and clause (xi) below), (vii) any non-cash charges or losses, including without limitation (A) any write-offs or write-downs reducing Net Income for such period, (B) equity-based awards compensation expense, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets, inventory and investments in debt and equity securities, (D) losses from investments recorded using the equity method, (E) charges for facilities closed prior to the applicable lease expiration, and (F) contingent consideration charges associated with acquisitions after the initial 12-month period of purchase accounting (provided, that if any such non-cash charges or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent (but shall in no event during such period be included in Fixed Charges), and excluding amortization of a prepaid cash item that was paid in a prior period); provided, that any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made, (viii) any expenses paid in cash relating to any issuances of equity interests, in each case, to the extent not in excess of the proceeds thereof, (ix) (A) any expenses incurred in connection with Permitted Acquisitions (or any other acquisition not otherwise permitted that requires a waiver or consent of the Lenders), Investments, recapitalizations, dispositions, issuances or repayments of indebtedness, sale processes, refinancing transactions or amendments or other modifications of any debt instrument (other than any Loan Document) (in each case, including any such transaction whether or not completed) and any charges, system conversion costs, or non-recurring acquisition-related costs incurred during such period as a result of any such transaction, in each case, so long as (1) such transactions are permitted under this Agreement (or the Administrative Borrower reasonably believes in good faith would have been permitted in accordance with the terms hereof if the subject transaction were consummated), (2) incurred before or within 365 days of the consummation of, or termination of pursuit of, such transaction, and (3) limited with respect to transactions that were not consummated, up to an aggregate amount not to exceed $10,000,000 in any four quarter period for all such unconsummated transactions, and (B) any expenses incurred in connection with amendments or other modifications of any Loan Document (in each case, including any such transaction whether or not completed), (x) fees and expenses incurred in connection with the negotiation and closing of this Agreement prior to, on or within 90 days of the Effective Date, in an aggregate amount not to exceed $5,000,000, in each case, to the extent such fees or expenses are actually paid by Parent or any of its Subsidiaries, (xi) any loss (including all reasonable fees and expenses or charges relating thereto) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations, to the extent not in excess of an aggregate amount in any four quarter period (when aggregated with the amounts added back during such four quarter period pursuant to clause (vi) above) equal to the lesser of (A)$30,000,000, and (B) 10% of Parent’s and its Subsidiaries’ EBITDA for such four quarter period (with EBITDA calculated for such four quarter period without giving effect to any add-backs during such four quarter fiscal period pursuant to this clause (xi) and clause (vi) above), (xii) proceeds from business interruption insurance (to the extent not reflected as revenue or income in such statement of Net Income) received during such period in an amount not to exceed the earnings for such period that such proceeds were intended to replace, as estimated in good faith by Parent, and (xiii) costs and expenses incurred in connection with the relocation of the BMC Stock headquarters in fiscal years 2019 and 2020 an aggregate amount not to exceed $7,500,000, minus (c) without duplication, the sum of the following amounts of Parent and its Subsidiaries for such period and to the extent included in determining Net Income of Parent and its Subsidiaries for such period: (i) non-recurring non-cash items increasing such Net Income for such period, (ii) any extraordinary, unusual, or non-recurring gains, including any extraordinary, unusual, or non-recurring gains from dispositions, (iii) income tax benefits (it being understood that an income tax benefit is a positive number), and (iv) gains from the receipt of proceeds under insurance policies net of any associated losses.
For the purposes of calculating EBITDA for any period (each, a “Reference Period”), if at any time during such Reference Period (and after the Effective Date), Parent and its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Parent and its Subsidiaries and Agent) as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Amount” means (a) with respect to any Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date; and (b) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date; provided, that for purposes of determining if any mandatory prepayments are required to be made under Section 2.07, the Effective Amount shall be determined without giving effect to any such mandatory prepayments.
“Effective Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or are waived by all of the Lenders (or, in the case of Section 5.01(e), waived by the Person entitled to receive such payment).
“Eligible Accounts” means those Accounts created by any Borrower in the ordinary course of its business, that arise out of such Person’s sale of goods or rendition of services, that comply in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Effective Date. Eligible Accounts shall not include the following (unless the Agent has imposed a reserve in the respect of the relevant Accounts), without duplication:
(i)    Accounts that the Account Debtor has failed to pay within 90 days of original date of invoice or Accounts with selling terms of 60 days or more; provided, that, when taken together with Accounts included as Eligible Accounts pursuant to the proviso set forth in clause (xxv) of this definition, up to $25,000,000 of Accounts with invoices with selling terms equal to or greater than 60 days but less than 90 days shall be eligible up to 120 days from the original invoice date,
(ii)    Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (i) above,
(iii)    Accounts with respect to which the Account Debtor is owed a credit by any Borrower, to the extent of such credit,
(iv)    Accounts consisting of late fees or similar finance charges with respect to Accounts deemed ineligible under clause (i) above,
(v)    Accounts subject to a contra account or with respect to which the Account Debtor is otherwise a creditor of any Borrower (unless the Account Debtor has provided the Agent a “non-offset” letter in form and substance reasonably satisfactory to the Agent), has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such contra account, claim, right of setoff, or dispute,
(vi)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor; provided, that notwithstanding the foregoing provisions of this clause (vi), the Agent may, in its Permitted Discretion, include as Eligible Accounts (a) Accounts that are post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code, and (b) Accounts owing by an Account Debtor that has been reorganized or restructured following one of the events described in this clause (vi), and in each case such Account Debtor has a credit quality reasonably satisfactory to Agent,
(vii)    Accounts with respect to which the Account Debtor has made a deposit or other advance payment, to the extent of such deposit or advance payment,
(viii)    Accounts with respect to which the Account Debtor is owed premiums by any Borrower for WRAP insurance, to the extent of such premiums,
(ix)    Accounts arising from services subject to a performance bond or other Surety Instrument,
(x)    Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,
(xi)    Accounts with cash-on-delivery, cash-in-advance or similar selling terms,
(xii)    Accounts with respect to which the Account Debtor is a school, school district or other similar payor,
(xiii)    Accounts with respect to which the Account Debtor is either (a) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 U.S.C. § 3727), or (b) any state of the United States,
(xiv)    Accounts with respect to which the Account Debtor has earned an allowance or rebate, to the extent of such allowance or rebate,
(xv)    Accounts evidenced by a promissory note or other instrument,
(xvi)    Accounts evidencing billings in excess of costs, to the extent of such excess,
(xvii)    Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
(xviii)    Accounts that are not payable in Dollars,
(xix)    Accounts with respect to which the Account Debtor either (a) does not maintain its chief executive office in the United States or Canada, or (b) is not organized under the laws of the United States or any state thereof or Canada or any province thereof, or (c) is the government of any foreign country or sovereign state (other than Canada), or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,
(xx)    Accounts with respect to an Account Debtor whose total obligations owing to the Borrowers exceed 20% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
(xxi)    Accounts, the collection of which Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,
(xxii)    Accounts that are not subject to a valid and perfected first priority Lien in favor of the Agent on behalf of the Lenders and the other Secured Parties,
(xxiii)    Accounts with respect to which (a) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (b) the services giving rise to such Account have not been performed and billed to the Account Debtor,
(xxiv)    Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,
(xxv)    Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services (for the avoidance of doubt, Accounts with respect to projects (a) for which an outstanding and unexpired performance bond has been posted, and (b) for which no certificate of completion has been delivered to Agent shall not be an Eligible Account); provided, that, when taken together with Accounts included as Eligible Accounts pursuant to the proviso set forth in clause (i) of this definition, up to $25,000,000 of Accounts that represent the right to receive progress payments or other advance billings shall be eligible,
(xxvi)    Accounts have not been the subject of a field examination; provided, that Accounts that have not been the subject of a field examination shall not be rendered ineligible under this clause (xxvi) to the extent that the aggregate amount of such Accounts, together with any Inventory that has not been the subject of an appraisal and is rendered ineligible under clause (xii) of the definition of Eligible Inventory, does not exceed (x) if Excess Availability after giving pro forma effect to such Eligible Accounts is then equal to or less than $200,000,000, $25,000,000, or (y) if Excess Availability after giving pro forma effect to such Eligible Accounts is then greater than $200,000,000, $50,000,000,
(xxvii)    Accounts created by any Borrower in which Agent shall have not yet completed Patriot Act searches, OFAC/PEP searches and customary individual background checks, the results of which shall be satisfactory to Agent, or
(xxviii)    Accounts that are not owned by a Borrower or Accounts with respect to which such Borrower does not have good title.

“Eligible Credit Card Receivables” means, as to any Borrower, Credit Card Receivables of such Borrower that comply in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) with each of the applicable representations and warranties respecting Eligible Credit Card Receivables made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Effective Date:
(i)    such Credit Card Receivables do not arise from the actual and bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of the business of such Borrower,
(ii)    such Credit Card Receivables are past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables,
(iii)    such Credit Card Receivables are unpaid more than five Business Days after the date of the sale of goods or rendition of services by such Borrower giving rise to such Credit Card Receivables,
(iv)    the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has or has asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary set-offs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower from time to time), but only the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Borrower to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables,
(v)    the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has set off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Borrower for the purpose of establishing a reserve or collateral for obligations of such Borrower to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time), but only the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables,
(vi)    such Credit Card Receivables are not owned by a Borrower or such Borrower does not have good title to such Credit Card Receivables,
(vii)    such Credit Card Receivables are owed by a Credit Card Issuer or Credit Card Processor that is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of such Credit Card Issuer or Credit Card Processor; provided, that notwithstanding the foregoing provisions of this clause (vii), the Agent may, in its Permitted Discretion, include as Eligible Credit Card Receivables (a) Credit Card Receivables that are post-petition accounts payable of a Credit Card Issuer or Credit Card Processor that is a debtor-in-possession under the Bankruptcy Code, or (b) Credit Card Receivables owing by a Credit Card Issuer or Credit Card Processor that has been reorganized or restructured following one of the events described in this clause (vii) and has a credit quality reasonably satisfactory to Agent,

(viii)    Agent, in its Permitted Discretion, believes the collection of such Credit Card Receivables to be doubtful by reason of the Credit Card Issuer’s or Credit Card Processor’s financial condition,
(ix)    such Credit Card Receivables are not subject to a valid and perfected first priority Agent’s Lien,
(x)    an event of default has occurred under the Credit Card Agreement of such Borrower with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Borrower,
(xi)    the customers using the credit card or debit card giving rise to such Credit Card Receivables has returned the merchandise purchased giving rise to such Credit Card Receivable (it being understood that chargebacks in the ordinary course of business by Credit Card Processors under the terms of customary Credit Card Agreements are not violative of this clause),
(xii)    such Credit Card Receivables are not subject to Credit Card Notifications and, with respect to Credit Card Receivables that are first becoming Eligible Credit Card Receivables after the Effective Date, Agent has not received a field examination (and such other diligence as Agent may reasonably require) with respect to such Person’s Credit Card Receivables by a field examiner acceptable to Agent in its Permitted Discretion, the results, scope, assumptions, and methodology of which are acceptable to Agent in its Permitted Discretion,
(xiii)    the Credit Card Processor is not organized or does not have its principal offices or assets within the United States, Canada, or another jurisdiction acceptable to the Agent in its Permitted Discretion,
(xiv)    Credit Card Receivables with respect to which the Credit Card Processor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,
(xv)    Credit Card Receivables that are not payable in Dollars,
(xvi)    such Credit Card Receivables are evidenced by chattel paper or an instrument of any kind, or have been reduced to judgment,
(xvii)    such Credit Card Receivables would not constitute Eligible Accounts (assuming for purposes of such determination that such Credit Card Receivables constitute Accounts), or
(xviii)    such Credit Card Receivables are billings for interest, fees or late charges.
“Eligible Inventory” means Inventory (including Eligible Non-Stock Inventory) consisting of first quality finished goods or raw materials (including lumber) held for sale in the ordinary course of any Borrower’s business, that complies in all material respects (except that such materiality qualifier shall not be applicable to the portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Effective Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market in accordance with GAAP. An item of Inventory shall not be included in Eligible Inventory if (unless the Agent has imposed a reserve in the respect of the relevant Inventory), without duplication:
(i)    any Borrower does not have good, valid, and marketable title thereto,
(ii)    any Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of any Borrower),
(iii)    it is not located at one of the locations in the continental United States set forth on Schedule 1.01A, as such Schedule may be amended from time to time (or in-transit from one such location to another such location so long as any Borrower has actual and exclusive possession thereof (either directly or through a bailee or agent of any Borrower)),
(iv)    it is located on real property leased by any Borrower or in a contract warehouse, in each case, unless (a) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (b) a Rent Reserve has been imposed in respect of the Inventory located at such location,
(v)    it is not subject to a valid and perfected first priority Lien in favor of the Agent on behalf of the Lenders and the other Secured Parties,
(vi)    it consists of goods returned or rejected by any Borrower’s customers that are deemed by such Borrower’s customers to be damaged or non-sellable,
(vii)    it consists of goods that are obsolete or slow moving, restrictive or custom items (other than Eligible Non-Stock Inventory), work-in-process, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in any Borrower’s business that are not also sold by Borrowers in the ordinary course of business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment, or Inventory being held by a Person (other than a Loan Party) on consignment,
(viii)    it consists of non-perpetual Inventory,
(ix)    it consists of special order Inventory (other than Eligible Non-Stock Inventory),
(x)    it consists of racks and pallets Inventory,
(xi)    it is the subject of a bill of lading or other document of title,
(xii)    it is Inventory that has not been the subject of an appraisal; provided, that Inventory that has not been the subject of an appraisal shall not be rendered ineligible under this clause (xii) to the extent that the aggregate amount of such Inventory, together with any Accounts that have not been the subject of a field examination and are rendered ineligible under clause (xxvi) of the definition of Eligible Accounts, does not exceed (x) if Excess Availability after giving pro forma effect to such Eligible Inventory is then equal to or less than $200,000,000, $25,000,000, or (y) if Excess Availability after giving pro forma effect to such Eligible Inventory is then greater than $200,000,000, $50,000,000,
(xiii)    it is Inventory of any Borrower in which Agent shall have not yet completed Patriot Act searches, OFAC/PEP searches and customary individual background checks, the results of which shall be satisfactory to Agent.

“Eligible Non-Stock Inventory” means first quality finished goods procured for specific customer orders, including windows, cabinets, doors and other building materials and first quality finished custom doors and trusses, in each case, which have been in inventory for less than 60 days since receipt by the applicable Borrower.
“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from any property, whether or not owned by Parent or any Subsidiary.
“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.
“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests (whether general or limited), membership interests, limited liability company interests, “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934), or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting), and (b) all warrants, options and other rights to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Parent or any of its Subsidiaries within the meaning of section 414(b) or (c) of the Code (and sections 414(m) and (o) of the Code for purposes of provisions relating to section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Parent, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under section 4062(e) of ERISA; (c) a complete or partial withdrawal by Parent, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer

Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under section 4007 of ERISA, upon Parent, any of its Subsidiaries or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events or circumstances specified in Section 9.01.
“Event of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.
“Excess” has the meaning specified in Section 2.15(b)(v).
“Excess Amount” has the meaning specified in Section 3.02.
“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Parent and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Parent and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Collateral” has the meaning specified in the Security Agreement (and in all events all fee and leasehold interests in real property shall constitute “Excluded Collateral”).
“Excluded Subsidiary” means any Subsidiary that is (a) a Subsidiary organized under the laws of a jurisdiction other than the United States or a political subdivision thereof, (b) a CFC or a direct or indirect Subsidiary of a CFC, (c) a Foreign Holding Company, (d) a Non-Wholly-Owned Subsidiary to the extent that providing a guarantee of the Obligations is prohibited by the terms of the applicable organizational documents, joint venture agreements or shareholders’ agreements of such Subsidiary, and such prohibition cannot be amended or waived solely with the consent of one or more Loan Parties and for which the Loan Parties are unable to obtain an amendment or waiver after exercising reasonable efforts, or (e) any Insignificant Subsidiary; provided, that anything to the contrary contained in the Loan Documents notwithstanding, in no event shall any Subsidiary constitute an “Excluded Subsidiary” if such Subsidiary has guaranteed all or any portion of the Senior Note Indebtedness or otherwise guarantees or issues other capital markets debt securities of Parent or any other Loan Party.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes (including Taxes imposed on or measured by its net income (however denominated), franchise taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) as a result of a present or former connection with the jurisdiction imposing such Tax (other than Taxes that arise solely from having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under, this Agreement or any other Loan Document), (b) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to or for the account of such Foreign Lender pursuant to a law in effect at the time such Foreign Lender (i) becomes a party hereto (other than pursuant to an assignment request by Borrowers under Section 4.07), or (ii) designates a new Lending Office, except in each case to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 4.01(a), (c) Taxes attributable to such Recipient’s failure to comply with Section 4.01(e), (d) any withholding Taxes imposed under FATCA, (e) any backup withholding taxes, and (f) all liabilities, penalties and interest with respect to any of the foregoing.
“Existing Credit Agreement” has the meaning set forth in the Recitals hereto.
“Existing Letters of Credit” means those letters of credit set forth on Schedule 1.01C.
“Exiting Borrower” has the meaning set forth in Section 11.22(b).
“Exiting Lender” has the meaning set forth in Section 11.22(a).
“Fair Market Value” means, in respect of any asset, the price at which the asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts.
“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” means that certain Fourth Amended and Restated Fee Letter, dated as of the Effective Date, by and among Borrowers, the other parties signatory thereto, and Agent, in form and substance reasonably satisfactory to Agent.
“Finance Lease” means, for any Person, any lease of property (whether real, personal or mixed) which, in accordance with GAAP, would, at the time a determination is made, be required to be recorded as a capital lease in respect of which such Person is liable as lessee, but excluding, for the avoidance of doubt, any Operating Leases.
“Fixed Charges” means, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, and local income taxes accrued during such period, and (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Securities) during such period, other than those Restricted Payments paid during such period pursuant to Sections 8.11(a), 8.11(c), and 8.11(d).
“Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries for any period, the ratio of (a) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.
“Foreign Holding Company” means any Person substantially all of the assets of which consist (or are treated as consisting) of Equity Securities in one or more CFCs.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Parent is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit (other than letters of credit to the extent they remain undrawn) of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one (1) year after the date of determination, and any such Indebtedness maturing within one (1) year from such date that is renewable or extendable at the option of Parent or its Subsidiaries, as applicable, to a date more than one (1) year from such date, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Effective Amount of all Revolving Loans and L/C Obligations (except as otherwise parenthetically excluded above), the amount of the Senior Note Indebtedness, and the amount of their Obligations under Finance Leases.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, subject to Section 1.03.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Grantor” has the meaning specified in the Security Agreement.
“Guaranteed Obligations” has the meaning specified in Section 11.10(a).
“Guaranteed Persons” has the meaning specified in Section 11.10(a).
“Guarantor” means (a) each direct or indirect Subsidiary of Parent (other than any Borrower) that currently exists or is hereafter acquired or created and which is a party to a Guaranty in its capacity as a guarantor of any of the Obligations, and (b) Parent; provided, that in no event shall any Guarantor be released of its obligations under any Guaranty in the event such Guarantor ceases to be a Subsidiary, by operation of any disposition of the equity thereof or otherwise, except as permitted under this Agreement.
“Guarantor L/C” means a Letter of Credit issued by Issuing Lender or an Underlying Issuer where the applicant is a Guarantor.
“Guaranty” means the guaranty of each Guarantor made pursuant to Section 11.10 and any other guaranty under any separate agreement executed by any Guarantor pursuant to which it guarantees any of the Obligations.
“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Parent or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreement, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined by Parent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include any Lender).
“Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Parent and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by a Responsible Officer of Parent.
“Increase” has the meaning specified in Section 2.15(a).
“Increase Date” has the meaning specified in Section 2.15(b)(v).
“Increase Joinder” has the meaning specified in Section 2.15(b)(i).
“Increased Reporting Event - Monthly” means if at any time (a) Excess Availability is less than 75% of the Aggregate Commitment, or (b) Revolver Usage is greater than $100,000,000.
“Increased Reporting Event – Weekly (12.5%)” means if at any time Availability is less than the greater of (a) $42,500,000 and (b) 12.5% of the Line Cap.
“Increased Reporting Event – Weekly (10%)” means if at any time Availability is less than the greater of (a) $42,500,000 and (b) 10% of the Line Cap.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the Ordinary Course of Business on ordinary terms and (i) not past due for more than 120 days, or (ii) if past due for more than 120 days, are being contested in good faith with any reserves as may be required by GAAP made therefor, but including all non-contingent Earn-Out Obligations); (c) all reimbursement or payment obligations with respect to Surety Instruments (contingent or otherwise); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to Finance Leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.
“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Independent Auditor” has the meaning specified in Section 7.01(a).
“Insignificant Subsidiaries” means, as of any date of determination, each Subsidiary of Parent, if any, which have (i) aggregate gross revenues constituting less than or equal to 5.0% of the consolidated gross revenues of Parent and its Subsidiaries measured for the twelve (12) month period ended immediately prior to such date for which financial statements have been delivered to Agent pursuant to Section 7.01(a), (b), or (c), and (ii) assets constituting less than or equal to 5.0% of the consolidated tangible assets of Parent and its Subsidiaries; provided, that a Subsidiary of Parent will not be considered to be an Insignificant Subsidiary if (x) it is a Loan Party, (y) it, directly or indirectly, guarantees or otherwise provides credit support for any Indebtedness of any Loan Party, and/or (z) it constitutes a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such regulation is in effect on the Effective Date; provided further, that the following Subsidiaries of Parent are Insignificant Subsidiaries as of the Effective Date: (1) Old CFC, LLC, a Delaware limited liability company, (2) SelectBuild Construction, Inc., a Delaware corporation, and (3) Stock Building Supply Midwest, LLC, a Delaware limited liability company.
“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.
“Intercompany Debt” means, with respect to each Loan Party, all indebtedness, liabilities, and other obligations of any other Loan Party owing to such Loan Party in respect of any and all loans or advances made by such Loan Party to such other Loan Party whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including all fees and all other amounts payable by any other Loan Party to such Loan Party under or in connection with any documents or instruments related thereto.
“Intercompany Debt Payment” means any payment or distribution by or on behalf of the Loan Parties, directly or indirectly, of assets of the Loan Parties of any kind or character, whether in cash, property, or securities, including on account of the purchase, redemption, or other acquisition of Intercompany Debt, as a result of any collection, sale, or other disposition of collateral, or by setoff, exchange, or in any other manner, for or on account of the Intercompany Debt.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of September 15, 2016, by and between the Agent and the Notes Collateral Agent, and acknowledged and agreed by each Loan Party, as such Intercreditor Agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and this Agreement.
“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Interest Payment Date” means (a) with respect to Base Rate Loans, the first day of each calendar month, (b) with respect to LIBOR Rate Loans, the last day of the Interest Period applicable thereto, and (c) with respect to all Loans, the Revolving Loan Maturity Date.

“Interest Period” means, as to any LIBOR Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an LIBOR Rate Loan, and ending on the date one, two or three months thereafter, as selected by Administrative Borrower in a Notice of Borrowing or Notice of Conversion/Continuation; provided, that:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an LIBOR Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
(ii)    any Interest Period pertaining to an LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period for any Revolving Loan shall extend beyond the Revolving Loan Maturity Date.
“Inventory” means inventory (as that term is defined in the UCC).
“Inventory Orderly Liquidation Value” means the Dollar amount that is estimated to be recoverable in an orderly liquidation of the Eligible Inventory net of all associated costs and expenses of such liquidation, such Dollar amount to be as determined from time to time by an appraisal company selected by the Agent.
“Inventory Vendor Discount Reserve” means, as of any date of determination, (a) 100% multiplied by (b) the amount of reserves that Parent has recorded in its books as of such date, in accordance with GAAP, in respect of vendor discounts earned on Parent’s and its Subsidiaries’ Inventory.
“Inventory Volume Rebate Reserve” means, as of any date of determination, (a) 100% multiplied by (b) the amount of reserves that Parent has recorded in its books as of such date, in accordance with GAAP, in respect of rebates earned by vendors relating to volume purchases of Parent’s and its Subsidiaries’ Inventory.
“Investment” has the meaning specified in Section 8.04.
“IRS” means the Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Issuance Date” means, with respect to any Letter of Credit, the date of Issuance thereof.
“Issue” means, with respect to any Letter of Credit or Reimbursement Undertaking, to issue or to extend the expiry of, or to renew or increase the amount of or otherwise amend, such Letter of Credit or Reimbursement Undertaking; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.
“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by any Borrower in favor of Issuing Lender or Underlying Issuer and relating to such Letter of Credit.

“Issuing Lender” means WFCF or any other Lender that, at the request of Borrowers and with the consent of the Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of Issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 3.01 and Issuing Lender shall be a Lender.
“L/C Cash Collateral” has the meaning specified in Section 3.02.
“L/C Cash Collateral Account” means that certain deposit account held at Wells Fargo (or such other interest-bearing deposit accounts held at Wells Fargo or its Affiliates satisfactory to the Agent) in the name of BMC West Corporation, in which cash shall from time to time be deposited pursuant to the Loan Documents as additional collateral for the L/C Obligations, on which the Agent shall have a first priority Lien on behalf of the Lenders and the other Secured Parties, and over which the Agent shall have dominion and control.
“L/C CC Release Request” has the meaning specified in Section 3.02.
“L/C Commitment” means the commitment of the Issuing Lender to Issue, and the commitment of the Revolving Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date an amount equal to $100,000,000; provided, that the L/C Commitment is a part of the Aggregate Commitment rather than a separate, independent Commitment.
“L/C Obligations” means at any time the aggregate undrawn amount of all Letters of Credit then outstanding.
“Lender” has the meaning specified in the preamble, and includes Revolving Lenders. References to the “Lenders” shall include WFCF, including in its capacity as Issuing Lender and Swing Lender; for purposes of clarification only, to the extent that WFCF may have any rights or obligations in addition to those of the Lenders due to its status as Issuing Lender or Swing Lender, its status as such will be specifically referenced.
“Lender Group” means each of the Lenders (including the Issuing Lender and the Swing Lender) and the Agent, or any one or more of them.
“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, fees or charges for background checks, OFAC/PEP searches, photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing fees, recording fees, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (d) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) field examination, appraisal, and valuation fees and expenses (including travel, meals and lodging) of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement or the Fee Letter, (g) Agent’s reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Parent or any of its Subsidiaries, (h) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, (i) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action with respect to the Collateral, and (j) the fees, charges, commissions and costs provided for in Section 3.01(l) (including any fronting fees) and all other fees, charges, commissions, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time charged by the Underlying Issuer or incurred or charged by Issuing Lender in respect of Letters of Credit and out-of-pocket fees, costs, and expenses charged by the Underlying Issuer or incurred or charged by Issuing Lender in connection with the Issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.
“Lender Related Persons” means any Lender, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Lender and Affiliates.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Administrative Borrower and the Agent in the manner provided by Section 11.02.
“Letter of Credit” means a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.
“Letter of Credit Disbursement” means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.
“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 3.01(f).
“Letter of Credit Related Person” has the meaning specified therefor in Section 3.01(f).
“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

“Leverage Ratio” means, as of any date of determination the result of (a) the amount of Parent’s and its Subsidiaries’ Funded Indebtedness as of such date, to (b) Parent’s and its Subsidiaries’ EBITDA for the twelve (12) month period ended immediately prior to such date for which financial statements have been delivered to Agent pursuant to Section 7.01(a) or (b) or otherwise.
“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with this Agreement (and, if any such published rate is below zero, then the LIBOR Rate shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error.
“LIBOR Rate Loan” means a Loan or portion thereof that bears interest based on the LIBOR Rate.
“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Finance Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the authorized filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing.
“Line Cap” means the lesser of (a) the Borrowing Base then in effect, and (b) the Aggregate Commitment then in effect.
“Loan” means any Revolving Loan, Swing Loan, Protective Advance or Overadvance.
“Loan Account” has the meaning specified therefor in Section 2.02.
“Loan Documents” means this Agreement, each Guaranty, the Collateral Documents, the Fee Letter, the Arranger Fee Letter, the Letters of Credit, any Borrowing Base Certificate, any Issuer Documents, any documents evidencing or relating to Specified Hedge Agreements, the Intercreditor Agreement, the Reaffirmation Agreement, and all other documents delivered to the Agent or any Lender in connection herewith.
“Loan Party” means Parent, each Borrower, and each other Guarantor.
“Majority Lenders” means one or more Revolving Lenders (not including the Swing Lender in its capacity as such) whose aggregate Proportionate Shares then exceed 50%; provided, that at any time any Revolving Lender is a Defaulting Lender, all Defaulting Lenders shall be excluded in determining “Majority Lenders”, and “Majority Lenders” shall mean one or more non-Defaulting Lenders whose aggregate Proportionate Shares then exceed 50% of the aggregate Proportionate Shares of all non-Defaulting Lenders; provided further, that at any time there are two or more Revolving Lenders, “Majority Lenders” must include at least two unaffiliated Revolving Lenders.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their obligations under the Loan Documents; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or (ii) the perfection or priority of any Lien granted under the Collateral Documents.
“Material Contract” means, with respect to any Person, each contract or agreement to which such Person or any of its Subsidiaries is a party which, if breached, terminated or suspended, could reasonably be expected to have a Material Adverse Effect.
“Minimum Amount” means (a) in respect of any Borrowing, conversion or continuation of Loans, an aggregate minimum amount of $250,000 or any integral multiple of $100,000 in excess thereof, (b) in the case of any reduction of the Commitments under Section 2.05, $250,000 or any multiple of $100,000 in excess thereof, and (c) in the case of any optional prepayment of Loans under Section 2.06, $250,000 or any multiple of $100,000 in excess thereof.
“Multiemployer Plan” means a “multiemployer plan,” within the meaning of section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding five (5) calendar years, has made, or been obligated to make, contributions.
“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Net Income (without duplication) any tax refunds, net operating losses or other net tax benefits.
“Net Proceeds” means, as to any Disposition by a Person, proceeds in cash, checks or other cash equivalent financial instruments as and when received by such Person, net of: (a) the direct costs relating to such Disposition excluding amounts payable to such Person or any Affiliate of such Person, (b) sale, use or other transaction taxes and capital gains taxes paid or payable by such Person as a direct result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a purchase money security interest on any asset which is the subject of such Disposition. “Net Proceeds” shall also include proceeds paid on account of any Event of Loss, net of (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the direct costs and expenses incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.
“Non-Wholly-Owned Subsidiaries” means all direct and indirect Subsidiaries of Parent which are not Wholly-Owned Subsidiaries.
“Notes Collateral Agent” means Wilmington Trust, National Association, not in its individual capacity but solely in its capacity as collateral agent under the Senior Note Documents, including its successors and assigns in such capacity from time to time.
“Notice of Borrowing” has the meaning set forth in Section 2.03.
“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit K.

“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Swing Loans, Protective Advances and Overadvances)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Revolving Loan pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter and the Arranger Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Parent or any other Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of an Underlying Letters of Credit, and (c) all Bank Product Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Lender for amounts paid or payable pursuant to Letters of Credit or Reimbursement Undertakings and the amount necessary to reimburse Underlying Issuer for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, charges, expenses, and fees (including fronting fees), (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Operating Lease” means, for any Person, any lease of property (whether real, personal or mixed) which, in accordance with GAAP, would, at the time a determination is made, be classified as an operating lease in respect of which such Person is liable as lessee.
“Ordinary Course of Business” means, in respect of any transaction involving a Loan Party, the ordinary course of such Loan Party’s business, and undertaken by such Loan Party in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Originating Lender” has the meaning specified in Section 11.06(e).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Overadvances” means that, as of any date of determination, the Effective Amount of all Revolving Loans and L/C Obligations exceeds the Aggregate Commitment or the Borrowing Base.
“Parent” has the meaning specified therefor in the preamble to this Agreement.
“Participant” has the meaning specified therefor in Section 11.06(e).
“Participant Register” has the meaning specified therefor in Section 11.06(i).
“Patriot Act” has the meaning specified therefor in Section 6.28.
“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.
“PCAOB” means the Public Company Accounting Oversight Board.
“Pension Plan” means a pension plan (as defined in section 3(2) of ERISA) subject to Title IV of ERISA which any Loan Party or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or has made contributions at any time during the immediately preceding five (5) plan years.
“Permitted Acquisition” means any Acquisition so long as:
(a)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual;
(b)    no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under Section 8.05(h), and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result of such Acquisition other than Permitted Liens;
(c)    either (i) (A) Administrative Borrower shall have delivered to the Agent written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period (such eliminations and inclusions to be either (x) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, or (y) mutually and reasonably agreed upon by Administrative Borrower and Agent) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition), Parent and its Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.00:1.00 for the four (4) fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition for which financial statements have been or are required to have been delivered pursuant to Section 7.01(a) or (b), and (B) after giving effect to the consummation of the proposed Acquisition, Borrowers would have Availability of at least the greater of (1) $53,000,000, and (2) 12.5% of the Line Cap then in effect; or (ii) after giving effect to the consummation of the proposed Acquisition, Borrowers would have Availability of at least the greater of (1) $74,000,000, and (2) 17.5% of the Line Cap then in effect;
(d)    with respect to any Acquisition wherein the consideration to be paid in connection therewith is in excess of $30,000,000, Administrative Borrower has provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Acquisition, on a quarter by quarter basis);
(e)    with respect to any Acquisition wherein the consideration to be paid in connection therewith is in excess of $30,000,000, Administrative Borrower has provided the Agent with written notice of the proposed Acquisition at least fifteen (15) days prior to the anticipated closing date of the proposed Acquisition and, not later than five (5) days prior to the anticipated closing date of the proposed Acquisition, or in each case such fewer number of days as Agent may consent to, copies of the acquisition agreement and other material documents relative to the proposed Acquisition;
(f)    the assets being acquired (other than a de minimis amount of assets in relation to Parent and its Subsidiaries’ total assets), or the Person whose Equity Securities are being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a Permitted Business; and
(g)    the subject assets or Equity Securities, as applicable, are being acquired directly by Parent or one of its Subsidiaries that is a Loan Party.
“Permitted Business” means businesses which are the same, similar, ancillary or reasonably related to the businesses in which Parent and its Subsidiaries are engaged on the Effective Date.
“Permitted Commodity Accounts” means those Commodity Accounts of one or more Loan Parties located at Permitted Hedging Counterparties.
“Permitted Commodities Trading” means any and all transactions entered into by Parent or any of its Subsidiaries with any Permitted Hedging Counterparty for the purpose of hedging Parent’s or any of its Subsidiaries’ exposure to fluctuations in the price of commodities, including forest products and provided not for speculative purposes; provided, that neither Parent nor any Subsidiary, collectively, shall enter into such transactions with more than one Permitted Hedging Counterparty and its Affiliates at any given time.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.
“Permitted Hedge Obligations” means all obligations (contingent or otherwise) of Parent or any Subsidiary existing or arising under Hedge Agreements; provided, that such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view”.

“Permitted Hedging Counterparties” means independent established financial services providers which (a) are not Affiliates of any Loan Party, and (b) provide commodity risk management programs in the ordinary course of their business.
“Permitted Liens” has the meaning specified in Section 8.01.
“Permitted Prepayments” means any prepayment, redemption or repurchase of Indebtedness so long as the following conditions are satisfied as of the date of such prepayment, redemption or repurchase and after giving pro forma effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom; and (b) either (i) (A)  Administrative Borrower shall have delivered to the Agent written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, Parent and its Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.00:1.00 for the four (4) fiscal quarter period ended immediately prior to the making of such prepayment, redemption or repurchase for which financial statements have been or are required to have been delivered pursuant to Section 7.01(a) or (b), and (B) after giving effect to such prepayment, redemption or repurchase, Borrowers would have Availability of at least the greater of (x) $63,750,000, and (y) 15.0% of the Line Cap then in effect; or (ii) after giving effect to such prepayment, redemption or repurchase, Borrowers would have Availability of at least the greater of (1) $85,000,000, and (2) 20.0% of the Line Cap then in effect.
“Permitted Refinancing Indebtedness” means, in respect of any Indebtedness, any refinancings, refundings, renewals or extensions thereof; provided, that (a) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a premium or other amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any capitalized interest paid in kind and any existing commitments unutilized and available for borrowing thereunder, and (b) the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; provided further, that (i) such refinancing, refunding, renewing or extending Indebtedness has a final maturity that is no sooner than the final maturity of, and a weighted average life to maturity that is no shorter than the remaining weighted average life of, such Indebtedness, (ii) if such Indebtedness or any guaranties thereof are subordinated to the Obligations, such refinancing, refunding, renewing or extending Indebtedness and any guaranties thereof remain so subordinated on terms no less favorable to the Lenders, (iii) the material terms taken as a whole of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms, taken as a whole, of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended, (iv) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate, and (v) in the case of a refinancing, refunding, renewal or extension of the Senior Notes with any Indebtedness that is secured by assets of the Loan Parties, the authorized representative of the holders of such Indebtedness shall have executed a joinder to the Intercreditor Agreement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means an employee benefit plan (as defined in section 3(3) of ERISA) which any Loan Party or any ERISA Affiliate sponsors or maintains or to which any Loan Party or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan.
“Platform” has the meaning specified in Section 11.07(c).

“Pledged Collateral” means the “Pledged Collateral” as defined in the Security Agreement and shall include all products and Proceeds (as defined in the Security Agreement) of the Pledged Collateral. For the avoidance of doubt, no Excluded Collateral shall constitute Pledged Collateral.
“Post-Increase Revolving Lenders” has the meaning specified in Section 2.15.
“Pre-Increase Revolving Lenders” has the meaning specified in Section 2.15.
“Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of Parent and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
“Pro Forma Leverage Ratio” means the Leverage Ratio determined on a pro forma basis as of the last day of the fiscal quarter most recently ended for which the financial statements and certificates required by Section 7.01(a) or 7.01(b), as the case may be, and Section 7.02(a) have been delivered.
“Proportionate Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Commitment divided by the Aggregate Commitment (or, if all Commitments have been terminated, (a) the sum of (I) the Effective Amount of such Lender’s Revolving Loans, and (II) such Lender’s pro rata share, if any, of the Effective Amount of all L/C Obligations, divided by (b) the sum of (I) the Effective Amount of all Revolving Loans, and (II) the Effective Amount of all L/C Obligations).
“Protective Advances” has the meaning specified in Section 2.16(a).
“Public Lender” has the meaning specified in Section 11.07(c).
“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and cash equivalents of Parent and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Grantor that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Reaffirmation Agreement” means that certain Omnibus Amendment, Ratification, and Reaffirmation Agreement, dated as of the Effective Date, among Parent, Borrowers, the other Guarantors, and the Agent for the benefit of the Lenders and the other Secured Parties.
“Receivables Facility” means a “Receivables Facility” as defined in the Indenture, as in effect on the date hereof.

“Receivables Facility Indebtedness” means the aggregate outstanding amount of Indebtedness outstanding under a Receivables Facility incurred by a Receivables Subsidiary under Section 3.2(b)(15) of the Senior Note Indenture, as in effect on the date hereof.
“Receivables Subsidiary” means a “Receivables Subsidiary” as defined in the Indenture, as in effect on the date hereof.
“Recipient” means (a) Agent, (b) any Lender, and (c) the Issuing Lender, as applicable.
“Register” has the meaning specified in Section 11.06(e).
“Registered Loan” has the meaning specified in Section 11.06(e).
“Reimbursement Undertaking” has the meaning specified in Section 3.01(a).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Rent Reserve” means, as of any date of determination and without duplication for multiple classes of eligible assets held at any particular location, a Dollar amount equal to (i) three (3) multiplied by (ii) the aggregate monthly rent payable by Parent and its Subsidiaries in respect of all real property leased by Parent and its Subsidiaries and all contract warehouses, in each case, where Eligible Inventory is located.
“Reportable Event” means any of the events set forth in section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
“Requested L/C CC Release Amount” has the meaning specified in Section 3.02.
“Requested Section 2.07(a)(iii) CC Release Amount” has the meaning specified in Section 3.02.
“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
“Responsible Officer” means as to any Person, the chief executive officer or the president of such Person, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer having substantially the same authority and responsibility.
“Restricted Payments” has the meaning specified in Section 8.11.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.
“Revolving Lender” means any Lender that has a Commitment as set forth on Schedule 2.01(b) (or, if the Commitments are terminated, any Lender having outstanding Revolving Loans or a pro rata share of L/C Obligations as provided herein).
“Revolving Loan” has the meaning specified in Section 2.01.
“Revolving Loan Maturity Date” means the earliest to occur of: (a) May 31, 2024; (b) if the Senior Notes are refinanced or repaid, the date that is 91 days prior to the new maturity date of the replacement notes or other Indebtedness that replaced or refinanced the Senior Notes; provided that if such date would end on a day that is not a Business Day, the Revolving Loan Maturity Date shall be the immediately preceding Business Day, and (c) the date on which the Commitments terminate in accordance with the provisions of this Agreement.
“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any applicable Governmental Authority, (b) a Person or legal entity that is a target of applicable Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) if applicable, the European Union or any European Union member state, (d) if applicable, Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Parties” has the meaning specified in the Security Agreement.
“Securities Account” has the meaning specified in the Security Agreement.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means that certain Second Amended and Restated Security Agreement, dated as of December 1, 2015, among Parent, Borrowers, the other Guarantors, and the Agent for the benefit of the Lenders and the other Secured Parties.
“Senior Note Documents” means the Senior Notes, the Senior Note Indenture, and all other agreements, documents and instruments entered into now or in the future in connection with the Senior Notes or the Senior Note Indenture, in each case, as amended, modified, supplemented, restated, refinanced or replaced from time to time in accordance with the terms thereof and the Intercreditor Agreement.
“Senior Note Indebtedness” means the Indebtedness incurred by Parent and guaranteed by the other Loan Parties under the Senior Note Documents.
“Senior Note Indenture” means the Indenture, dated September 15, 2016, governing the Senior Notes, by and among BMC East, LLC, as Issuer, the guarantors from time to time party thereto, and the Notes Collateral Agent, as amended, modified, supplemented, restated, refinanced or replaced from time to time in accordance with the terms thereof and the Intercreditor Agreement.
“Senior Note Priority Collateral” has the meaning specified in the Intercreditor Agreement.
“Senior Notes” means the 5.5% Senior Secured Notes due 2024 issued pursuant to the Senior Note Indenture.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.
“Specified Hedge Agreement” means any Hedge Agreement made or entered into at any time, or in effect at any time (whether heretofore or hereafter), whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between any Loan Party and any Bank Product Provider which Hedge Agreement is or was intended by such Loan Party to have been entered into for purposes of mitigating interest rate or currency exchange risk relating to any Loan (which intent shall conclusively be deemed to exist if such Loan Party so represents to the Bank Product Provider in writing), and as to which the final scheduled payment by such Loan Party is not later than the Revolving Loan Maturity Date.
“Specified Representations” means the representations and warranties set forth in Sections 6.01(a) (to the extent relating to the Loan Parties), 6.01(b)(ii), the intro to 6.02, 6.02(a), 6.04, 6.08 (with respect to both the use of proceeds representation and warranty thereunder and the margin regulations representation and warranty thereunder; provided, that with respect to the use of proceeds representation and warranty thereunder, solely to the extent of a violation of any Requirement of Law), 6.13(a) (solely as to perfection (insofar as perfection is achieved by the filing of Uniform Commercial Code financing statements or delivery of Equity Securities certificates of any certificated domestic Subsidiaries of the Loan Parties and undated Equity Securities powers with respect thereto)), 6.14, 6.26, 6.28, and 6.29.
“Standard Letter of Credit Practice” means, for Issuing Lender and Underlying Issuer, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Lender or Underlying Issuer issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
“Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Parent and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.
“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Parent.
“Supermajority Lenders” means one or more Revolving Lenders whose aggregate Proportionate Shares are then equal to or exceed 66 2/3%; provided, that at any time any Revolving Lender is a Defaulting Lender, all Defaulting Lenders shall be excluded in determining “Supermajority Lenders”, and “Supermajority Lenders” shall mean one or more non-Defaulting Lenders whose aggregate Proportionate Shares are then equal to or exceed 66 2/3% of the aggregate Proportionate Shares of all non-Defaulting Lenders; provided further, that at any time there are two or more Revolving Lenders, “Supermajority Lenders” must include at least two unaffiliated Revolving Lenders.
“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
“Swap Obligation” means, with respect to any Grantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swing Lender” means Wells Fargo Capital Finance, LLC or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.03(d) of this Agreement.
“Swing Loan” has the meaning specified therefor in Section 2.03(d) of this Agreement.
“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Proportionate Share of the Swing Loans on such date.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Transactions” has the meaning specified in Section 6.26.

“Transaction Costs” means the fees, costs and expenses payable by any Loan Party or any of its Subsidiaries on or before the Effective Date in connection with the transactions contemplated by the Loan Documents and the Senior Note Documents.
“Type of Loan” means a Base Rate Loan or a LIBOR Rate Loan.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Underlying Issuer” means Wells Fargo or one of its Affiliates.
“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.
“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to section 412 of the Code for the applicable plan year.
“United States” and “U.S.” each means the United States of America.
“Unreasonably Small Capital” means for the period from the date hereof through the Revolving Loan Maturity Date, Parent and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for such period.
“Update Certificate” means a certificate in substantially the form of Exhibit G.
“U.S. Subsidiary” means a Subsidiary that is located in and a resident of the United States.
“Warranty Reserve” means, as of any date of determination, the amount of reserves that Parent has recorded in its books as of such date, in accordance with GAAP, in respect of actual or estimated warranty claims relating to products or services provided by Parent and its Subsidiaries.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, or any successor thereto by merger.
“WFCF” means has the meaning specified in the preamble, or any successor thereto by merger.
“Wholly-Owned Subsidiary” means any Person in which (other than directors’ qualifying shares required by law) 100% of the capital stock or similar equity interest of each class having ordinary voting power, and 100% of the capital stock or similar equity interest of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by Parent, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” means for the period from the date hereof through the Revolving Loan Maturity Date, Parent and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.
1.02    Other Interpretive Provisions.
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, altered, changed, extended, renewed, replaced, substituted, joined, supplemented, or otherwise modified, as applicable (subject to any restrictions on such amendments, supplements, alterations, changes, extensions, renewals, replacements, substitutions, joinders, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof”, “hereby” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) the term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(c)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
(d)    This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Lenders by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion.”
(e)    This Agreement and the other Loan Documents are the result of negotiations among the Agent, Parent, Borrowers and the other parties, have been reviewed by counsel to the Agent, Parent,

Borrowers and such other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.
(f)    Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (i) the repayment in full in cash or immediately available funds (or, (A) in the case of contingent obligations in respect of Letters of Credit, to Cash Collateralize Letters of Credit, and (B) in the case of obligations in respect of Bank Products (other than Hedge Obligations), to Cash Collateralize Bank Products) of all of the Obligations (including the payment of the termination amount then applicable under Hedge Agreements provided by Bank Product Providers) other than (x) unasserted contingent indemnification Obligations, (y) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (z) any Hedge Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid; and (ii) the termination of all of the Commitments of the Lenders.
(g)    Any reference herein or in any other Loan Document to the Cash Collateralization of the Letters of Credit or the L/C Obligations shall mean the pledge or deposit of cash or deposit account balances in accordance with the terms hereof in an amount equal to (i) with respect to the Cash Collateralization of the Letters of Credit pursuant to the terms of Section 2.07(a), 100% of the L/C Obligations, and (ii) with respect to the Cash Collateralization of the Letters of Credit pursuant to the terms of this Agreement other than Section 2.07(a), 105% of the L/C Obligations.
1.03    Accounting Principles.
(a)    Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided, that if GAAP shall have been modified after the Effective Date and the application of such modified GAAP shall have a material effect on such financial computations (including the computations required for the purpose of determining compliance with the covenants set forth in Article VIII), then such computations shall be made and such financial statements, certificates and reports shall be prepared, and all accounting terms not otherwise defined herein shall be construed, in accordance with GAAP as in effect prior to such modification, unless and until the Majority Lenders and Parent shall have agreed upon the terms of the application of such modified GAAP. For purposes of this Agreement, lease obligations (whether in effect as of the Effective Date or thereafter incurred) that are classified and accounted for as operating leases under GAAP will be excluded from the definition of Finance Lease, Funded Indebtedness or other Indebtedness.
(b)    References herein to “fiscal year”, “fiscal quarter” and “fiscal month” refer to such fiscal periods of Parent.
1.04    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Securities at such time.

ARTICLE II.

THE CREDITS
2.01    Amounts and Terms of Commitments and Loans. On the terms and subject to the conditions of this Agreement, each Revolving Lender severally agrees to advance to Borrowers from time to time during the period beginning on the Effective Date and ending on the Revolving Loan Maturity Date such loans (each such loan, a “Revolving Loan”) in Dollars as Borrowers may request under this Section 2.01; provided, that after giving effect to any Borrowing of Revolving Loans:
(a)    the Effective Amount of all Revolving Loans (inclusive of Swing Loans) and L/C Obligations shall not exceed the Aggregate Commitment,
(b)    the Effective Amount of the Revolving Loans of any Revolving Lender plus the participation of such Revolving Lender in the Effective Amount of all L/C Obligations shall not at any time exceed such Revolving Lender’s Commitment,
(c)    the Effective Amount of all Revolving Loans (inclusive of Swing Loans) and L/C Obligations shall not exceed the Borrowing Base then in effect, and
(d)    the sum of (A) the Effective Amount of all Revolving Loans (inclusive of Swing Loans) and L/C Obligations, plus (B) the outstanding amount of any Receivables Facility Indebtedness as of the such date shall not exceed the Borrowing Base (as defined in the Indenture) as of the date of such incurrence,
Within the limits of each Revolving Lender’s Commitment, and subject to the other terms and conditions hereof, Borrowers may borrow under this Section 2.01, prepay under Section 2.06 and reborrow under this Section 2.01.
2.02    Loan Account. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Loans (including Swing Loans, Protective Advances and Overadvances) made by Agent, Swing Lender or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance this Agreement, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. The accounts or records maintained by the Agent shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to Borrowers and the Letters of Credit Issued for the accounts of Borrowers, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.
2.03    Procedure for Borrowing.
(a)    Each Borrowing of Revolving Loans shall be made upon Borrowers’ irrevocable written notice delivered to the Agent in (which may be delivered through Agent’s electronic platform or portal) (a “Notice of Borrowing”), which Notice of Borrowing must be received by the Agent no later than 10:00 a.m. (California time) (i) on the Business Day that is the requested Borrowing Date, with respect to Swing Loans or Base Rate Loans, and (ii) two (2) Business Days prior to the requested Borrowing Date, with respect to LIBOR Rate Loans which are not Swing Loans, in each instance specifying:

(i)    the amount of the Borrowing, which shall be in a Minimum Amount;
(ii)    the requested Borrowing Date, which shall be a Business Day;
(iii)    the Type of Loans comprising the Borrowing; and
(iv)    if applicable, the duration of the Interest Period applicable to such Loans included in such notice, subject to the provisions of the definition of “Interest Period” herein. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBOR Rate Loans, such Interest Period shall be one month.
Notwithstanding the foregoing, at Agent’s election, in lieu of delivering written notice in the form of a Notice of Borrowing, any Responsible Officer may give Agent written notice in the form of electronic mail by the required time, which notice shall include all of the requirements set forth in clauses (i) through (iv) above; provided, that each such notice submitted by Borrowers hereunder shall constitute a representation and warranty by Borrowers hereunder, as of the date of each such notice and as of each Borrowing Date, that the conditions set forth in Section 5.02 are satisfied. All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.
(b)    The Agent will promptly notify each Revolving Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Proportionate Share of that Borrowing.
(c)    In the event that Swing Lender is not obligated to make a Swing Loan, each Lender shall make the amount of such Lender’s Proportionate Share of the requested Borrowing available to the Agent in immediately available funds, to the Agent’s Account, not later than 10 a.m. (California time) on the Borrowing Date applicable thereto. After the Agent’s receipt of the proceeds of such Borrowing, the Agent shall make the proceeds thereof available to Borrowers on the applicable Borrowing Date by transferring immediately available funds equal to such proceeds received by the Agent to the Designated Account, unless on the date of the Borrowing all or any portion of the proceeds thereof shall then be required to be applied to the repayment of any outstanding Loans or L/C Obligations, in which case such proceeds or portion thereof shall be applied to the payment of such Loans or L/C Obligations.
(d)    In the case of a Revolving Loan and so long as any of (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed 10% of the Aggregate Commitment or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.03(d) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Borrowing Date applicable thereto by transferring immediately available funds in the amount of such Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Article V) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.16(b), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Article V will not be satisfied on the requested Borrowing Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Borrowing Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Article V have been satisfied on the Borrowing Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Liens granted by each Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations, constitute Revolving Loans and Obligations, and may bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans or LIBOR Rate Loans.
2.04    Conversion and Continuation Elections.
(a)    Borrowers may, upon irrevocable written notice to the Agent in accordance with Section 2.04(b):
(i)    elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any LIBOR Rate Loans, to convert any such Loans (or any part thereof in a Minimum Amount) into Loans of any other Type; or
(ii)    elect, as of the last day of the applicable Interest Period, to continue any LIBOR Rate Loans having Interest Periods expiring on such day (or any part thereof in a Minimum Amount);
(b)    Borrowers shall deliver a Notice of Conversion/Continuation to be received by the Agent (i) not later than 10:00 a.m. (California time) at least three (3) Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as LIBOR Rate Loans, and (ii) prior to 10:00 a.m. (California time) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:
(i)    the proposed Conversion/Continuation Date;
(ii)    the aggregate amount of Loans to be converted or continued;
(iii)    the Type of Loans resulting from the proposed conversion or continuation; and
(iv)    other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period, subject to the provisions of the definition of “Interest Period” herein.
(c)    If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, Borrowers have failed to select timely a new Interest Period to be applicable to such LIBOR Rate Loans, or if any Default then exists, Borrowers shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.
(d)    The Agent will promptly notify each Revolving Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by Borrowers, the Agent will promptly notify each applicable Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.
(e)    Unless the Majority Lenders otherwise consent, during the existence of an Event of Default, Borrowers may not elect to have a Loan made as, converted into or continued as a LIBOR Rate Loan.

(f)    After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than eight (8) different Interest Periods in effect.
(g)    Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Loan as to which interest accrues at the LIBOR Rate.
2.05    Voluntary Termination or Reduction of Commitments. Borrowers may, at any time or from time to time, upon irrevocable written notice to the Agent provided prior to 11:00 a.m. (California time) on the day of such termination or reduction, terminate or permanently reduce the Commitments; provided, that such notice may state that it is conditioned upon the consummation of a refinancing or other transaction, in which case such notice may be revoked by Borrowers (by written notice to the Agent on or prior to the specified prepayment date), subject to Section 4.04, if such condition is not satisfied; provided further, that the aggregate amount of any partial reduction is in a Minimum Amount unless, after giving effect thereto and to any prepayments of any Revolving Loans made on the effective date thereof, (i) the Effective Amount of all Revolving Loans and L/C Obligations together would exceed the Aggregate Commitment then in effect, or (ii) the Effective Amount of all L/C Obligations would exceed the L/C Commitment then in effect. Once reduced in accordance with this Section 2.05, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Revolving Lender according to its Proportionate Share, and each reduction in the Commitments shall also reduce the L/C Commitment in a like amount. All accrued commitment and letter of credit fees to, but not including, the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.
2.06    Optional Prepayments. Subject to Section 4.04, Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part.
2.07    Mandatory Prepayments of Loans; Mandatory Commitment Reductions.
(a)    Mandatory Prepayments of Loans.
(i)    L/C Commitment Exceeded. If at any time the Effective Amount of all L/C Obligations exceeds the L/C Commitment, Borrowers shall, in accordance with Section 3.02, Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the maximum amount then available to be drawn under the Letters of Credit over the L/C Commitment.
(ii)    Aggregate Commitment Exceeded. If at any time the Effective Amount of all Revolving Loans and L/C Obligations exceeds the Aggregate Commitment (after giving effect to all reserves with respect thereto), Borrowers shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and Cash Collateralize the L/C Obligations in an amount equal to the applicable excess in accordance with Section 2.07(b)(i).
(iii)    Borrowing Base Exceeded.
(1)    If at any time the Effective Amount of all Revolving Loans and L/C Obligations exceeds the Borrowing Base then in effect, Borrowers shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and Cash Collateralize the L/C Obligations in an amount equal to the applicable excess in accordance with Section 2.07(b)(i).
(2)    If at any time the sum of (A) the Effective Amount of all Revolving Loans and L/C Obligations, plus (B) the outstanding amount of any Receivables Facility Indebtedness as of such date exceeds the Borrowing Base (as defined in the Indenture), Borrowers shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and Cash Collateralize the L/C Obligations in an amount equal to the applicable excess in accordance with Section 2.07(b)(i).
(iv)    Asset Dispositions. At all times that a Cash Sweep Notification is in effect, if on any date any Parent or any of its Subsidiaries shall receive Net Proceeds of any ABL Priority Collateral from any Disposition, Borrowers shall prepay the Obligations in accordance with Section 2.07(b)(ii) in an aggregate amount equal to such Net Available Cash and any Net Available Cash remaining after such prepayment shall be deposited in a Deposit Account (other than the Designated Notes Account) subject to a Control Agreement.
(b)    Application of Payments.
(i)    Each prepayment pursuant to Section 2.07(a)(ii) or (iii) shall be applied in the following order of priority:
(1)    So long as no Application Event has occurred and is continuing, as follows: first, Borrowers shall prepay the Revolving Loans then outstanding; and second (if any such excess remains), Borrowers shall Cash Collateralize any L/C Obligations then outstanding in accordance with Section 3.02; and
(2)    If an Application Event has occurred and is continuing, in accordance with Section 9.03.
(ii)    Each prepayment pursuant to Section 2.07(a)(iv) shall be applied in the following order of priority:
(1)    So long as no Application Event has occurred and is continuing, as follows: first, Borrowers shall prepay the Revolving Loans then outstanding; and second (if any excess remains), Borrowers shall Cash Collateralize any L/C Obligations then outstanding in accordance with Section 3.02; provided that Borrowers shall not be obligated to Cash Collateralize any L/C Obligations in connection with any mandatory prepayment required pursuant to Section  2.07(a)(iv) so long as (A) no Default or Event of Default shall have occurred or be continuing or immediately result from such mandatory prepayment, and (B) as of the date of such mandatory prepayment and after giving effect thereto, Borrowers would have Availability of at least the greater of (x) $60,000,000, and (y) 15.0% of the Aggregate Commitment then in effect.
(2)    If an Application Event has occurred and is continuing, in accordance with Section 9.03.
(c)    Interest; Other Amounts; No Deemed Consent. Borrowers shall pay, together with each prepayment under this Section 2.07, accrued interest on the amount of any Loans prepaid and any amounts required pursuant to Section 4.04. Nothing in this Section 2.07 shall be deemed consent of the Majority Lenders to any Disposition or issuance of Indebtedness or Equity Securities not otherwise permitted in Article VIII.
(d)    Mandatory Commitment Reductions. The Aggregate Commitment shall be automatically and permanently reduced to $0 on the Revolving Loan Maturity Date.

2.08    Repayment. Borrowers shall repay to the Agent for the account of the Revolving Lenders on the Revolving Loan Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.
2.09    Interest.
(a)    Subject to Section 2.09(c) below, each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to:
(i)    if the Revolving Loan is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate, plus the Applicable Margin relative to LIBOR Rate Loans, and
(ii)    if the Revolving Loan is a Base Rate Loan, at a per annum rate equal to the Base Rate, plus the Applicable Margin relative to Base Rate Loans.
(b)    (i) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date for such Loan, and (ii) all accrued and unpaid interest shall be due and payable in cash in arrears at final maturity of the applicable Loans (whether at stated maturity, upon acceleration or otherwise) and upon payment (including prepayment) in full of the applicable Loans; provided, that (A) additional interest accrued pursuant to Section 2.09(c) shall be due and payable in cash upon demand of the Agent at the request or with the consent of the Majority Lenders, and (B) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be due and payable on the date of such repayment or prepayment. During the existence of any Event of Default, all interest accruing hereunder shall be payable in cash on demand of the Agent at the request or with the consent of the Majority Lenders.
(c)    Notwithstanding Section 2.09(a), (i) at the election of the Agent at the request or with the consent of the Majority Lenders while any Event of Default exists, or (ii) after acceleration, Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans and other Obligations (except for Bank Product Obligations) of Borrowers, at a rate per annum which is determined by adding 2.00% per annum to the rate otherwise then in effect hereunder.
(d)    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
2.10    Fees. In addition to certain fees described in Section 3.03:
(a)    Fee Letters. Borrowers shall pay to the Agent, for the account of the parties specified therein, (i) as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter, and (ii) as and when due and payable under the terms of the Arranger Fee Letter, the fees set forth in the Arranger Fee Letter.

(b)    Commitment Fees. Borrowers shall pay to the Agent for the account of each Revolving Lender (except for Defaulting Lenders) a commitment fee on the actual daily unused portion of such Revolving Lender’s Commitment (the “Available Commitment”), computed on a monthly basis in arrears on the first calendar day of each calendar month based upon the daily utilization for that month as calculated by the Agent at a rate per annum equal to the Applicable Fee Amount (such fees, the “Commitment Fees”). For purposes of calculating the Available Commitment under this Section 2.10, the Commitments shall be deemed used to the extent of the Effective Amount of Revolving Loans then outstanding plus the Effective Amount of L/C Obligations then outstanding. Such Commitment Fees shall accrue from the Effective Date to the Revolving Loan Maturity Date and shall be due and payable monthly in arrears on the first calendar day of each calendar month, with the final payment to be made on the Revolving Loan Maturity Date; provided, that in connection with any termination of Commitments hereunder, the accrued Commitment Fees calculated for the period ending on such date shall also be paid on the date of termination. The Commitment Fees provided in this Section 2.10(b) shall accrue at all times after the Effective Date, including at any time during which one or more conditions in Article V are not met. Such fees are fully earned when due and, once paid, are non-refundable.
(c)    Subject to any limitations set forth in Section 7,10(c), Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Subsidiaries performed by or on behalf of Agent, and (ii) the fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof.
2.11    Computation of Fees and Interest.
(a)    All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
(b)    Each determination of an interest rate by the Agent shall be conclusive and binding on Borrowers and the Lenders in the absence of manifest error. The Agent will, at the request of Administrative Borrower or any Lender, deliver to Administrative Borrower or the Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.
(c)    Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account:
(i)     on the first day of each month, (x) all interest accrued during the prior month on the Revolving Loans hereunder and (y) the Commitment Fee accrued during the prior month,
(ii)    on the first Business Day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month,
(iii)    as and when incurred or accrued, all fees and costs provided for in Section 2.10(a),
(iv)    as and when due and payable, (A) all other fees payable hereunder or under any of the other Loan Documents, and (B) all other payment obligations payable under any Loan Document (except as set forth in subclause (v) below) or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products), in each instance, with respect to this clause (iv), to the extent that such amounts are then due and payable but have not then been paid by the Loan Parties, and
(v)    if Borrowers do not pay such expenses within 30 calendar days of the date of Borrowers’ receipt of written notice thereof, all Lender Group Expenses; provided that the delay set forth in this clause (v) shall not be applicable (and Agent shall be entitled to immediately charge to the Loan Account) at any time that an Event of Default has occurred and is continuing.
All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
2.12    Payments Generally; Agent’s Clawback.
(a)    General. All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, by wire transfer of immediately available funds made to Agent’s Account not later than 11:00 a.m. (California time) on the date specified herein. The Agent will promptly distribute to each Lender its Proportionate Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 11:00 a.m. (California time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    Funding by Lenders; Payments by Borrowers; Presumption by Agent.
(i)    Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or prior to the time of any Borrowing, in the case of any same day advance of Loans) that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by Borrowers, the interest rate applicable to Loans. If Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to the Agent.

(ii)    Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from Borrowers prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Lender hereunder that Borrowers will not make such payment, the Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
A notice of the Agent to any Lender or Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrowers by the Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(b) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(b).
2.13    Sharing of Payments, Etc.
(a)    Except as otherwise provided herein:
(i)    Each Revolving Loan and reduction of the Aggregate Commitment shall be made or shared among the Revolving Lenders pro rata according to their respective Proportionate Shares;
(ii)    Each payment of principal on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to the respective unpaid principal amounts of such Loans then owed to such Lenders;
(iii)    Each payment of interest on Loans in any Borrowing shall be shared among the Lenders that made or funded the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by such Lenders, and (B) the dates on which such Lenders so made or funded such Loans;
(iv)    Each payment of Commitment Fees pursuant to this Agreement shall be shared among the Revolving Lenders (except for Defaulting Lenders) pro rata according to (A) their respective Proportionate Shares, and (B) in the case of each Revolving Lender which becomes a Revolving Lender hereunder after the date hereof, the date upon which such Revolving Lender so became a Revolving Lender;

(v)    Each payment of any fees due in connection with any amendment hereto or any waiver of or forbearance from any Event of Default existing hereunder shall be shared among those Lenders consenting to such amendment, waiver or forbearance or as otherwise agreed to by such Lenders;
(vi)    Except for fees payable under the Fee Letter and the Arranger Fee Letter, which shall be paid in accordance with the terms thereof respectively, each payment of interest (other than interest on Loans) and fees (other than Commitment Fees) shall be shared among the Lenders and the Agent owed the amount upon which such interest or fee accrues pro rata according to (A) the respective amounts so owed such Lenders and the Agent, and (B) the dates on which such amounts became owing to such Lenders and the Agent; and
(vii)    All other payments under this Agreement and the other Loan Documents shall be for the benefit of the Person or Persons specified.
(b)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, subparticipations in L/C Obligations and participations in such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 2.13(b) shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to any Borrower (as to which the provisions of this Section 2.13(b) shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13(b) and will in each case notify the applicable Lenders following any such purchases or repayments.
2.14    Security and Guaranty.
(a)    All Obligations under this Agreement and all other Loan Documents shall be secured in accordance with the Collateral Documents.

(b)    All Obligations of any Borrower under this Agreement and all other Loan Documents to which such Borrower is a party shall be unconditionally guaranteed by each Guarantor pursuant to its Guaranty.
2.15    Accordion.
(a)    At any time at the option of Borrowers (but subject to the conditions set forth in clause (b) below), the Commitment and the Aggregate Commitment may be increased by an amount in the aggregate for all such increases of the Commitment and the Aggregate Commitment not to exceed the Available Increase Amount (each such increase, an “Increase”). Agent shall invite each Lender to increase its Commitment (it being understood that no Lender shall be obligated to increase its Commitment) in connection with a proposed Increase at the interest margin proposed by Borrowers, and if sufficient Lenders do not agree to increase their Commitment in connection with such proposed Increase, then Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent and Administrative Borrower to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $10,000,000 and integral multiples of $10,000,000 in excess thereof. In no event may the Commitment and the Aggregate Commitment be increased pursuant to this Section 2.15 on more than three occasions.
(b)    Each of the following shall be conditions precedent to any Increase of the Commitment and the Aggregate Commitment:
(i)    Agent or Borrowers have obtained the Commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Administrative Borrower to provide the applicable Increase and any such Lenders (or prospective lenders), Administrative Borrower, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Administrative Borrower, and Agent are party;
(ii)    the representations and warranties in Article VI qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects on and as of the Increase Date (as defined below) with the same effect as if made on and as of such Increase Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date); provided, that notwithstanding the foregoing, the only representations and warranties relating to the target of a Permitted Acquisition and its Subsidiaries and their businesses in an acquisition agreement shall be (A) such of the representations and warranties made by either (x) in the case of a merger, the target of the merger in the acquisition agreement, or (y) in the case of an Equity Securities or asset acquisition, the sellers of such Equity Securities or assets (as applicable) in the acquisition agreement, in either case only to the extent that a Loan Party or a Loan Party’s applicable Affiliates have a right (without regard to any notice requirement) not to consummate the transactions contemplated by the Acquisition or to terminate their respective obligations under the acquisition agreement as a result of a breach of such representations and warranties, and (B) the Specified Representations;
(iii)    no Default or Event of Default shall exist as of the Increase Date or shall result from such Increase;
(iv)    Administrative Borrower has delivered to Agent updated pro forma projections (after giving effect to the applicable Increase) for Parent and its Subsidiaries;

(v)    Borrowers shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased Commitment with respect to the interest margins applicable to Revolving Loans to be made pursuant to the increased Commitment (which interest margins may be higher than or equal to the interest margins applicable to Revolving Loans set forth in this Agreement immediately prior to the date of the increased Commitment (the date of the effectiveness of the increased Commitment and the Aggregate Commitment, the “Increase Date”)) and shall have communicated the amount of such interest margins to Agent. Any Increase Joinder may, with the consent of Agent, Administrative Borrower and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.15 (including any amendment necessary to effectuate the interest margins for the Revolving Loans to be made pursuant to the increased Commitment). Anything to the contrary contained herein notwithstanding, if the interest margin that is to be applicable to the Revolving Loans to be made pursuant to the increased Commitment is higher than the interest margin applicable to the Revolving Loans immediately prior to the applicable Increase Date (the amount by which the interest margin is higher, the “Excess”), then the interest margin applicable to the Revolving Loans immediately prior to the Increase Date shall be increased by the amount of the Excess, effective on the applicable Increase Date, and without the necessity of any action by any party hereto;
(vi)    Borrowers shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased Commitment with respect to any supplemental closing fee to be paid on account of the increased Commitment;
(vii)    Borrowers and Agent shall have reached agreement on the amount of any agency fee to be paid by Borrowers to Agent on the Increase Date, as contemplated by the Fee Letter; and
(viii)    the Chief Financial Officer of Parent shall have provided to Agent an officer’s certificate certifying that such Increase shall be permitted under the Senior Note Documents.
(c)    Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Commitment and the Aggregate Commitment pursuant to this Section 2.15.
(d)    Each of the Lenders having a Commitment prior to the Increase Date (the “Pre-Increase Revolving Lenders”) shall assign to any Lender which is acquiring a new or additional Commitment on the Increase Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Proportionate Share after giving effect to such increased Commitments.
(e)    The Revolving Loans, Commitments, and Aggregate Commitment established pursuant to this Section 2.15 shall constitute Revolving Loans, Commitment and Aggregate Commitment under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Commitment and Aggregate Commitment.
2.16    Protective Advances and Optional Overadvances.
(a)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Agent hereby is authorized by Borrowers and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 5.02 are not satisfied, to make Revolving Loans to, or for the benefit of, Borrowers on behalf of the Revolving Lenders (in an aggregate amount for all such Revolving Loans taken together outstanding at any one time not exceeding the greater of (x) $37,500,000, and (y) 10% of the Aggregate Commitment) that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Revolving Loans described in this Section 2.16(a) shall be referred to as “Protective Advances”). Agent’s authorization to make Protective Advances may be revoked at any time by the Majority Lenders. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, to the extent that the making of any Protective Advance causes (i) the Effective Amount of Revolving Loans (including Protective Advances) and L/C Obligations (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) to exceed the Aggregate Commitment, or (ii) any Lender’s Proportionate Share of the Effective Amount of Revolving Loans (including Protective Advances) and L/C Obligations (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) to exceed such Lender’s Commitment, such portion of such Protective Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 9.03.
(b)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize the Agent or Swing Lender, as applicable,, and the Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Revolving Loans, the Effective Amount of Revolving Loans (including Protective Advances) and L/C Obligations does not exceed the Borrowing Base by more than the greater of (x) $37,500,000, and (y) 10% of the Aggregate Commitment, and (ii) after giving effect to such Revolving Loans, the Effective Amount of Revolving Loans (not including Protective Advances) and L/C Obligations (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Aggregate Commitment. In the event the Agent obtains actual knowledge that the Effective Amount of Revolving Loans and L/C Obligations exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, the Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless the Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case the Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Revolving Lenders thereupon shall, together with the Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Revolving Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Majority Lenders. The foregoing provisions are meant for the benefit of the Lenders and the Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.07. Each Revolving Lender shall be obligated to settle with the Agent as provided in Section 2.17 for the amount of such Lender’s Proportionate Share of any unintentional Overadvances by the Agent reported to such Revolving Lender, any intentional Overadvances made as permitted under this Section 2.16(b), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses. In any event if any Overadvance not otherwise made or permitted pursuant to this Section 2.16(b) remains outstanding for more than 60 days, unless otherwise agreed to by the Majority Lenders, Borrowers shall immediately repay Revolving Loans in an amount sufficient to eliminate all such Overadvances not otherwise made or permitted to this Section 2.16(b). Agent’s ability to require Lenders with Commitments to settle with Agent for intentional Overadvances as permitted under this Section 2.16(b) may be revoked at any time by the Majority Lenders. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof.
(c)    Each Protective Advance and each Overadvance shall be deemed to be a Revolving Loan hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to the Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The ability of the Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on the Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on the Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.16 are for the exclusive benefit of the Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.
2.17    Settlement. It is agreed that each Revolving Lender’s funded portion of the Revolving Loans is intended by the Revolving Lenders to equal, at all times, such Lender’s Proportionate Share of the outstanding Revolving Loans. Such agreement notwithstanding, the Agent, Swing Lender, and the Revolving Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Revolving Lenders as to the Revolving Loans (including Swing Loans, Protective Advances, and Overadvances) shall take place on a periodic basis in accordance with the following provisions:
(a)    The Agent shall request settlement (“Settlement”) with the Revolving Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent (1)  on behalf of Swing Lender, with respect to the outstanding Swing Loan and (2) for itself, with respect to the outstanding Protective Advances and Overadvances, (3) with respect to any Borrower’s or any of their respective Subsidiaries’ Collections or payments received, as to each by notifying the Revolving Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans, Protective Advances, and Overadvances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein: (y) if the amount of the Revolving Loans (including Swing Loans, Protective Advances and Overadvances) made by a Revolving Lender that is not a Defaulting Lender exceeds such Lender’s Proportionate Share of the Revolving Loans (including Swing Loans, Protective Advances and Overadvances) as of a Settlement Date, then the Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a deposit account of such Revolving Lender (as such Revolving Lender may designate), an amount such that each such Revolving Lender shall, upon receipt of such amount, have as of the Settlement Date, its Proportionate Share of the Revolving Loans (including Swing Loans, Protective Advances and Overadvances), and (z) if the amount of the Revolving Loans (including Swing Loans, Protective Advances and Overadvances) made by a Revolving Lender is less than such Revolving Lender’s Proportionate Share of the Revolving Loans (including Swing Loans, Protective Advances and Overadvances) as of a Settlement Date, such Revolving Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Revolving Lender shall, upon transfer of such amount, have as of the Settlement Date, its Proportionate Share of the Revolving Loans (including Swing Loans, Protective Advances and Overadvances). Such amounts made available to the Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans, Protective Advances or Overadvances and shall constitute Revolving Loans of such Revolving Lenders. If any such amount is not made available to the Agent by any Revolving Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Agent shall be entitled to recover for its account such amount on demand from such Revolving Lender together with interest thereon at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
(b)    In determining whether a Revolving Lender’s balance of the Revolving Loans (including Swing Loans, Protective Advances and Overadvances) is less than, equal to, or greater than such Lender’s Proportionate Share of the Revolving Loans (including Swing Loans, Protective Advances, and Overadvances) as of a Settlement Date, the Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by the Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Revolving Lenders hereunder, and proceeds of Collateral.
(c)    Between Settlement Dates, the Agent, to the extent Swing Loans, Protective Advances or Overadvances are outstanding, may pay over to the Agent or to the Swing Lender, as applicable, any Collections or payments received by the Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Swing Loans, Protective Advances or Overadvances, as applicable. Between Settlement Dates, the Agent, to the extent no Protective Advances, Overadvances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by the Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Swing Lender’s Proportionate Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Proportionate Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Proportionate Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances and Overadvances, and each Lender with respect to the Revolving Loans other than Swing Loans, Protective Advances and Overadvances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

ARTICLE III.

THE LETTERS OF CREDIT
3.01    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of Parent or any Borrower made in accordance herewith, and prior to the Revolving Loan Maturity Date, Issuing Lender agrees to Issue, or to cause an Underlying Issuer (including, as Issuing Lender’s agent) to Issue, a requested Letter of Credit for the account of Parent or Borrowers, as applicable. If Issuing Lender, at its option, elects to cause an Underlying Issuer to Issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings or other arrangements that provide for reimbursement of such Underlying Issuer with respect to such drawings under Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit Issued by such Underlying Issuer for the account of Parent or Borrowers, as applicable. By submitting a request to Issuing Lender for the Issuance of a Letter of Credit, Parent or Borrowers, as applicable, shall be deemed to have requested that (i) Issuing Lender Issue, or (ii) an Underlying Issuer Issue the requested Letter of Credit (and, in such case, to have requested Issuing Lender to Issue a Reimbursement Undertaking with respect to such requested Letter of Credit). Parent acknowledges and agrees that Parent is and shall be deemed to be an applicant (within the meaning of Section 5102(a)(2) of the UCC) with respect to each Underlying Letter of Credit which it requests. Borrowers acknowledge and agree that Borrowers are and shall be deemed to be applicants (within the meaning of Section 5102(a)(2) of the UCC) with respect to each Underlying Letter of Credit which they request. Each request for the Issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and shall be made in writing by a Responsible Officer of Administrative Borrower, (ii) delivered to Agent and Issuing Lender via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Lender and reasonably in advance of the requested date of Issuance, amendment, renewal, or extension and (iii) subject to Issuing Lender’s authentication procedures with results satisfactory to Issuing Lender. Each such request shall be in form and substance reasonably satisfactory to Issuing Lender and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of Issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent, Issuing Lender or Underlying Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Lender or Underlying Issuer generally requests for Letters of Credit in similar circumstances. Issuing Lender’s or Underlying Issuer’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Lender may, but shall not be obligated to, Issue or cause the Issuance of a Letter of Credit or to Issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Parent or its Subsidiaries (1) in respect of (A) a lease of real property, or (B) an employment contract, or (2) at any time that one or more of the Lenders is a Defaulting Lender.
(b)    Issuing Lender shall have no obligation to Issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested Issuance:

(i)    the Effective Amount of all L/C Obligations would exceed the Borrowing Base less the Effective Amount of Revolving Loans (inclusive of Swing Loans), or
(ii)    the Effective Amount of all L/C Obligations would exceed the L/C Commitment, or
(iii)    the Effective Amount of all L/C Obligations would exceed the Aggregate Commitment less the outstanding amount of Revolving Loans (including Swing Loans), or
(iv)    the Effective Amount of all L/C Obligations would exceed an amount equal to (A) the Borrowing Base (as defined in the Indenture) as of the date of such incurrence, less (B) the sum of (i) the Effective Amount of Revolving Loans (inclusive of Swing Loans), plus (ii) the outstanding amount of the Receivables Facility Indebtedness as of such date.
(c)    Issuing Lender shall have no obligation to Issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if (I) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Lender from Issuing such Letter of Credit or Reimbursement Undertaking or Underlying Issuer from Issuing such Letter of Credit, or any law applicable to Issuing Lender or Underlying Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender or Underlying Issuer shall prohibit or request that Issuing Lender or Underlying Issuer refrain from the Issuance of letters of credit generally or such Letter of Credit or Reimbursement Undertaking (as applicable) in particular, or (II) the Issuance of such Letter of Credit would violate one or more policies of Issuing Lender or Underlying Issuer applicable to letters of credit generally.
(d)    Any Issuing Lender (other than WFCF or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Lender issued any Letter of Credit; provided, that (y) until Agent advises any such Issuing Lender that the provisions of Section 5.02 are not satisfied, or (z) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Lender, such Issuing Lender shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Lender may agree. Each Loan Party and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the date of this Agreement with the same effect as if such Existing Letters of Credit were Issued by Issuing Lender or an Underlying Issuer at the request of Parent or Borrowers on the date of this Agreement. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 5) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. Without duplication of the immediately preceding sentence, if Issuing Lender or an Underlying Issuer makes a payment under a Guarantor L/C, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans (the obligations of Borrowers pursuant to this sentence are referred to herein as “Borrowers’ Guarantor L/C Obligations”). If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to Section 3.01(e) to reimburse Issuing Lender, then to such Revolving Lenders and Issuing Lender as their interests may appear.
(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 3.01(d), each Revolving Lender agrees to fund its Proportionate Share of any Revolving Loan deemed made pursuant to Section 3.01(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Revolving Lenders. By the Issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment, renewal, or extension of a Letter of Credit or a Reimbursement Undertaking) and without any further action on the part of Issuing Lender or the Revolving Lenders, Issuing Lender shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit Issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Proportionate Share of such Letter of Credit or Reimbursement Undertaking, and each Revolving Lender agrees to pay to Agent, for the account of Issuing Lender, such Revolving Lender’s Proportionate Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Lender, such Revolving Lender’s Proportionate Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrowers on the date due as provided in Section 3.01(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Lender elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Lender, an amount equal to its respective Proportionate Share of each Letter of Credit Disbursement pursuant to this Section 3.01(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 5.02. If any Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Proportionate Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Lender) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)    Parent and each Borrower hereby agrees to indemnify, defend, and hold harmless each member of the Lender Group (including Issuing Lender, Underlying Issuer and their respective branches, Affiliates, and correspondents), each Underlying Issuer (including its branches, Affiliates, and correspondents), and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Lender and Underlying Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 4.01) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)    any Letter of Credit or Reimbursement Undertaking or any pre-advice of its Issuance;
(ii)    any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit or Reimbursement Undertaking;
(iii)    any action or proceeding arising out of, or in connection with, any Letter of Credit or Reimbursement Undertaking (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit or Reimbursement Undertaking, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit or Reimbursement Undertaking;
(iv)    any independent undertakings issued by the beneficiary of any Letter of Credit or Reimbursement Undertaking;
(v)    any unauthorized instruction or request made to Issuing Lender or Underlying Issuer in connection with any Letter of Credit or requested Letter of Credit, Reimbursement Undertaking or requested Reimbursement Undertaking, or error in computer or electronic transmission;
(vi)    an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)    any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit or Reimbursement Undertaking proceeds or holder of an instrument or document;
(viii)    the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)    Issuing Lender’s or Underlying Issuer’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;
(x)    the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
(xi)    any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;
(xii)    any foreign language translation provided to Issuing Bank in connection with any Letter of Credit; or
(xiii)    any foreign law or usage as it relates to Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith;
in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Parent and each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from Parent’s or such Borrower’s own. Parent and Borrowers understand that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Parent or Borrowers against such Underlying Issuer. Parent and each Borrower hereby agrees to indemnify, defend, and hold harmless each Issuing Lender and each other Letter of Credit Related Person from and against any and all Letter of Credit Indemnified Costs as a result of Issuing Lender’s indemnification of an Underlying Issuer; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 3.01(f). If and to the extent that the obligations of Borrowers under this Section 3.01(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement, all Letters of Credit, and all Reimbursement Undertakings.
(g)    The liability of Issuing Lender, Underlying Issuer, or any other Letter of Credit Related Person under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Parent or Borrowers that are caused directly by Issuing Lender’s or Underlying Issuer’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Lender and Underlying Issuer shall be deemed to have acted with due diligence and reasonable care if Issuing Lender’s or Underlying Issuer’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Parent and Borrowers’ aggregate remedies against Issuing Lender, Underlying Issuer, and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Lender in respect of the honored presentation in connection with such Letter of Credit under Section 3.01(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Parent and Borrowers shall take commercially reasonable action to avoid and mitigate the amount of any damages claimed against Issuing Lender, Underlying Issuer, or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Parent or Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Parent or Borrowers, as applicable, taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Lender to effect a cure.
(h)    Parent and Borrowers, as applicable, are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Lender or Underlying Issuer, irrespective of any assistance Issuing Lender or Underlying Issuer may provide such as drafting or recommending text or by Issuing Lender’s or Underlying Issuer’s use or refusal to use text submitted by Parent or Borrowers, as applicable.

Parent and Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Lender or Underlying Issuer, and Parent and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Parent is solely responsible for the suitability of the Letter of Credit for Parent’s purposes. Parent and Borrowers are solely responsible for the suitability of the Letter of Credit for Parent’s and Borrowers’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Lender or Underlying Issuer, as applicable, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Parent or Borrowers, as applicable, do not at any time want such Letter of Credit to be renewed, Administrative Borrower will so notify Agent and Issuing Lender at least 15 calendar days before Issuing Lender or Underlying Issuer, as applicable, is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.
(i)    Borrowers’ reimbursement and payment obligations under this Section 3.01 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)    any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;
(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)    Issuing Lender, Underlying Issuer, or any of their respective branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)    Issuing Lender, Underlying Issuer, or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)    the existence of any claim, set-off, defense or other right that Parent, any of its Subsidiaries, or any other Person may have at any time against any beneficiary, any assignee of proceeds, Issuing Lender, Underlying Issuer, or any other Person;
(vi)    Issuing Lender or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Lender’s counters or are different from the electronic presentation;
(vii)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 3.01(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Parent’s, any Borrower’s or any of their respective Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Lender, Underlying Issuer, the beneficiary or any other Person; or
(viii)    the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 3.01(g) above, the foregoing shall not release Issuing Lender or Underlying Issuer from such liability to Parent or Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Lender or Underlying Issuer following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Lender or Underlying Issuer arising under, or in connection with, this Section 3.01 or any Letter of Credit.
(j)    Without limiting any other provision of this Agreement, Issuing Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to Parent or Borrowers for, and Issuing Lender’s rights and remedies against Parent or Borrowers and the obligation of Borrowers to reimburse Issuing Lender for each drawing under each Letter of Credit shall not be impaired by:
(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document, or (B) under a new name of the beneficiary;
(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Lender’s or Underlying Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Lender or Underlying Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Administrative Borrower;
(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between the beneficiary and Parent or Borrowers or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)    payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)    acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Lender or Underlying Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Lender or Underlying Issuer if subsequently Issuing Lender, Underlying Issuer, or any court or other finder of fact determines such presentation should have been honored;
(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)    honor of a presentation that is subsequently determined by Issuing Lender or Underlying Issuer to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(k)    Parent and Borrowers hereby authorize and direct any Underlying Issuer to deliver to Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.
(l)    Parent and Borrowers acknowledge and agree that any and all (i) fees (other than fronting fees, which are the subject of clause (ii) below), charges, costs, or commissions in effect from time to time, of Issuing Lender relating to Letters of Credit or incurred by Issuing Lender relating to Underlying Letters of Credit, upon the Issuance of any Letter of Credit, upon the payment or negotiation of any drawing under any Letter of Credit, or upon the occurrence of any other activity with respect to any Letter of Credit (including the transfer, amendment, or cancellation of any Letter of Credit), and (ii) fronting fees related to Letters of Credit and Underlying Letters of Credit, in each case shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrowers to Agent for the account of Issuing Lender; it being acknowledged and agreed by Borrowers that Issuing Lender is entitled to charge Borrowers a fronting fee of 0.125% per annum times the undrawn amount of each Letter of Credit.
(m)    If by reason of (i) any Change in Law, or (ii) compliance by Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the FRB as from time to time in effect (and any successor thereto):
(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit or Reimbursement Undertaking Issued or caused to be Issued hereunder or hereby, or
(ii)    there shall be imposed on Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of Issuing, making, participating in, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Administrative Borrower, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 3.01(m) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to the Administrative Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 3.01(m), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(n)    Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, the Letters of Credit shall be Cash Collateralized (or backstopped in a manner satisfactory to the applicable Issuing Lender) on or before the date that is five Business Days prior to the Revolving Loan Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five (5) Business Days prior to the Revolving Loan Maturity Date.
(o)    Unless otherwise expressly agreed by Issuing Lender and Parent or Borrowers, as applicable, when a Letter of Credit is Issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
(p)    In the event of a direct conflict between the provisions of this Section 3.01 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3.01 shall control and govern.
(q)    The provisions of this Section 3.01 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.
(r)    At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Lender such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Lender to enable Issuing Lender to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Lender’s rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Solely with respect to commercial Letters of Credit, each Borrower irrevocably appoints Issuing Lender as its attorney-in-fact and authorizes Issuing Lender, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any commercial Letters of Credit and to ancillary documents or letters customary in the commercial letter of credit business. This appointment is coupled with an interest.

3.02    Cash Collateral Pledge. (a) If, as of the Revolving Loan Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (b) upon the occurrence of the circumstances described in Sections 2.07(a)(i) or 2.07(a)(iii) requiring Borrowers to Cash Collateralize Letters of Credit, or (c) upon the occurrence of the circumstances described elsewhere in Section 2.07(a) requiring Borrowers to Cash Collateralize Letters of Credit, then Borrowers shall immediately Cash Collateralize the L/C Obligations. In the case of the preceding clauses (a) and (b), Borrowers shall, to the extent necessary, make such additional pledges from time to time as shall be necessary to ensure that all such L/C Obligations remain at all times fully Cash Collateralized. Cash collateral held to secure the L/C Obligations under this Section 3.02 and Section 9.02 shall be maintained in the L/C Cash Collateral Account pursuant to the Security Agreement. If L/C Obligations are Cash Collateralized pursuant to Section 2.07(a)(iii) and at any time thereafter the Borrowing Base then in effect exceeds the Effective Amount of all Revolving Loans, L/C Obligations (such excess amount, the “Excess Amount”), then Borrowers may request in writing that the Agent release funds from the L/C Cash Collateral Account in a Dollar amount (such amount, the “Requested Section 2.07(a)(iii) CC Release Amount”) not to exceed the Excess Amount, and promptly following its receipt of such written request the Agent shall, subject to the other provisions of this Agreement and the other Loan Documents, release such Requested Section 2.07(a)(iii) CC Release Amount; provided, that no Default or Event of Default then exists or would result therefrom and the Agent has received a certification to such effect from a Responsible Officer of Administrative Borrower. If L/C Obligations are Cash Collateralized pursuant to Sections 2.07(a)(iv) through 2.07(a)(viii) (such cash collateral in this clause (a), the “L/C Cash Collateral”), then so long as (i) no Default or Event of Default is existing or would result therefrom, (ii) such actions would otherwise be permitted under the Loan Documents, and (iii) to the extent (A) no Overadvance would occur therefrom, and (B) the L/C Obligations would not exceed the L/C Commitment therefrom, Borrowers may request from Agent in writing (each such written request, a “L/C CC Release Request”) that Agent release all or a portion of the L/C Cash Collateral (such requested released amount of L/C Cash Collateral, the “Requested L/C CC Release Amount”) specifying in detail in such L/C CC Release Request the amount of L/C Cash Collateral being released. Promptly following Agent’s receipt of such L/C CC Release Request, Agent shall release such Requested L/C CC Release Amount of the L/C Cash Collateral.
3.03    Letter of Credit Fees.
(a)    Borrowers shall pay to the Agent for the account of each of the Revolving Lenders in accordance with its respective Proportionate Share a letter of credit fee with respect to the Letters of Credit equal to the rate per annum equal to the Applicable Fee Amount of the actual daily maximum amount available to be drawn of the outstanding Letters of Credit, computed on a monthly basis in arrears on the first Business Day of each calendar month based upon Letters of Credit outstanding for the immediately preceding month as calculated by the Agent. Such letter of credit fees shall be due and payable monthly in arrears on the first Business Day of each calendar month during which Letters of Credit are outstanding, commencing on the first such monthly date to occur after the Effective Date, to the Revolving Loan Maturity Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Loan Maturity Date (or such later expiration date). Such fees are fully earned when due and, once paid, are non-refundable.
(b)    Notwithstanding Section 3.03(a), while any Event of Default exists or after acceleration, Borrowers shall pay a letter of credit fee (after as well as before entry of judgment thereon to the extent permitted by law) in cash on the actual daily maximum amount available to be drawn of the outstanding Letters of Credit, at a rate per annum which is determined by adding 2.00% per annum to the rate otherwise then in effect hereunder for such Letters of Credit.

ARTICLE IV.

TAXES, YIELD PROTECTION AND ILLEGALITY
4.01    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes except as required by law; provided, that if any Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions of Indemnified or Other Taxes (including deductions of Indemnified or Other Taxes applicable to additional sums payable under this Section) the Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    Payment of Other Taxes by Borrowers. Without limiting the provisions of subsection (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Indemnification by Borrowers. Borrowers shall indemnify the Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender or the Issuing Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Borrowers shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(e)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Administrative Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by Borrowers or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or the Agent as will enable Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, any Lender shall deliver to Administrative Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or the Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:
(i)    duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii)    duly completed copies of Internal Revenue Service Form W-8ECI,
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W‑8BEN,
(iv)    duly completed copies of Internal Revenue Service Form W-8IMY, accompanied by all applicable supplementary documentation on behalf of the beneficial owners of the Loan interest,
(v)    duly completed copies of Internal Revenue Service Form W-9, or
(vi)    any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers to determine the withholding or deduction required to be made.
If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Administrative Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or the Agent as may be necessary for Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Administrative Borrower and the Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds and Credits. If the Agent, any Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund or credit of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that Borrowers, upon the request of the Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or the Issuing Lender in the event the Agent, such Lender or the Issuing Lender is required to repay such refund or credit to such Governmental Authority. This subsection shall not be construed to require the Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
4.02    Illegality.
(a)    If any Lender determines that the introduction of any Requirement of Law, or any Change in Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make or maintain Loans priced by reference to LIBOR, then, on notice thereof by such Lender to Administrative Borrower through the Agent, and solely with respect to such Lender’s Loans, the Base Rate shall apply instead of the LIBOR Rate and all references in this Agreement to “LIBOR Rate” shall instead be deemed to refer to “Base Rate” until such Lender notifies the Agent and Administrative Borrower that the circumstances giving rise to such determination no longer exist.
(b)    Before giving any notice to the Agent under this Section 4.02, the affected Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.
4.03    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender;
(ii)    subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.01 and the imposition of, or any change in the rate of, any Excluded Tax); or
(iii)    impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender delivered pursuant to Section 4.06 setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Administrative Borrower shall be conclusive absent manifest error. Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
4.04    Funding Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any failure by Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount notified by Borrowers; or
(b)    any assignment of a Loan as a result of a request by Borrowers pursuant to Section 11.11 or any assignment required by Section 2.15(d);
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
For purposes of calculating amounts payable by Borrowers to the Lenders under this Section 4.04, each Lender shall be deemed to have funded each Loan made by it by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

4.05    Special Provisions Applicable to LIBOR Rate.
(a)    If the Agent or the Majority Lenders determine that for any reason adequate and reasonable means do not exist for determining LIBOR with respect to a proposed Borrowing of Loans or that LIBOR with respect to a proposed Borrowing does not adequately and fairly reflect the cost to such Lenders of funding such Loans, the Agent will promptly so notify Administrative Borrower and each Lender. Thereafter, until the Agent upon the instruction of the Majority Lenders revokes such notice in writing, the Base Rate shall apply instead of the LIBOR Rate and all references in this Agreement to “LIBOR Rate” shall instead be deemed to refer to “Base Rate”.
(b)    Effect of Benchmark Transition Event.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and Administrative Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders (which written notice will specify the provisions of such amendment to which such Lender objects). Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to Agent written notice that such Majority Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 4.05(b) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent, in consultation with Administrative Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii)    Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes and (4) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 4.05(b) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.05(b).
(iv)    Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may revoke any request for a LIBOR Rate Loan or, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate
4.06    Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article IV shall deliver to Administrative Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder, and the basis for calculation of such amount, and such certificate shall be conclusive and binding on Borrowers in the absence of manifest error.
4.07    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 4.03, or Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender gives a notice pursuant to Section 4.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or 4.03, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 4.03, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, Borrowers may replace such Lender in accordance with Section 11.11.
4.08    Survival. The agreements and obligations of Borrowers in this Article IV shall survive the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment of all other Obligations.
ARTICLE V.

CONDITIONS PRECEDENT
5.01    Conditions to Effective Date. The obligations of each Lender and the Issuing Lender to amend and restate the Existing Credit Agreement shall be subject to the condition that the Agent shall have received on or before the Effective Date all of the following, in form and substance reasonably satisfactory to the Agent and, to the extent specified below, the Majority Lenders or each Lender, as the case may be:
(a)    Credit Agreement. This Agreement executed by (i) Parent, Borrowers, and each other Loan Party; (ii) each Lender and the Issuing Lender; and (iii) the Agent;
(b)    Resolutions; Incumbency.
(i)    Copies of the resolutions of the board of directors of each Loan Party (or other similar enabling action of each Loan Party that is not a corporation) authorizing the transactions contemplated hereby, certified as of the Effective Date by the Secretary or an Assistant Secretary of such Person; and

(ii)    a certificate of the Secretary or Assistant Secretary of each Loan Party, dated as of the Effective Date, certifying the names, titles and true signatures of the officers of such Person authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by it hereunder;
(c)    Organization Documents; Good Standing. Each of the following documents:
(i)    the Organization Documents of each Loan Party as in effect on the Effective Date, certified by the Secretary or Assistant Secretary of such Person as of the Effective Date; and
(ii)    a good standing certificate, as of a recent date, for each Loan Party from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or formation;
(d)    Legal Opinions. An opinion of Gibson, Dunn & Crutcher LLP, counsel to the Loan Parties, and of North Carolina counsel to BMC East, LLC, each addressed to the Agent and the Lenders, dated the Effective Date;
(e)    Payment of Lender Group Expenses. Evidence of payment by Borrowers of all fees and Lender Group Expenses to the extent then due and payable on the Effective Date and invoiced at least two (2) Business Days prior to the Effective Date; including any such fees or Lender Group Expenses arising under or referenced in Section 2.10 and Section 11.04;
(f)    Officer’s Certificate. A certificate signed by a Responsible Officer of Administrative Borrower, dated as of the Effective Date, stating that:
(i)    each of the representations and warranties in this Agreement are true and correct in all material respects on and as of such date, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date; provided, that such materiality qualifiers shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof;
(ii)    no Default exists or would result from entering into this Agreement and the other Loan Documents;
(iii)    there has occurred since December 31, 2018, no fact, circumstance, effect, change, event, or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and
(iv)    after giving effect to the Transactions, Parent and its Subsidiaries have Availability plus Qualified Cash of not less than $75,000,000.
(g)    Solvency Certificate. A certificate signed by a Responsible Officer of Administrative Borrower, dated as of the Effective Date, certifying to the provisions set forth in Section 6.26.
(h)    Collateral Documents. The Collateral Documents, executed and delivered by each applicable Loan Party, in appropriate form for recording, where necessary, together with:

(i)    copies of all UCC‑1 financing statements to be filed to perfect the security interests of the Agent for the benefit of the Lenders; and
(ii)    funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC‑1 financing statements.
(i)    Reaffirmation Agreement. The Reaffirmation Agreement executed by Parent, Borrowers, the other Guarantors, and the Agent;
(j)    Equity Securities Certificates. Delivery of Equity Securities certificates of any certificated domestic Subsidiaries of the Loan Parties and undated Equity Securities powers with respect thereto;
(k)    Patriot Act, etc. Each Joint Lead Arranger shall have received, at least five days prior to the Effective Date, all documentation and other information about the Loan Parties reasonably requested in writing at least ten days prior to the Effective Date and reasonably determined by such Joint Lead Arranger to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act;
(l)    Perfection Certificate. A Perfection Certificate of the Loan Parties, executed by the Loan Parties, in form and substance reasonably satisfactory to the Agent;
(m)    Fee Letters. Evidence that each of the Fee Letter and the Arranger Fee Letter have been duly executed and delivered by all of the parties thereto.
(n)    Reserved.
(o)    Beneficial Ownership Certification. At least five (5) days prior to the Effective Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.
5.02    Conditions to All Credit Extensions. The obligation of each Lender to make any Credit Extension and the obligation of the Issuing Lender to Issue any Letter of Credit (including the initial Letter of Credit) or any Reimbursement Undertaking shall be subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:
(a)    Notice, Application. The Agent shall have received a Notice of Borrowing or, in the case of any Issuance of any Letter of Credit, the Issuing Lender and the Agent shall have received a request for such Issuance as required under Section 3.01;
(b)    Representations and Warranties. The representations and warranties in Article VI qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02(b), the representations and warranties contained in Section 6.11(a) shall be deemed to refer to the most recent statements furnished pursuant to such Section;
(c)    No Existing Default. No Default shall exist or shall result from such Borrowing or Issuance;

(d)    No Material Adverse Effect. With respect to any Credit Extension provided after the Effective Date, there has occurred since December 31, 2018, no fact, circumstance, effect, change, event, or development that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(e)    No Future Advance Notice. Neither the Agent nor any Lender shall have received from any Loan Party or any other Person any notice that any Collateral Document will no longer secure on a first priority basis future advances or future Loans to be made or extended under this Agreement;
(f)    Borrowing Base Representations. Each of the representations in Section 6.23 is true and correct in all respects as of such Borrowing Date or Issuance Date; and
(g)    Borrowing Base Certificate. Administrative Borrower shall have delivered to the Agent the completed Borrowing Base Certificate as and when last required under Section 7.02(d), and the statements contained therein shall be true, correct and complete on and as of the date of such Credit Extension as though made on and as of such date, except for changes in the information set forth in such Borrowing Base Certificate in the ordinary course of business. Borrowers and Agent hereby agree that the delivery of the Borrowing Base Certificate through the Agent’s electronic platform or portal, subject to Agent’s authentication process, by such other electronic method as may be approved by Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Borrowing Bases as may be approved by Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by Borrowers and delivered to Agent.
Each Notice of Borrowing and request for Issuance of a Letter of Credit submitted by Borrowers hereunder shall constitute a representation and warranty by Borrowers hereunder, as of the date of each such notice and as of each Borrowing Date or Issuance Date, as applicable, that the conditions in this Section 5.02 are satisfied.
5.03    Conditions Subsequent. The obligation of the Lenders to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 5.03 (the failure by the Loan Parties to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do in its sole discretion without obtaining the consent of the other members of the Lender Group), shall constitute an immediate Event of Default).
ARTICLE VI.

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Agent and each Lender that:
6.01    Corporate Existence and Power. Parent and each of its Subsidiaries (other than any Insignificant Subsidiaries):
(a)    is a corporation, limited liability company or partnership duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;

(b)    has the power and authority and all governmental licenses, authorizations, consents and approvals (i) to own its assets and carry on its business, and (ii) in the case of any Loan Party, to execute, deliver, and perform its obligations under the Loan Documents;
(c)    is duly qualified, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, license or good standing; and
(d)    is in compliance with all Requirements of Law;
except, in each case referred to in clauses (b)(i), (c) or (d) of this Section 6.01, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.02    Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which such Loan Party is party, have been duly authorized by all necessary corporate, limited liability company or other applicable organizational action, and do not and will not:
(a)    contravene the terms of any of that Person’s Organization Documents;
(b)    conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Indebtedness or any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or
(c)    violate any Requirement of Law.
6.03    Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Agent under the Collateral Documents and any filings that may be required under Securities Laws in connection with the enforcement of such Liens) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
6.04    Binding Effect. This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
6.05    Litigation. Except as specifically disclosed in Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of any Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any of their respective Subsidiaries or any of their respective properties which:
(a)    purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or
(b)    are reasonably likely to result in an adverse result for Parent or any of its Subsidiaries, which adverse result would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.
6.06    No Defaults. No Default exists or would result from the incurring of any Obligations by any Loan Party or from the grant or perfection of the Liens in favor of the Agent and the Lenders on the Collateral. Neither Parent nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would create an Event of Default under Section 9.01(e).
6.07    ERISA Compliance. Except as specifically disclosed in Schedule 6.07:
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Loan Parties, nothing has occurred which would cause the loss of such qualification. Each Loan Party and each ERISA Affiliate has made all required contributions to any Plan subject to section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to section 412 of the Code has been made with respect to any Plan.
(b)    There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under section 4219 of ERISA, would result in such liability) under section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to section 4069 or 4212(c) of ERISA.
6.08    Use of Proceeds; Margin Regulations. The proceeds of the Loans and the Letters of Credit will be used solely for the purposes set forth in and permitted by Section 7.12 and Section 8.07. No Loan Party is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
6.09    Title to Properties; Liens. Parent and its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. The real and personal property of Parent and its Subsidiaries is subject to no Liens, other than Permitted Liens.
6.10    Taxes. Parent and its Subsidiaries have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Parent or any of its Subsidiaries that would, if made, have a Material Adverse Effect.
6.11    Financial Condition.
(a)    The unaudited consolidated balance sheet of Parent and its Subsidiaries for the fiscal quarter ended March 31, 2019, and the related consolidated statements of income or operations and cash flows for the fiscal quarter and year-to-date period ended on that date:
(i)    were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to year-end audit adjustments, quarterly accounting adjustments and the absence of footnotes;
(ii)    are complete and accurate in all material respects and fairly present the financial condition, respectively, of Parent and its Subsidiaries, as of the date thereof and results of operations and cash flows for the period covered thereby; and
(iii)    except as specifically disclosed in Schedule 6.11, show, respectively, all material Indebtedness and other material liabilities, direct or contingent, of Parent and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations;
(b)    Since December 31, 2018, there has not been, nor has any event or circumstance occurred that could reasonably be expected to result in, any Material Adverse Effect; and
(c)    Any financial projections furnished to the Agent hereunder (including the consolidated forecasted balance sheet and statements of income and cash flows of Parent and its Subsidiaries delivered pursuant to Section 7.01(d)), were prepared based on estimates and assumptions believed to be reasonable and fair in light of current conditions and facts known to Parent on the date such pro forma financial statements or projections, as the case may be, were furnished to the Agent, and as of the date so furnished reflect Parent’s good faith and reasonable estimates of the future financial performance of Parent and its Subsidiaries for the periods set forth therein.
6.12    Environmental Matters. Parent and each of its Subsidiaries conducts in the Ordinary Course of Business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof Parent and each of its Subsidiaries has reasonably concluded that, except as specifically disclosed in Schedule 6.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(a)    The ongoing operations of Parent and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to have a Material Adverse Effect.
(b)    Parent and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and Parent and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental

Permits, except to the extent the failure to obtain any such Environmental Permit or to maintain any such Environmental Permit in good standing or otherwise to be in compliance with the material terms thereof could not reasonably be expected to have a Material Adverse Effect.
(c)    None of Parent, any of its Subsidiaries or any of their respective property or operations is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material that could reasonably be expected to have a Material Adverse Effect.
(d)    There are no Hazardous Materials or other conditions or circumstances existing with respect to any property of Parent or any of its Subsidiaries, or arising from operations prior to the Effective Date of Parent or any of its Subsidiaries, that could reasonably be expected to give rise to Environmental Claims that could reasonably be expected to have a Material Adverse Effect. In addition, (i) neither Parent nor any of its Subsidiaries has any underground storage tanks (A) that are not properly registered or permitted under applicable Environmental Laws, or (B) that are leaking or disposing of Hazardous Materials off-site, in each case, that could reasonably be expected to have a Material Adverse Effect, and (ii) Parent and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.
6.13    Collateral Documents.
(a)    The provisions of each of the Collateral Documents are effective to create in favor of the Agent on behalf of the Lenders and the other Secured Parties, a legal, valid and enforceable first priority Lien in all right, title and interest of the applicable Loan Party in the Collateral described therein to secure the Obligations, subject only to the Intercreditor Agreement and Permitted Liens, (ii) all filings and other actions necessary or desirable to perfect and maintain the perfection and first priority (subject to the Intercreditor Agreement) status of such Liens have been duly made or taken and remain in full force and effect, in each case to the extent required by the Collateral Documents, and (iii) each Intellectual Property Security Agreement has been delivered to the Agent when required hereby or by the Security Agreement for filing in the U.S. Patent and Trademark Office and the U.S. Copyright Office, in each case to the extent required by the Collateral Documents.
(b)    All representations and warranties of Parent and each of its Subsidiaries party thereto contained in the Collateral Documents are true and correct.
6.14    Regulated Entities. None of Parent, any Person Controlling Parent, or any of Parent’s Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
6.15    No Burdensome Restrictions. Neither Parent nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.15 or otherwise permitted hereunder, neither Parent nor any of its Subsidiaries is a party to or bound by any Contractual Obligation which restricts, limits or prohibits the payment of dividends by any Subsidiary or the making of any other distribution in respect of such Subsidiary’s capital stock or other equity interests.

6.16    Copyrights, Patents, Trademarks and Licenses, Etc. Parent or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except for such conflicts as would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Parent or any of its Subsidiaries infringes upon any rights held by any other Person, except for those infringements that would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 6.05, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the best knowledge of the Loan Parties, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.
6.17    Subsidiaries. As of the Effective Date, Parent has no Subsidiaries other than those U.S. Wholly-Owned Subsidiaries specifically disclosed in part (a) of Schedule 6.17 and has no equity investments in any other Person other than those specifically disclosed in part (b) of Schedule 6.17. All of the outstanding equity interests in the Subsidiaries of Parent which are owned directly or indirectly by Parent have been validly issued, are fully paid and (except in the case of entities that are not corporations) nonassessable and are owned, as of the Effective Date, in the amounts specified on Part (a) of Schedule 6.17, and all such equity interests are owned free and clear of all Liens, other than Liens granted to the Agent or to the Notes Collateral Agent pursuant to the Senior Note Documents and other non-consensual Permitted Liens arising by operation of law.
6.18    Insurance. The properties of Parent and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Parent, in such amounts, with such deductibles and covering such risks as are deemed to be appropriate by Parent and its Subsidiaries in the exercise of their reasonable business judgment.
6.19    Hedge Obligations. Neither Parent nor any of its Subsidiaries has incurred any outstanding obligations under any Hedge Agreement, other than Permitted Hedge Obligations.
6.20    Full Disclosure. None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of any Loan Party to the Lenders prior to the Effective Date), contains any untrue statement of a material fact (when taken as a whole) or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided, that with respect to information relating to Parent’s industry generally and not to Parent or its Subsidiaries specifically, the Loan Parties’ represent and warrant only that such information was derived from sources the Loan Parties believe to be reliable and the Loan Parties have no reason to believe at the time such information was furnished or provided to the Agent or any Lender that such information was misleading; provided further, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, such Loan Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts and projections by their nature involve approximations and uncertainties). As of the Effective Date, the information included in the Beneficial Ownership Certification, if any, is true and correct in all respects.

6.21    [Intentionally Omitted].
6.22    Eligible Accounts and Eligible Credit Card Receivables.
(a)    Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to the Agent, such Account is (i) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the Ordinary Course of Business of any Borrower, (ii) owed to any Borrower, and (iii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts.
(b)    Eligible Credit Card Receivables. As to each Credit Card Receivable that is identified by Borrower as an Eligible Credit Card Receivable in a Borrowing Base Certificate submitted to the Agent, such Credit Card Receivable is (i) a bona fide existing payment obligation of the applicable Credit Card Issuer or Credit Card Processor created by the sale and delivery of Inventory or the rendition of services in the Ordinary Course of Business of any Borrower, (ii) owed to any Borrower, and (iii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Credit Card Receivables.
6.23    Borrowing Base.
(a)    On any Borrowing Date or Issuance Date, the sum of (i) the Effective Amount of all Revolving Loans and L/C Obligations, plus (ii) the outstanding amount of the Receivables Facility Indebtedness shall not exceed the Borrowing Base (as defined in the Indenture) as of the date of such incurrence.
(b)    On each Borrowing Date or Issuance Date, the “Borrowing Base” (or any analogous term, as defined in the Senior Note Indenture) is at least 10% greater than the Borrowing Base then in effect.
6.24    Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Inventory.
6.25    Labor Matters. There are no strikes, lockouts or slowdowns against Parent or any Subsidiary pending or, to the best knowledge of the Loan Parties, threatened that could reasonably be expected to result in a Material Adverse Effect.
6.26    Solvency. On and as of the Effective Date, both immediately before and immediately after giving effect to (a) the making of the Loans made on the Effective Date, if any, and after giving effect to the application of the proceeds of such Loans, (b) the consummation of the transactions to occur on the Effective Date, (c) the payment of all fees and expenses required to be paid by Parent and its Subsidiaries on the Effective Date under this Agreement and the other Loan Documents, and (d) any rights of contribution (items (a) through (d), collectively, the “Transactions”), (1) the Fair Value of the assets of Parent and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (2) the Present Fair Salable Value of the assets of Parent and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (3) Parent and its Subsidiaries taken as a whole do not have Unreasonably Small Capital, and (4) Parent and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

6.27    Material Contracts. As of the Effective Date, neither Parent nor any of its Subsidiaries is a party to any Material Contract, with the exception of this Agreement, the other Loan Documents, and the Senior Note Documents.
6.28    Patriot Act. To the extent applicable, each Loan Party and each of their respective directors, officers and, to the knowledge of such Loan Party, employees, agents, advisors or Affiliates, is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).
6.29    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Law. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions and, in all material respects, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction). The Loan Parties have policies and procedures reasonably designed to promote compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
ARTICLE VII.

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Lenders waive compliance in writing:
7.01    Financial Statements. Administrative Borrower shall deliver to the Agent (which will promptly deliver to each Lender):
(a)    as soon as available, but not later than 105 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of Parent and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the report and opinion of PWC or another nationally recognized registered public accounting firm (the “Independent Auditor”) which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and which shall state that such consolidated financial statements present fairly the financial position and the results of operations and cash flows of Parent and its Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; provided, that it shall not be a violation of this Agreement if the opinion and report accompanying the financial statements for the fiscal year ending immediately prior to the maturity date of any Indebtedness is subject to a “going concern” or other qualification solely as a result of such impending maturity date;
(b)    as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of Parent and its Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer of Administrative Borrower as being complete and accurate in all material respects and fairly presenting in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes), the consolidated financial position and the results of operations and cash flows of Parent and its Subsidiaries;
(c)    [Intentionally Omitted].
(d)    as soon as available, but not later than 90 days after the end of each fiscal year, an updated consolidated financial forecast for Parent and its Subsidiaries for the forthcoming two (2) years, year by year, and for the forthcoming fiscal year, month by month, including forecasted consolidated balance sheets and consolidated statements of income and cash flows of Parent and its Subsidiaries, which forecast shall (i) state the assumptions used in the preparation thereof, (ii) be accompanied by a comparison of Parent’s and its Subsidiaries’ actual financial results versus the consolidated financial forecast last delivered by Administrative Borrower to the Agent and the Lenders, together with a statement of a Responsible Officer of Administrative Borrower explaining in reasonable detail any significant variances therein, (iii) be accompanied by a certificate of a Responsible Officer of Administrative Borrower certifying that such financial projections represent Administrative Borrower’s reasonable good faith estimates and assumptions as to future performance, which Administrative Borrower believes to be fair and reasonable as of the time made in light of then current and reasonably foreseeable business conditions (it being understood that forecasts and projections by their nature involve approximations and uncertainties), and (iv) be otherwise substantially in the form attached hereto as Exhibit J; and
(e)    promptly, such other financial statements and information as the Agent, at the request of any Lender, may from time to time request.
7.02    Certificates; Other Information. Administrative Borrower shall furnish to the Agent (which shall promptly furnish to each Lender), in form and detail satisfactory to the Agent:
(a)    concurrently with the delivery of the financial statements referred to in Section 7.01(a) and Section 7.01(b), a completed Compliance Certificate certified by a Responsible Officer of Administrative Borrower;
(b)    within 30 days of the Agent’s request therefor, (i) a current list of the names, addresses and outstanding debts of all account debtors, and (ii) a current list of the names, addresses and outstanding amounts due all creditors of Parent or any of its Subsidiaries;
(c)    concurrently with the delivery of the financial statements referred to in Section 7.01(a) and Section 7.01(b), a completed Update Certificate, certified by a Responsible Officer of Administrative Borrower;

(d)    not later than 30 calendar days after the end of each fiscal quarter of each fiscal year, a completed Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the close of business on the last day of such calendar quarter, certified by a Responsible Officer of Administrative Borrower; provided, that during the period commencing after the continuance of an Increased Reporting Event – Monthly for five (5) consecutive days and continuing until the date when no Increased Reporting Event – Monthly has occurred for 30 consecutive days, Borrowers shall deliver such Borrowing Base Certificate on a monthly basis, no later than 30 calendar days after the end of each fiscal month, setting forth the calculation of the Borrowing Base as of the close of business on the last day of such fiscal month; provided further, that, (i) during the period commencing after the continuance of an Increased Reporting Event – Weekly (12.5%) for five (5) consecutive days and continuing until the date when no Increased Reporting Event – Weekly (12.5%) has occurred for 30 consecutive days, or (ii) during the period commencing after the continuance of an Increased Reporting Event – Weekly (10%) for only one (1) day and continuing until the date when no Increased Reporting Event – Weekly (10%) has occurred for 30 consecutive days, Borrowers shall deliver such Borrowing Base Certificate on a weekly basis, no later than the Wednesday following the end of each week, in each instance setting forth the calculation of the Borrowing Base as of the close of business on the last day of such week; provided further, that, without in any way limiting Borrowers’ obligation to deliver Borrowing Base Certificates as set forth in this Section 7.02(d), Borrowers may, at their option and at any time, deliver to the Agent a Borrowing Base Certificate setting forth the calculation of the Borrowing Base;
(e)    promptly upon the request from time to time of the Agent, a status report on (i) any federal or state tax audits of Parent or any of its Subsidiaries, (ii) the filing of any federal or state tax returns, (iii) any anticipated tax refunds, tax abatements or other credits, and (iv) such other tax-related matters as the Agent may reasonably request;
(f)    promptly upon the reasonable request of the Agent from time to time, a report of all outstanding Surety Instruments;
(g)    promptly, such additional information regarding the business, financial or corporate affairs of Parent or any of its Subsidiaries as the Agent, at the request of any Lender, may from time to time reasonably request; and
(h)    the collateral reports set forth on Exhibit M at the times specified therein.
Parent and its Subsidiaries shall provide electronic reporting of each of the collateral reporting items set forth on this Section 7.02.
Documents required to be delivered pursuant to Section 7.01(a)-(b) or Section 7.02(a), (b) and (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Administrative Borrower posts such documents, or provides a link thereto on the Administrative Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Administrative Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided, that: (y) the Administrative Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Administrative Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender, and (z) the Administrative Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Administrative Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(a) to the Agent. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Administrative Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
7.03    Notices. Administrative Borrower shall promptly notify the Agent (which shall promptly notify each Lender):
(a)    of the occurrence of any Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) any breach or non-performance of, or any default under, any Contractual Obligation of Parent or any of its Subsidiaries which has resulted or could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between Parent or any of its Subsidiaries and any Governmental Authority (including under or pursuant to any Environmental Laws) which has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    of the commencement of, or any material development in, any litigation or proceeding affecting Parent or any of its Subsidiaries (i) which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;
(d)    upon, but in no event later than ten (10) days after, becoming aware of (i) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against Parent or any of its Subsidiaries or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of Parent or any of its Subsidiaries that could reasonably be anticipated to cause such property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;
(e)    of the occurrence of any of the following events affecting any Loan Party or any ERISA Affiliate (but in no event more than ten (10) days after such event), and deliver to the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to any Loan Party or any ERISA Affiliate with respect to such event:
(i)    an ERISA Event;
(ii)    a material increase in the Unfunded Pension Liability of any Pension Plan;
(iii)    the adoption of, or the commencement of contributions to, any Plan subject to section 412 of the Code by any Loan Party or any ERISA Affiliate; or

(iv)    the adoption of any amendment to a Plan subject to section 412 of the Code, if such amendment results, or would reasonably be expected to result, in a material increase in contributions or Unfunded Pension Liability;
(f)    of any material change in accounting policies or financial reporting practices by Parent or any of its consolidated Subsidiaries;
(g)    upon the request from time to time of the Agent, the Hedge Termination Values, together with a description of the method by which such amounts were determined, relating to any Hedge Agreements to which Parent or any of its Subsidiaries is party;
(h)    of the entry by Parent into any Specified Hedge Agreement, together with the details thereof;
(i)    of the occurrence of any default, event of default, termination event or other event under any Specified Hedge Agreement that after the giving of notice, passage of time or both, would permit either counterparty to such Specified Hedge Agreement to terminate early any or all trades relating to such contract;
(j)    of the occurrence of an “Event of Default” (as defined in, or any analogous term referred to in, the Senior Note Indenture); and
(k)    (i) to the extent a Beneficial Ownership Certification has previously been delivered with respect to a Borrower, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification, and (ii) to the extent a Borrower becomes a “legal entity customer” under the Beneficial Ownership Regulation and a Beneficial Ownership Certification has not previously been delivered with respect to such Borrower, information regarding such change in status together with a Beneficial Ownership Certification for such Borrower.
Each notice under this Section 7.03 shall be accompanied by a written statement by a Responsible Officer of Administrative Borrower setting forth details of the occurrence referred to therein, and stating what action Parent or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.
7.04    Preservation of Corporate Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, except in connection with transactions permitted by Section 8.03 and sales of assets permitted by Section 8.02:
(a)    preserve and maintain in full force and effect its (i) legal existence, and (ii) good standing under the laws of its state or jurisdiction of incorporation or formation;
(b)    preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;
(c)    use reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and goodwill; and

(d)    preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
7.05    Maintenance of Property. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain, and preserve all its property which is used or useful in its business in good repair and condition (ordinary wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto so that its property shall be preserved and maintained consistent with such Loan Party’s or such Subsidiary’s past practice, as applicable.
7.06    Insurance. In addition to insurance requirements set forth in the Collateral Documents, each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers’ compensation insurance, public liability and property and casualty insurance. All such insurance shall name the Agent as loss payee and as additional insured, for the benefit of the Lenders, as their interests may appear. All casualty and key man insurance maintained by Parent or any of its Subsidiaries shall name the Agent as loss payee and all liability insurance shall name the Agent as additional insured for the benefit of the Lenders, as their interests may appear. Upon the request of the Agent, Administrative Borrower shall furnish the Agent, with sufficient copies for each Lender, at reasonable intervals a certificate of a Responsible Officer of Administrative Borrower (and, if requested by the Agent, any insurance broker of Parent or any of its Subsidiaries) setting forth the nature and extent of all insurance maintained by Parent and its Subsidiaries in accordance with this Section 7.06 or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).
7.07    Payment of Obligations. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:
(a)    all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary, as applicable;
(b)    all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien; and
(c)    all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness (except where failure to do so would not otherwise constitute a Default hereunder).
7.08    Compliance with Laws. Each Loan Party shall comply, and shall cause each of its Subsidiaries to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist or where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.09    Compliance with ERISA. Each Loan Party shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other federal or state law except for any noncompliance that would not reasonably be expected to have a Material Adverse

Effect; (b) cause each Plan which is qualified under section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to section 412 of the Code.
7.10    Inspection.
(a)    Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Parent and its Subsidiaries. Each Loan Party shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial, operating and other records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Administrative Borrower; provided, that when an Event of Default exists the Agent or any Lender may do any of the foregoing at any time during normal business hours and without advance notice.
(b)    Without limiting the generality of Section 7.10(a), as frequently as the Agent or the Majority Lenders may deem appropriate, Parent and its Subsidiaries will provide Agent or its designees access to their respective records and premises and allow auditors or appraisers to conduct audits and appraisals of their respective inventory and accounts. Borrowers shall pay all reasonable fees and expenses of each such audit and appraisal, subject to the limitations set forth below in Section 7.10(c).
(c)     So long as no Event of Default shall have occurred and be continuing during a calendar year, Borrowers shall not be obligated to reimburse Agent for more than one (1) field examination in such calendar year (increasing to two (2) field examinations if Excess Availability is less than the greater of (i) 20% of the Line Cap and (ii) $85,000,000 for five (5) consecutive Business Days during such calendar year), and one (1) inventory appraisal in such calendar year (increasing to two (2) inventory appraisals if Excess Availability is less than the greater of (i) 20% of the Line Cap or (ii) $85,000,000 for five (5) consecutive Business Days during such calendar year).
7.11    Environmental Laws.
(a)    Each Loan Party shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except to the extent the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
(b)    Upon the written request of the Agent, each Loan Party shall submit and cause each of its Subsidiaries to submit, to the Agent, at Borrowers’ sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 7.03(d), that could, individually or in the aggregate, result in liability (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) in excess of $5,000,000.
7.12    Use of Proceeds. Borrowers shall, directly or indirectly, use the proceeds of the Loans for working capital and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document, and as otherwise expressly permitted pursuant to this Agreement (including that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, (a) to make any payments to a Sanctioned Person or a Sanctioned Entity, to finance any investments in a Sanctioned Person or a Sanctioned Entity, or to fund any operations of a Sanctioned Person or a Sanctioned Entity), or in any other manner that would result in a violation of Sanctions by any Person, and (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.
7.13    Additional Borrowers or Additional Guarantors.
(a)    If Parent shall incorporate, create or acquire any direct or indirect Subsidiary (other than an Excluded Subsidiary), Parent shall cause such Subsidiary to furnish promptly, but in no event more than 30 days thereafter or, in each case, such longer period as the Agent may approve in its discretion, each of the following to the Agent (subject to the Intercreditor Agreement):
(i)    (A) with respect to an additional Borrower, a duly executed notice and agreement in substantially the form of Exhibit E-1 (an “Additional Borrower Assumption Agreement”), and (B) with respect to an additional Guarantor, a duly executed notice and agreement in substantially the form of Exhibit E-2 (an “Additional Guarantor Assumption Agreement”);
(ii)    (A) copies of the resolutions of the board of directors (or equivalent governing body) of such Subsidiary approving and authorizing the execution, delivery and performance by such Subsidiary of this Agreement and its Additional Borrower Assumption Agreement or its Additional Guarantor Assumption Agreement, as applicable, certified as of the date of such Additional Borrower Assumption Agreement or Additional Guarantor Assumption Agreement, as applicable (the “Accession Date”) by the Secretary or an Assistant Secretary (or other appropriate officer) of such Subsidiary; (B) a certificate of the Secretary or Assistant Secretary (or other appropriate officer) of such Subsidiary certifying the names and true signatures of the officers of such Subsidiary authorized to execute and deliver and perform, as applicable, its Additional Borrower Assumption Agreement or Additional Guarantor Assumption Agreement, as applicable, this Agreement and all other Loan Documents to be delivered hereunder; (C) copies of the articles or certificate of incorporation and bylaws (or other applicable Organization Documents) of such Subsidiary as in effect on the Accession Date, certified by the Secretary or Assistant Secretary (or other appropriate officer) of such Subsidiary as of the Accession Date; and (D) an opinion of counsel to such Subsidiary and addressed to the Agent and the Lenders, in form and substance reasonably acceptable to the Agent;
(iii)    (A) such amendments to the schedules to the Security Agreement as shall be required in connection with the accession of such Subsidiary thereto; and (B) UCC-1 financing statements for each jurisdiction in which such filing is necessary to perfect the security interest of the Agent on behalf of the Lenders in the Collateral of such Subsidiary and in which the Agent requests that such filing be made; and
(iv)    [Intentionally Omitted].
(b)    Additionally, Parent and such Subsidiary shall execute and deliver to the Agent such other items as reasonably requested by the Agent in connection with the foregoing, including officers’ certificates, search reports, control agreements and other certificates and documents.
7.14    Additional Stock Pledges. Subject to the Intercreditor Agreement, if Parent or any of its Subsidiaries, directly or indirectly, incorporates, creates or acquires any additional Subsidiary, or otherwise acquires any capital stock, membership interests or other equity interests of any other Person, then within thirty (30) days thereafter or such longer period as the Agent may approve in its discretion, Parent or such Subsidiary, as applicable, shall, to the extent not constituting Excluded Collateral, (i) pledge the capital stock, membership interests or other equity interests of such additional Subsidiary or other Person to the Agent pursuant to the Security Agreement, (ii) execute and deliver to the Agent stock transfer powers executed in blank with signatures guaranteed as the Agent shall request, and such UCC‑1 financing statements (as furnished by the Agent) in each jurisdiction in which such filing is necessary to perfect the security interest of the Agent in the Collateral with respect to Parent or such Subsidiary, and (iii) deliver such other items as reasonably requested by the Agent in connection with the foregoing, including resolutions, incumbency and officers’ certificates, opinions of counsel, search reports, control agreements and other certificates and documents.
7.15    Further Assurances.
(a)    Each Loan Party shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain, when considered with all other information so furnished, any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any material defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof; provided, that to the extent any such written information, exhibit or report was based upon or constitutes a forecast or projection, each Loan Party shall ensure only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, exhibit or report (it being understood that forecasts and projections by their nature involve approximations and uncertainties).
(b)    [Intentionally Omitted].
(c)    Promptly upon request by the Agent, each Loan Party shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register (and, if requiring the execution by any third party, use commercially reasonable efforts to obtain), any and all such further acts, deeds, conveyances, security agreements, control agreements, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Agent or the Majority Lenders may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.
7.16    Cash Balance; Cash Sweep; Cash Management.
(a)    Each Loan Party shall, and shall cause each of its Subsidiaries to, take all steps necessary to ensure that the Cash Balance is at all times subject to a first priority Lien in favor of the Agent on behalf of the Lenders and the other Secured Parties to secure the Obligations and that the Cash Balance is held in deposit accounts, securities accounts, or commodity accounts, or any combination thereof, that are maintained by a branch office of a bank or securities intermediary located within the United States and that are subject to the control of the Agent within the meaning of Section 9314 of the UCC.
(b)    Each Loan Party shall, and shall cause each of its Subsidiaries to (i) establish and maintain cash management arrangements of a type and on terms reasonably satisfactory to the Agent (other than the establishment of lockboxes, which is addressed in clause (d) below) at one or more of the banks set forth on Schedule 1 to the Security Agreement, in a Perfection Certificate or the latest Update Certificate (each a “Cash Management Bank”), and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Parent or one of its Subsidiaries) into an account (a “Cash Management Account”) at one of the Cash Management Banks.
(c)    Each Cash Management Bank shall establish and maintain cash management and/or control agreements (each, a “Cash Management Agreement”) with the Agent and Parent (or any applicable Subsidiary of Parent), in form and substance reasonably acceptable to the Agent. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by the Agent directing the disposition of the funds in the applicable Cash Management Account(s) without further consent by Parent or any of its Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account(s) other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account(s) and for returned checks or other items of payment, and (iii) from and after the date that the Cash Management Bank receives written notification (a “Cash Sweep Notification”) from the Agent, the Cash Management Bank will forward, by daily sweep, all amounts in the applicable Cash Management Account(s) to the Agent’s Account. The Agent agrees that it will not provide a Cash Sweep Notification to the Cash Management Bank unless and until (A) an Event of Default has occurred and is continuing, or (B) Availability for five (5) consecutive Business Days is less than the greater of (1) $37,700,000, and (2) 10.0% of the Line Cap. The Agent shall notify the Cash Management Bank that it is rescinding the Cash Sweep Notification if (x) no Event of Default exists, and (y) at least 30 consecutive days have elapsed since the date of the Cash Management Bank’s receipt of the Cash Sweep Notification in which Availability as of the end of each such day is greater than the greater of (1) $37,700,000, and (2) 10.0% of the Line Cap.
(d)    Each Loan Party shall, and shall cause each of its Subsidiaries to, establish and maintain lockboxes on terms reasonably satisfactory to the Agent at one or more of the Cash Management Banks, and shall request in writing and otherwise take such reasonable steps to ensure that all of its and its Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such lockboxes at the Cash Management Banks.
7.17    Tax Returns. Each Loan Party shall, and shall cause its Subsidiaries to, timely file all federal and other material tax returns and reports required to be filed, subject to extensions received in the Ordinary Course of Business in connection therewith.
7.18    Lender Meetings. Borrowers will hold an annual meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year, the financial condition of Parent and its Subsidiaries, and the projections presented for the current fiscal year of Parent and its Subsidiaries.
7.19    Asset Sales Offers. In connection with any Asset Dispositions (as defined in the Senior Note Documents), Borrowers shall make such prepayments of the Obligations (together with concurrent permanent reduction of the Commitments) and/or make such investments in Additional Assets (as defined in the Senior Note Documents) as are necessary to avoid the obligation to make an Asset Disposition Offer (as defined in the Senior Note Documents) with respect to any such Asset Dispositions.

7.20    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions and, in all material respects, Anti-Corruption Laws and Anti-Money Laundering Laws. The Loan Parties shall implement and maintain in effect policies and procedures reasonably designed to promote compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
ARTICLE VIII.

NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Lenders waive compliance in writing:
8.01    Limitation on Liens.
(a)    Each Loan Party shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(i)    any Lien existing on the Effective Date and set forth in Schedule 8.01; provided, that (a) such Lien (including any Lien securing Permitted Refinancing Indebtedness) shall not attach to any property or asset of Parent or any of its Subsidiaries other than the property or asset originally so encumbered on the Effective Date, and (b) such Lien shall secure only those obligations that it secures on the Effective Date and Permitted Refinancing Indebtedness in respect thereof;
(ii)    any Lien created under any Loan Document;
(iii)    Liens securing obligations under the Senior Note Documents (including any Liens securing Permitted Refinancing Indebtedness in respect thereof) incurred in compliance with Section 8.05(b); provided, that such Liens are subject to the Intercreditor Agreement and the holders (or the indenture trustee for the benefit thereof) of such Permitted Refinancing Indebtedness bind themselves (in a writing addressed to Agent) to the terms of the Intercreditor Agreement;
(iv)    Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or which are being contested in good faith and by appropriate proceedings, if adequate reserves in accordance with GAAP are maintained by Parent or any of its Subsidiaries, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(v)    carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent or which are being contested in good faith and by appropriate proceedings, if adequate reserves in accordance with GAAP are maintained by Parent or any of its Subsidiaries, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(vi)    Liens (other than any Lien imposed by ERISA and other than on the Collateral) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(vii)    Liens securing (A) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases (other than Finance Leases), statutory obligations, (B) contingent obligations on surety and appeal bonds, and (C) other non-delinquent obligations of a like nature; in each case, incurred in the Ordinary Course of Business; provided, that all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;
(viii)    Liens consisting of judgment or judicial attachment liens with respect to any judgment that does not constitute an Event of Default under Section 9.01(i);
(ix)    easements, rights of way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of Parent and its Subsidiaries;
(x)    Liens on property or other assets of Persons which become Subsidiaries after the date of this Agreement; provided, that (A) such Liens existed at the time the respective Persons became Subsidiaries and were not created in anticipation thereof, (B) any such Lien does not by its terms cover any assets after the time such Person becomes a Subsidiary which were not covered immediately prior thereto, (C) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person becomes a Subsidiary and Permitted Refinancing Indebtedness in respect thereof, and (D) such Indebtedness is permitted by Section 8.05(e);
(xi)    purchase money Liens on any property acquired or held by Parent or any of its Subsidiaries in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided, that (A) any such Lien attaches to such property concurrently with or within 180 days after the acquisition thereof, (B) such Lien attaches solely to the property so acquired in such transaction, (C) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property, and (D) such Indebtedness is permitted under Section 8.05(e); provided further, that individual financings of equipment provided by one lender may be cross collateralized to other outstanding financings of equipment provided by such lender;
(xii)    Liens securing obligations in respect of Finance Leases on assets subject to such leases; provided, that such Finance Leases are otherwise permitted hereunder; provided further, that individual financings of equipment provided by one lender may be cross collateralized to other outstanding financings of equipment provided by such lender;
(xiii)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Parent or any of its Subsidiaries in excess of those set forth by regulations promulgated by the FRB, and (B) such deposit account is not intended by Parent or any of its Subsidiaries to provide collateral to the depository institution;
(xiv)    precautionary Uniform Commercial Code financing statement filings in respect of Operating Leases entered into by Parent or any of its Subsidiaries in the Ordinary Course of Business;
(xv)    Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(xvi)    Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by Parent or any of its Subsidiaries in the Ordinary Course of Business;
(xvii)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Parent or any of its Subsidiaries;
(xviii)    the interests of lessors under operating leases and non-exclusive licensors under license agreements;
(xix)    pledges and deposits in the Ordinary Course of Business securing liability for reimbursement or indemnification obligations incurred in the Ordinary Course of Business (other than for borrowed money) of insurance carriers providing property, casualty or liability insurance to Parent or any of its Subsidiaries, in an aggregate amount at any time not to exceed $30,000,000;
(xx)    Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 8.05(j);
(xxi)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xxii)    other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $20,000,000; and
(xxiii)    Liens in favor of Permitted Hedging Counterparties, existing on the Permitted Commodity Accounts and the contents thereof to secure obligations to Permitted Hedging Counterparties arising in connection with the maintenance and provision of the Permitted Commodity Accounts in the ordinary course of business and Indebtedness to Permitted Hedging Counterparties permitted pursuant to Section 8.05(e) in connection with the Permitted Commodities Trading; provided, that the aggregate amount of cash and cash equivalents on deposit in Permitted Commodity Accounts and subject to such Liens shall not exceed $20,000,000 at any one time.
(b)    Each Loan Party shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist any agreement (other than the Loan Documents and, subject to the provisions of the Intercreditor Agreement, the Senior Note Documents and any documents giving effect to any Permitted Refinancing Indebtedness thereof) prohibiting or conditioning the creation or assumption of any Lien upon any of its properties, revenues or assets, whether now owned or hereafter acquired, except (i) with respect to specific assets subject to a Permitted Lien, (ii) agreements for the sale of a Subsidiary or assets; provided, that (A) any such prohibition or condition on the creation or assumption of any Lien applies only to the Subsidiary or assets that are to be sold while such sale is pending, and (B) such sale is permitted under Section 8.02, (iii) stockholders agreements, charter or other formation or joint venture documents relating to Non-Wholly-Owned Subsidiaries, (iv) pursuant to customary anti-assignment or no-subletting clauses in leases, licenses or contracts entered into in the Ordinary Course of Business, which restrict only the assignment of such lease, license or contract, as applicable, and (v) with respect to any prohibition or limitation that exists in any agreement governing Indebtedness permitted under (A) Section 8.05(h) in effect at the time a Person becomes a Subsidiary of Parent or any of its Subsidiaries, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, or (B) Section 8.05(i), so long as such prohibitions and conditions are not materially more burdensome (taken as a whole) than the prohibitions and conditions governing the Loan Documents, the Senior Note Documents, or any documents giving effect to any Permitted Refinancing Indebtedness thereof.
Notwithstanding the foregoing, no Liens may exist at any time on or with respect to the Pledged Collateral, except under the Loan Documents and, subject to the provisions of the Intercreditor Agreement, the Senior Note Documents.
8.02    Disposition of Assets. Each Loan Party shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse, and including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), except:
(a)    dispositions of inventory, all in the Ordinary Course of Business;
(b)    the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;
(c)    dispositions of inventory and equipment by Parent or any other Loan Party to any other Loan Party pursuant to reasonable business requirements and in the Ordinary Course of Business; provided, that no such disposition by any Borrower to any Guarantor shall be permitted hereunder unless Administrative Borrower shall have provided to the Agent at least five Business Days prior written notice of such disposition and an updated Borrowing Base Certificate demonstrating that after giving effect to the consummation of such disposition, no Overadvance shall have occurred or would result therefrom;
(d)    the lease or sublease of real property by Parent or any of its Subsidiaries to other Persons in the Ordinary Course of Business;
(e)    the sale of cash equivalents and other short term money market investments in the Ordinary Course of Business pursuant to Parent’s or any of its Subsidiaries’ usual and customary cash management policies and procedures; the use of cash and cash equivalents for purposes not prohibited hereby;
(f)    dispositions pursuant to sales and leaseback transactions permitted under Section 8.13;
(g)    dispositions of real property which are made for Fair Market Value (as determined in good faith by Administrative Borrower); provided, that at the time of any disposition, no Event of Default shall exist or shall result from such disposition; and
(h)    dispositions not otherwise permitted hereunder which are made for Fair Market Value (as determined in good faith by Administrative Borrower); provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) if the aggregate fair market value of the assets subject to such disposition (in any transaction or series of related transactions) is equal to or greater than $20,000,000, then not less than 75% of the aggregate purchase price for such disposition shall be paid in cash, (iii) no disposition by Parent of any of its equity interest in BMC West, LLC or SelectBuild Construction, Inc. shall be permitted hereunder, (iv) no disposition by any Loan Party of Accounts or Inventory (or any Equity Securities of any Persons that have an interest in any Accounts or Inventory) shall be permitted hereunder unless Administrative Borrower shall have provided to the Agent at least five (5) Business Days prior written notice of such disposition and an updated Borrowing Base

Certificate demonstrating that after giving effect to the consummation of such disposition, no Overadvance shall have occurred or would result therefrom; and (v) the Net Proceeds of such disposition shall be applied in accordance with Section 2.07(b), if applicable.
Notwithstanding anything in this agreement to the contrary, each Loan Party shall not and shall not permit any of its Subsidiaries to, deposit any ABL Priority Collateral (as defined in the Intercreditor Agreement), or the products or proceeds thereof, into the Designated Notes Account.
8.03    Consolidations and Mergers. Each Loan Party shall not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:
(a)    any Subsidiary of Parent may merge with (i) any Borrower (provided, that a Borrower shall be the continuing or surviving Person), or (ii) any one or more other Subsidiaries of Parent (provided, that (A) if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving Person; and (B) if any transaction shall be between a Subsidiary and a Loan Party, the Loan Party shall be the continuing or surviving Person);
(b)    as permitted by Section 8.02;
(c)    any Subsidiary of Parent may distribute or sell all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to any Borrower or to a Wholly-Owned Subsidiary; provided, that if the Subsidiary distributing or selling its assets is a Loan Party, then the Person purchasing or otherwise receiving the assets must also be a Loan Party; provided further, that no such distribution or sale by any Borrower to any Guarantor shall be permitted hereunder unless Administrative Borrower shall have provided to the Agent at least five Business Days prior written notice of such distribution or sale and an updated Borrowing Base Certificate demonstrating that after giving effect to the consummation of such distribution or sale, no Overadvance shall have occurred or would result therefrom; and
(d)    Any Subsidiary of Parent may merge with or consolidate into any other Person that is not a Subsidiary; provided, that (i) in the case of any Borrower, a Borrower shall be the continuing or surviving Person, (ii) if a Loan Party is a party to such merger, then the surviving or continuing entity must be a Loan Party or become a Loan Party in accordance with Section 7.13, (iii) such merger or consolidation is in connection with a Permitted Acquisition, and (iv) no such merger or consolidation shall be made while there exists a Default or if a Default would occur as a result thereof.
8.04    Loans and Investments. Each Loan Party shall not purchase or acquire, or suffer or permit any of its Subsidiaries to purchase or acquire, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make any Acquisitions, or make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of Parent (together, “Investments”) except for:
(a)    Investments held by Parent or any of its Subsidiaries in the form of cash equivalents and short term money market investments in the Ordinary Course of Business pursuant to Parent’s and its Subsidiaries’ usual and customary cash management policies and procedures;
(b)    extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the Ordinary Course of Business, together with investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(c)    (i) Investments by Parent and its Subsidiaries in their respective Subsidiaries which Investments are outstanding on the Effective Date, and (ii) additional Investments by Parent and its Subsidiaries that are Loan Parties in other Loan Parties;
(d)    Investments incurred in order to consummate Permitted Acquisitions;
(e)    Investments constituting Permitted Hedge Obligations or payments or advances under Hedge Agreements relating to Permitted Hedge Obligations;
(f)    Investments constituting non-cash consideration received by Parent or any of its Subsidiaries in respect of any asset dispositions permitted under Section 8.02;
(g)    Restricted Payments, to the extent permitted under Section 8.11;
(h)    guarantees permitted under Section 8.05 or Section 8.08;
(i)    advances made in connection with purchases of goods or services in the Ordinary Course of Business;
(j)    (i) non-cash loans and advances to employees, officers, and directors (or spouses or lineal descendants thereof or any trusts for the benefit of any of the foregoing) of Parent or any of its Subsidiaries for the purpose of purchasing Equity Securities in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Securities in Parent, and (ii) loans and advances to employees and officers of Parent or any of its Subsidiaries in the Ordinary Course of Business for any other business purpose and in an aggregate amount not to exceed $2,500,000 at any time outstanding;
(k)    (i) Investments by a Loan Party in Subsidiaries of Parent that are not Loan Parties, and (ii) Investments by a Subsidiary that is not a Loan Party in another Subsidiary that is not a Loan Party, in an aggregate amount for clauses (i) and (ii) not to exceed $5,000,000 at any time outstanding;
(l)    Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;
(m)    Investments consisting of (i) utilities, security deposits, leases and similar prepaid expenses incurred in the Ordinary Course of Business, (ii) trade accounts created, or prepaid expenses accrued, in the Ordinary Course of Business, and (iii) deposits of cash and cash equivalents to the extent contemplated by Section 8.01(a)(xxiii);
(n)    advances made in connection with purchases of goods or services in the Ordinary Course of Business; and
(o)    any Investments, so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom, and (ii) either (A) (1) Administrative Borrower shall have delivered to Agent written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, Parent and its Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.00:1.00 for the four (4) fiscal quarter period ended immediately prior to the making of the Investment for which financial statements have been or are required to have been delivered pursuant to Section 7.01(a) or (b), and (2) after giving effect to the Investment, Borrowers would have Availability of at least the greater of (x) $53,000,000, and (y) 12.5% of the Line Cap then in effect, or (B) after giving effect to the Investment, Borrowers would have Availability of at least the greater of (1) $74,000,000, and (2) 17.5% of the Line Cap then in effect.
8.05    Limitation on Indebtedness. Each Loan Party shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(a)    Indebtedness incurred pursuant to the Loan Documents;
(b)    subject to the provisions of the Intercreditor Agreement, Indebtedness incurred pursuant to the Senior Note Documents, including any Permitted Refinancing Indebtedness in respect thereof (provided, that clause (a) of the definition of “Permitted Refinancing Indebtedness” shall not apply to the increase of Indebtedness pursuant to the Senior Note Documents so long as the requirements set forth in the following proviso have been satisfied); provided, that at the time of incurrence and after giving pro forma effect thereto, (i) other than in connection with the incurrence of such Indebtedness in the original principal amount of up to $350,000,000 in the aggregate, no Default or Event of Default has occurred and is continuing or would immediately result therefrom, (ii) other than in connection with the incurrence of such Indebtedness in the original principal amount of up to $350,000,000 in the aggregate, the Pro Forma Leverage Ratio after giving effect to such incurrence would not be greater than 4.50 to 1.00, (iii) such Indebtedness shall be subject to the terms and conditions of the Senior Note Documents and the Intercreditor Agreement, and (iv) other than in connection with the incurrence of such Indebtedness in the original principal amount of up to $350,000,000 in the aggregate, Administrative Borrower has delivered to Agent a certificate of a Responsible Officer of Administrative Borrower, including reasonably detailed calculations, demonstrating compliance, if applicable, with clauses (i), (ii), and (iii);
(c)    Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.08;
(d)    Indebtedness existing on the Effective Date set forth on Schedule 8.05 and any Permitted Refinancing Indebtedness in respect thereof;
(e)    (i) Indebtedness secured by Liens permitted by Sections 8.01(a)(x) and 8.01(a)(xi) outstanding on the Effective Date and set forth on Schedule 8.05, together with Permitted Refinancing Indebtedness in respect thereof; and (ii) Indebtedness incurred after the Effective Date secured by Liens permitted by Sections 8.01(a)(x) or 8.01(a)(xi); provided, that if the Pro Forma Leverage Ratio is greater than or equal to 4.00 to 1.00 before and immediately after the incurrence of such Indebtedness, then the aggregate principal amount of the Indebtedness described in clauses (i) and (ii) above and incurred at such times shall not exceed the following: (A) $60,000,000 if such Pro Forma Leverage Ratio is greater than or equal to 5.00 to 1.00; and (B) $75,000,000 if such Pro Forma Leverage Ratio is less than 5.00 to 1.00 but greater than or equal to 4.00 to 1.00;
(f)    Indebtedness of (i) Parent or other Loan Parties to Parent or other Loan Parties, (ii) Subsidiaries not otherwise constituting a Loan Party to a Loan Party (to the extent the Investment is permitted pursuant to Section 8.04 hereof), and (iii) Indebtedness of a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;
(g)    Indebtedness incurred pursuant to sales and leaseback transactions permitted under Section 8.13;

(h)    (i) Indebtedness of a Person or Indebtedness secured by assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Parent or any of its Subsidiaries, in each case after the Effective Date as the result of a Permitted Acquisition; provided, that (A) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, and (B) such Indebtedness is not guaranteed in any respect by Parent or any of its Subsidiaries (other than by any such Person that so becomes a Subsidiary and existing Subsidiaries of such Person); and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(i)    other unsecured Indebtedness; provided, that if (x) the Pro Forma Leverage Ratio is greater than or equal to 4.50 to 1.00 before and immediately after the incurrence of such Indebtedness, or (y) an Event of Default has occurred and is continuing or would immediately result therefrom, then the aggregate principal amount of the unsecured Indebtedness subject to this clause (i) and incurred at such times shall not exceed $50,000,000;
(j)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(k)    Indebtedness in respect of certain Borrowers’ obligations under the letters of credit set forth on Schedule 8.05(k) and any amendments thereto and replacements thereof supporting the same underlying obligations; provided, that (A) the aggregate amount of such Indebtedness shall not exceed $14,367,832, (B) the amount of such Indebtedness permitted pursuant to this clause (k) shall be reduced by 100% of the amount of any reduction in the face amount of any letter of credit set forth on Schedule 8.05(k) (other than replacements thereof which support the same underlying obligations), upon the payment in full of all obligations or indebtedness (if any) that becomes due and payable in connection with such reduction, and (C) the amount of any such letter of credit that is replaced shall in no event exceed the amount of the letter of credit it replaces on the date of such replacement; and
(l)    (i) the accretion or amortization of original issue discount on Indebtedness that is otherwise permitted under this Agreement, and (ii) interest payments relative to existing Indebtedness that is otherwise permitted under this Agreement and that is capitalized to the principal amount of, or paid in the form of an additional issuance of, the underlying Indebtedness.
In the event that any item of Indebtedness would qualify to be included in more than one category of Indebtedness that is permitted in this Section 8.05, the Administrative Borrower may select the category in which to classify such item of Indebtedness.
8.06    Transactions with Affiliates. Each Loan Party shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Parent, except (x) upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate of Parent, and (y) if Administrative Borrower delivers to Agent with respect to any Affiliate transaction or series of related Affiliate transactions involving aggregate payments or consideration in excess of $25,000,000, a resolution adopted by the majority of the board of directors of Administrative Borrower approving such Affiliate transaction and set forth in a Responsible Officers’ certificate certifying that such Affiliate transaction complies with clause (x) above; provided, that the foregoing restrictions shall not apply to (i) transactions between or among Loan Parties, (ii) Investments and Restricted Payments permitted hereby, (iii) customary fees paid to directors (or members of a similar governing body) of Parent or its Subsidiaries in the Ordinary Course of Business, (iv) customary indemnities provided to directors of Parent and its Subsidiaries in the Ordinary Course of Business, and (v) compensation arrangements for officers and other employees of Parent and its Subsidiaries entered into in the Ordinary Course of Business.
8.07    Use of Proceeds. Each Loan Party shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of Parent or any of its Subsidiaries or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, in a manner that would not result in the contravention of Regulation T, U or X of the FRB, (iv) to repay any of the indebtedness under the Senior Note Documents to the extent any such payment would be in contravention of the Intercreditor Agreement, (v) for any use not permitted under Section 7.12, (vi) to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, or (vii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.
8.08    Contingent Obligations. Each Loan Party shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations, except:
(a)    endorsements for collection or deposit in the Ordinary Course of Business;
(b)    Contingent Obligations in respect of Hedge Agreements permitted under Section 8.04(e);
(c)    Contingent Obligations of Parent in respect of Indebtedness of any other Loan Party, or Contingent Obligations of any Loan Party in respect of Indebtedness of another Loan Party or of Parent, in each case to the extent such Indebtedness is permitted hereunder;
(d)    Contingent Obligations of Parent and its Subsidiaries existing as of the Effective Date and set forth on Schedule 8.08;
(e)    Contingent Obligations with respect to Surety Instruments incurred in the Ordinary Course of Business;
(f)    Contingent Obligations consisting of normal and customary indemnities issued in the Ordinary Course of Business (including under professional services agreements, construction and materials supply agreements, intellectual property agreements or employment and consulting agreements) or consisting of normal and customary indemnities pursuant to the issuance and sale of securities;
(g)    Contingent Obligations in respect of Operating Leases, to the extent such Operating Leases are permitted to be entered into hereby;
(h)    Contingent Obligations consisting of customary indemnification and purchase price adjustment obligations incurred in connection with asset dispositions permitted under Section 8.02; and
(i)    Contingent Obligations consisting of Earn-Out Obligations incurred in connection with Permitted Acquisitions.

8.09    Intentionally Omitted.
8.10    Intentionally Omitted.
8.11    Restricted Payments. Each Loan Party shall not, and shall not suffer or permit any of its Subsidiaries to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock or other equity interests (other than dividends or other distributions by a Subsidiary to Parent or to another Subsidiary that is a Loan Party), or purchase, redeem or otherwise acquire for value any shares of its capital stock or other equity interests or any warrants, rights or options to acquire such shares or other equity interests, now or hereafter outstanding (collectively, “Restricted Payments”); except that Parent may:
(a)    declare and make dividend payments or other distributions payable solely in its common stock;
(b)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, declare and make dividends required to be declared or paid pursuant to the terms of any securities issued in an offering by Parent of common stock, preferred stock or other equity interests of Parent, so long as the dividend provisions of such securities were approved by the Majority Lenders in writing prior to the issuance of such securities;
(c)    allow any Subsidiary of Parent to make distributions to its owners (on a pro rata basis);
(d)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, purchase Parent’s Equity Securities from present or former officers, employees or directors of Parent or any of its Subsidiaries following the death, disability or termination of employment or in connection with the repurchase of such Equity Securities in order to pay taxes of such officer, employee or director in accordance with any stock incentive plan approved by Parent’s board of directors, in an aggregate amount not to exceed $10,000,000 in any fiscal year; and
(e)    make Restricted Payments, so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom; and (ii) either (A) (1) Administrative Borrower shall have delivered to Agent written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, Parent and its Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.00:1.00 for the four (4) fiscal quarter period ended immediately prior to the making of the Restricted Payment for which financial statements have been or are required to have been delivered pursuant to Section 7.01(a) or (b), and (2) after giving effect to the Restricted Payment, Borrowers would have Availability of at least the greater of (x) $63,750,000, and (y) 15.0% of the Line Cap then in effect; or (B) after giving effect to the Restricted Payment, Borrowers would have Availability of at least the greater of (1) $85,000,000, and (2) 20.0% of the Line Cap then in effect.
8.12    ERISA. Each Loan Party shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of any Loan Party in an aggregate amount in excess of $10,000,000; or (b) engage in a transaction that could be subject to section 4069 or 4212(c) of ERISA and that would reasonably be expected to have a Material Adverse Effect.
8.13    Sales and Leasebacks. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease (a “Subject Lease”), of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Parent or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person, or (ii) which Parent or any of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by Parent or such Subsidiary to any other Person in connection with such lease; provided, that Parent and any of its Subsidiaries may enter into any such lease if no Event of Default shall then exist or would occur as a direct result thereof.
8.14    Certain Payments. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, except for Permitted Prepayments and except in connection with the incurrence of Permitted Refinancing Indebtedness in respect thereof, (a) optionally prepay, redeem, repurchase, defease or otherwise optionally acquire any Indebtedness of Parent or any of its Subsidiaries, other than the Obligations in accordance with this Agreement, or (b) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions.
8.15    Modification of Senior Note Documents. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, agree to or otherwise suffer or permit any amendment, restatement, supplement, waiver, or other modification (a “Senior Notes Modification”) of any provision of the Senior Note Documents unless each of the following conditions are satisfied: (a) the amount of Senior Notes Indebtedness is not increased at the time of such Senior Notes Modification except by an amount equal to a premium or other amount paid, and fees and expenses reasonably incurred, in connection with such amendment and by an amount equal to any capitalized interest paid in kind, unless such amendment or supplement relates to the incurrence of additional Indebtedness under the Senior Note Documents otherwise permitted to be incurred pursuant to Section 8.05; (b) the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such Senior Notes Modification; (c) such Senior Notes Modification has a final maturity that is no sooner than the final maturity of, and a weighted average life to maturity that is no shorter than the remaining weighted average life of, the Senior Note Documents in effect prior to the applicable Senior Notes Modification; (d) the material terms taken as a whole of any such Senior Notes Modification are no less favorable in any material respect to the Loan Parties or the Lenders than the terms, taken as a whole, of the Senior Notes Modification; (e) the interest rate applicable to any Senior Notes Modification does not exceed the then applicable market interest rate; (f) the Senior Notes Modification does not contravene the provisions of the Intercreditor Agreement; (g) the mandatory prepayment provisions of the Senior Note Documents are not changed (including by the addition of new provisions or removal of existing provisions) in a manner adverse to the Lender; (h) no covenants, defaults, or events of default under any Senior Note Document are changed (including by the addition of new covenants, defaults, or events of default or the removal of existing covenants, defaults, or events of default) to restrict any Loan Party from making payments of the Obligations that would otherwise be permitted under any of the Senior Note Documents as in effect on the date hereof; and (i) if any non-monetary obligations of the Loan Parties in the Senior Note Documents are increased, Parent shall have offered to Agent and Majority Lenders the opportunity to amend, restate, supplement, or modify, as applicable, the Credit Agreement or other Loan Document, as applicable, to achieve a corresponding increase in the non-monetary obligations of the Loan Parties in the Credit Agreement or other Loan Document, as applicable.
8.16    Modification of Subordinated Debt Documents. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, agree to or otherwise suffer or permit any amendment, modification or waiver of any provision of any agreement, instrument, document, indenture, or other writing evidencing or concerning any Indebtedness that has been contractually subordinated in right of payment to the Obligations (including any amendment, modification or waiver pursuant to an exchange of other securities or instruments therefor), to the extent that (a) any such amendment, modification or waiver is prohibited under the subordination terms and conditions applicable thereto, or (b) the effect of any such amendment, modification or waiver would not be permitted in connection with the incurrence of Permitted Refinancing Indebtedness in respect thereof.
8.17    Change in Business. Each Loan Party shall not, and shall not suffer or permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by Parent and its Subsidiaries on the Effective Date, other than a Permitted Business.
8.18    Accounting Changes. Each Loan Party shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as permitted by GAAP, or change the fiscal year of Parent or of any of its Subsidiaries, except to change the fiscal year of such Subsidiary to conform its fiscal year to that of Parent.
8.19    Financial Covenant. From any date that Excess Availability is less than or equal to the greater of (a) $37,700,000, and (b) 10.0% of the Line Cap until the date that Excess Availability has been greater than the greater of (i) $37,700,000, and (ii) 10.0% of the Line Cap for a period of at least 30 consecutive days, Parent and its Subsidiaries shall have a Fixed Charge Coverage Ratio at the end of any fiscal quarter (beginning with the fiscal quarter most recently ended for which financial statements have been delivered to Agent pursuant to Section 7.01(a) or (b) prior to the first time Excess Availability is less than or equal to the greater of (A) $37,700,000, and (B) 10.0% of the Line Cap) of at least 1.0:1.0 for the twelve month period then ending.
8.20    No Restrictions on Subsidiary Dividends. Each Loan Party shall not, and shall not suffer or permit any of its Subsidiaries to, enter into or be bound by any Contractual Obligation which restricts, limits or prohibits the payment of dividends by any of Parent’s Subsidiaries or the making of any other distribution in respect of such Subsidiary’s capital stock or other equity interests, except for the following:
(a)    agreements for the sale of a Subsidiary or assets or that would otherwise result in a Change of Control; provided, that (i) any such restriction, limitation or prohibition on the payment of dividends or other distributions applies only to the Subsidiary to be sold or to the Subsidiary that owns the assets to be sold, in each case, while such sale is pending, and (ii) such sale is permitted under Section 8.02;
(b)    agreements in respect of Indebtedness permitted under Section 8.05 of any Subsidiary acquired after the Effective Date that was incurred by such Subsidiary prior to the date on which such Subsidiary was acquired (other than Indebtedness incurred as consideration for, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary becomes a Subsidiary or was otherwise acquired); and
(c)    any encumbrances or restrictions existing under or by reason of (i) the Loan Documents, (ii) the Senior Note Documents, or (iii) the definitive documents governing Indebtedness permitted to be incurred under Section 8.05(i), (A) so long as such prohibitions and conditions are not materially more burdensome (taken as a whole) than the prohibitions and conditions governing the Loan Documents, the Senior Note Documents, or any documents giving effect to any Permitted Refinancing Indebtedness thereof, and (B) in addition, in the case of Indebtedness of a Subsidiary that is not a Loan Party, so long as such prohibitions and conditions are imposed solely on such non-Loan Party and its Subsidiaries.
8.21    No Opt-In to Article 8 of the UCC. Each Loan Party shall not suffer or permit any of its Subsidiaries which is either a limited partnership or limited liability company to amend its limited partnership agreement or limited liability company operating agreement, as the case may be, to certificate any of its limited partnership interests or membership interests, as the case may be, or opt into Article 8 of the UCC, without the prior written consent of the Agent.
8.22    Organizational Documents.
(a)    Each Loan Party shall not, and shall not suffer or permit any of its Subsidiaries to, amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, except that Parent or any of its Subsidiaries may (i) change its name, jurisdiction of organization, organizational identification number or FEIN in connection with a transaction permitted by Section 8.03, and (ii) change its name upon at least 10 days’ (or such shorter period as permitted by the Agent in writing in its sole discretion) prior written notice by Administrative Borrower to the Agent of such change and so long as, at the time of such written notification, such Person provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent’s Liens.
(b)    Each Loan Party shall not, and shall not suffer or permit any of its Subsidiaries to, amend, modify or otherwise change any of its governing documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Equity Securities (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Securities or amend, modify or otherwise change any Material Contract, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this Section 8.22(b) that would not reasonably be expected to have a Material Adverse Effect. The foregoing shall not limit or qualify Section 8.15 or 8.16.
ARTICLE IX.

EVENTS OF DEFAULT
9.01    Event of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non Payment. Borrowers fail to make, (i) when and as required to be made herein, payments of any amount of principal of any Loan or of any L/C Obligation, (ii) within three (3) Business Days after the same becomes due, any payment or transfer under any Specified Hedge Agreement, or (iii) within three (3) Business Days after the same becomes due, payment of any interest, fee or any other amount payable hereunder or under any other Loan Document (other than (x) a Specified Hedge Agreement, and (y) Bank Product Obligations (other than obligations arising under Specified Hedge Agreements) that do not exceed an aggregate of $10,000,000);
(b)    Representation or Warranty. Any representation or warranty by any Loan Party made or deemed made herein, in any other Loan Document (other than a Specified Hedge Agreement), or which is contained in any certificate, document or financial or other statement by any Loan Party, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document (other than a Specified Hedge Agreement), is incorrect in any material respect on or as of the date made or deemed made;
(c)    Specific Defaults. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of 7.01(a), 7.01(b), 7.02(a), 7.02(d), 7.03(a), 7.04(a)(i) (other than with respect to Insignificant Subsidiaries), 7.12, 7.16, 7.19 or in Article VIII;
(d)    Other Defaults. Any Loan Party fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document (other than a Specified Hedge Agreement),

and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer of any Loan Party obtained actual knowledge of such failure, and (ii) the date upon which written notice thereof is given to Administrative Borrower by the Agent or any Lender;
(e)    Cross Default. (i) Parent or any of its Subsidiaries (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Hedge Agreements or the Obligations), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $20,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or administrative agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable or to be repurchased, prepaid, defeased or redeemed prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (1) any event of default under such Hedge Agreement as to which Parent or any of its Subsidiaries is the Defaulting Party (as defined in such Hedge Agreement), or (2) any Termination Event (as so defined) as to which Parent or any of its Subsidiaries is an Affected Party (as so defined), and, in either event, the Hedge Termination Value owed by Parent or such Subsidiary as a result thereof is greater than $20,000,000; or (iii) there occurs under any of the Senior Note Documents any default as to which Parent or any of its Subsidiaries is the defaulting party (as set forth therein), and such default continues beyond all applicable grace or notice periods, if any, set forth therein;
(f)    Insolvency; Voluntary Proceedings. Parent or any of its Subsidiaries (excluding Insignificant Subsidiaries) (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; provided, that an Insolvency Proceeding commenced against an Insignificant Subsidiary that would be an Event of Default but for the exclusion set forth above and that could reasonably be expected to result in a Material Adverse Effect shall constitute an Event of Default; or
(g)    Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against Parent or any of its Subsidiaries (excluding Insignificant Subsidiaries), or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of Parent’s or any of its Subsidiaries’ (excluding Insignificant Subsidiaries) properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) Parent or any of its Subsidiaries (excluding Insignificant Subsidiaries) admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) Parent or any of its Subsidiaries (excluding Insignificant Subsidiaries) acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or administrative agent therefor), or other similar Person for itself or a substantial portion of its property or business; provided, that an Insolvency Proceeding commenced against an Insignificant Subsidiary that would be an Event of Default but for the exclusion set forth above and that could reasonably be expected to result in a Material Adverse Effect shall constitute an Event of Default; or
(h)    ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $25,000,000; or (iii) any Loan Party or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000;
(i)    Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against Parent or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $25,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof;
(j)    Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against Parent or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(k)    Change of Control. There occurs any Change of Control;
(l)    Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in its Guaranty; or any Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or such Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at subsections (f) or (g) of this Section 9.01 occurs with respect to any Guarantor;
(m)    Invalidity of Subordination Provisions. The subordination provisions in the Intercreditor Agreement shall be for any reason revoked or invalidated, or otherwise cease to be in full force and effect, or the holders thereof or any other Person shall contest in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Indebtedness hereunder is for any reason subordinated or does not have the priority contemplated by this Agreement or such subordination provisions; or
(n)    Collateral. (i) Any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against Parent or any of its Subsidiaries party thereto or Parent or any of its Subsidiaries shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to the Intercreditor Agreement and Permitted Liens.
9.02    Remedies. At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 9.01(f) or Section 9.01(g)), the Agent may or

shall, upon instructions from the Majority Lenders, by written notice to Administrative Borrower (i) terminate the Commitments, any obligation of the Issuing Lender to make Credit Extensions, the obligation of the Swing Lender to make Swing Loans, and the obligations of the Revolving Lenders to make Loans, (ii) require that Borrowers Cash Collateralize the L/C Obligations in an amount equal to the then Effective Amount of the L/C Obligations; or (iii) declare all or a portion of the outstanding Obligations (other than Bank Product Obligations), whether evidenced by this Agreement or any of the other Loan Documents, immediately due and payable, whereupon the same shall become immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.
Upon the occurrence or existence of any Event of Default described in Section 9.01(f) or 9.01(g), immediately and without notice, (1) the Commitments, any obligation of the Issuing Lender to make Credit Extensions and the obligations of the Lenders to make Loans shall automatically terminate, (2) Borrowers shall immediately Cash Collateralize the Obligations in an amount equal to the then Effective Amount of all Revolving Loans and L/C Obligations, and (3) all outstanding Obligations payable by any Loan Party hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Agent may, or, upon the direction of the Majority Lenders, shall, exercise any other right, power or remedy available to it under any of the Loan Documents or otherwise by law, either by suit in equity or by action at law, or both. Without limiting the foregoing, such exercise of remedies may include (a) the institution of any foreclosure proceedings or the noticing of any public or private sale or other disposition pursuant to Article 9 of the UCC or other applicable law, or the taking of any action in an attempt to vacate or obtain relief from a stay or other injunction restricting any other action described in this definition, (b) any delivery of any notice to seek to obtain payment directly from any account debtor of any Grantor or any depositary bank, securities intermediary, or other person obligated on any Collateral of any Grantor, the taking of any action or the exercise of any right or remedy in respect of the Collateral, or the exercise of any right of setoff or recoupment with respect to obligations owed to any Grantor, or (c) the commencement of applicable legal proceedings or other actions with respect to all or any material portion of the Collateral to facilitate the actions described in the preceding clauses.
9.03    Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the Obligations have automatically been required to be Cash Collateralized as set forth in the last paragraph of Section 9.02) or while any Application Event has occurred and is continuing, any amounts received by the Agent on account of the Obligations and all proceeds of Collateral shall be applied by the Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article IV) payable to the Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting interest due in respect of all Protective Advances that are held solely by Agent pursuant to the terms of the last sentence of Section 2.16(a);
Third, to payment of that portion of the Obligations constituting principal of all Protective Advances that are held solely by Agent pursuant to the terms of the last sentence of Section 2.16(a);

Fourth, to payment of that portion of the Obligations constituting interest due in respect of all Protective Advances not described in clause Second above;
Fifth, to payment of that portion of the Obligations constituting principal of all Protective Advances not described in clause Third above;
Sixth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders and the Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Article IV), ratably among them in proportion to the respective amounts described in this clause Sixth payable to them;
Seventh, to pay interest accrued in respect of the Swing Loans, until paid in full;
Eighth, to pay the principal of all Swing Loans, until paid in full;
Ninth, to payment of that portion of the Obligations constituting interest on the Revolving Loans (other than Protective Advances and Swing Loans), ratably among the Revolving Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Ninth payable to them;
Tenth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans (other than Protective Advances and Swing Loans), (ii) to Cash Collateralize the L/C Obligations, and (iii) up to the amount of the most recently established Bank Product Reserve Amount, ratably among the Revolving Lenders, the Issuing Lender, and the Bank Product Providers in proportion to the respective amounts described in this clause Tenth held by them;
Eleventh, to payment of that portion of the Obligations (other than Protective Advances and Swing Loans) constituting (i) amounts owing to any Bank Product Providers in respect of Specified Hedge Agreement not described in clause Tenth above, and (ii) amounts owing to any Bank Product Provider in respect of Bank Product Agreements not described in clause Tenth above, ratably among the Bank Product Providers in proportion to the respective amounts described in this clause Eleventh held by them;
Twelfth, to payment of all other Obligations, ratably among the Persons owed such Obligations in proportion to the respective amounts described in this clause Twelfth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrowers or as otherwise required by applicable law.
Subject to Section 3.03, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Tenth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
9.04    Specified Hedge Agreement Remedies. Notwithstanding any other provision of this Article IX, but subject to Section 9.03, each Bank Product Provider shall have the right, with prior notice to the Agent, but without the approval or consent of the Agent or the other Lenders, with respect to any Specified Hedge Agreement of such Bank Product Provider, (a) to declare an event of default, termination event or other similar event thereunder and to create an Early Termination Date (as defined in such Specified Hedge Agreement), (b) to determine net termination amounts in accordance with the terms of such Specified Hedge

Agreements and to set-off amounts between such Specified Hedge Agreement, and (c) to prosecute any legal action against Parent or any of its Subsidiaries to enforce net amounts owing to such Bank Product Provider.
ARTICLE X.

THE AGENT
10.01    Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement or Hedge Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) the Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Article X. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement or Hedge Agreement, each Bank Product Provider shall be deemed to authorize) the Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that the Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to the Agent, Lenders agree that the Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as the Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as the Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

10.02    Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
10.03    Liability of Agent. None of the Agent Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or any of its Subsidiaries.
10.04    Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Loan Parties or counsel to any Lender), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, the Agent shall act, or refrain from acting, as it deems advisable. If the Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers). No Agent Related Person shall have any liability to any Lender, any Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.
10.05    Notice of Default or Event of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to the Agent for the account of the Lenders and, except with respect to Events of Default of which the Agent has actual knowledge, unless the Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” The Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which the Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and the Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 10.04, the Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with Article IX; provided, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
10.06    Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement or Hedge Agreement, each Bank Product Provider shall be deemed to represent) to the Agent that it has, independently and without reliance upon any Agent Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement or Hedge Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any other Person party to a Loan Document that may come into the possession of any of the Agent Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement or Hedge Agreement, each Bank Product Provider shall be deemed to acknowledge) that the Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Loan Party, any of their respective Affiliates, or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into the Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement or Hedge Agreement).
10.07    Costs and Expenses; Indemnification. The Agent may incur and pay Lender Group Expenses to the extent the Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not any Loan Party is obligated to reimburse the Agent or Lenders for such expenses pursuant to this Agreement or otherwise. The Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by the Agent to reimburse the Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event the Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to the Agent such Lender’s Proportionate Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Proportionate Shares, from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for such Lender’s Proportionate Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.
10.08    Agent in Individual Capacity. WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not the Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or its Affiliate or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement or Hedge Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver the Agent will use its reasonable best efforts to obtain), the Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF in its individual capacity.
10.09    Successor Agent. The Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Majority Lenders) and Administrative Borrower (unless such notice is waived by Administrative Borrower) and without any notice to the Bank Product Providers. If the Agent resigns under this Agreement, the Majority Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that the Agent’s resignation is effective, it is acting as the Issuing Lender or Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Lender and/or Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit or to extend Swing Loans, as applicable. If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent. If the Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Majority Lenders may agree in writing to remove and replace the Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of

Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
10.10    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement or Hedge Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or its Affiliate or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement or Hedge Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
10.11    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement or Hedge Agreement, each Bank Product Provider shall be deemed to authorize) the Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to the Agent that the sale or disposition is permitted under this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or any of its Subsidiaries owned no interest at the time the Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Parent or any of its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 10.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement or Hedge Agreement, each Bank Product Provider shall be deemed to authorize) the Agent, based upon the instruction of the Majority Lenders, to credit bid and purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted or consented to by the Agent under the provisions of the UCC, including pursuant to Sections 9610 or 9620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted or consented to by the Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis

(with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon their Proportionate Share credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Securities of any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Majority Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon their Proportionate Share credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, the Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Majority Lenders (without requiring the authorization of the Bank Product Providers). Upon request by the Agent or Administrative Borrower at any time, the Lenders will (and is so requested, the Bank Product Providers will) confirm in writing the Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 10.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, the Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in the Agent’s opinion, could expose the Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Loan Parties in respect of) any and all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement or Hedge Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) the Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by the Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money indebtedness permitted under this Agreement. Notwithstanding the provisions of this Section 10.11, the Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.
(b)    The Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Parent or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.
10.12    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of the Agent, set off against the Obligations, any amounts owing by such Lender to Parent or any of its Subsidiaries or any deposit accounts of Parent or any of its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Parent, any Borrower or any other Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s Proportionate Share of all such distributions by the Agent, such Lender promptly shall (A) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Proportionate Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
10.13    Agency for Perfection. The Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement or Hedge Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver possession or control of such Collateral to the Agent or in accordance with the Agent’s instructions.
10.14    Payments by Agent to the Lenders. All payments to be made by the Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
10.15    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs the Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement or Hedge Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by the Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by the Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
10.16    Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Parent or any of its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of the Agent, and the Agent shall so furnish each Lender with such Reports,
(b)    expressly agrees and acknowledges that the Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of Parent’s and its Subsidiaries’ personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 11.07, and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold the Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (x) any Lender may from time to time request of the Agent in writing that the Agent provide to such Lender a copy of any report or document provided by Parent or any of its Subsidiaries to the Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, the Agent promptly shall provide a copy of same to such Lender, (y) to the extent that the Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request the Agent to exercise such right as specified in such Lender’s notice to the Agent, whereupon the Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, the Agent promptly shall provide a copy of same to such Lender, and (z) any time that the Agent renders to Administrative Borrower a statement regarding the Loan Account, the Agent shall send a copy of such statement to each Lender.
10.17    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of the Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of the Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 10.07, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrowers or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
10.18    Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Agent under Sections 2.10, 3.08, and 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.10 and 11.04.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.
10.19    Intercreditor Agreement. Each Lender hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender hereby authorizes and directs the Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Agent may take such actions for itself and on such Lender’s behalf as is contemplated by the terms of the Intercreditor Agreement; provided, that no amendment to or waiver of any of the provisions of the Intercreditor Agreement, or consent given by the Agent to any departure therefrom by the Notes Collateral

Agent, shall be permitted or effective unless the same shall be in writing and signed by the Agent and the Majority Lenders (or the Agent with the consent of the Majority Lenders), and any such amendment, waiver or consent shall be permitted and effective only in the specific instance and for the specific purpose for which given.
ARTICLE XI.

MISCELLANEOUS
11.01    Amendments and Waivers.
(a)    Except as otherwise provided herein or in any other Loan Document, (i) no amendment to any provision of this Agreement or any of the other Loan Documents shall in any event be effective unless the same shall be in writing and signed by Borrowers (or other Loan Party thereto, as applicable), the Majority Lenders (or the Agent with the written consent of the Majority Lenders); and (ii) no waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by Borrowers or other party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders (or the Agent with the consent of the Majority Lenders). Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall do any of the following:
(A)    increase the amount, or extend the stated expiration or termination date, of the Commitment of any Revolving Lender without the consent of such Revolving Lender;
(B)    reduce or forgive the principal of, or interest or rate of interest on, the Revolving Loans of any Revolving Lender or any fee or other amount payable to any Revolving Lender hereunder without the consent of such Revolving Lender; provided, that only the consent of the Majority Lenders shall be necessary to change the manner of computation of any financial covenant or related definition used in determining the Applicable Margin or Applicable Fee Amount that would result in a reduction of any interest rate on any Revolving Loan or in a reduction of any Commitment Fees or Letter of Credit fees, or to amend the default rate of interest as determined under Section 2.09(c) or to waive any obligation of Borrowers to pay interest at the default rate of interest;
(C)    postpone any date fixed for any payment in respect of principal of, or interest on, the Revolving Loans of any Revolving Lender or any fee or other amount payable to any Revolving Lender hereunder without the consent of such Revolving Lender;
(D)    without consent of Agent, Borrowers and the Supermajority Lenders, amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base;
provided further, that unless in writing and signed by all of the Lenders (or by the Agent with the written consent of all the Lenders), no amendment, waiver or consent shall do any of the following:
(E)    change the definition of “Majority Lenders” or “Supermajority Lenders”, or any definition or provision of this Agreement requiring the approval of Majority Lenders, Supermajority Lenders or some other specified amount of Lenders;

(F)    consent to the assignment or transfer by any Borrower or any other Loan Party of any of its rights and obligations under the Loan Documents;
(G)    release any Guarantor or any material portion of the Collateral except as contemplated herein, in the Guaranty or in the Collateral Documents;
(H)    amend, modify or waive the provisions of Section 2.13 or Section 9.03;
(I)    amend, modify or waive the provisions of this Section 11.01(a);
(J)    change the definition of “Proportionate Share”;
(K)    amend, modify, or eliminate any provision of this Agreement providing for consent or other action by all Lenders;
(L)    other than in respect of Liens permitted pursuant to Sections 8.01(iii), 8.01(xi), and 8.01(xii), contractually subordinate any of Agent’s Liens; or
(M)    amend the definition of “Excluded Collateral” such that fee and leasehold interests in real property do not constitute Excluded Collateral;
provided further, that (1) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required hereinabove to take such action, affect the rights, obligations or duties of the Agent under any Loan Document, (2) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required hereinabove to take such action, affect the rights, obligations or duties of the Issuing Lender under any Loan Document, (3) no amendment, waiver or consent shall, unless in writing and signed by the Swing Lender in addition to the Lenders required hereinabove to take such action affect the rights, obligations or duties of the Swing Lender under any Loan Document and (4) the Fee Letter, the Arranger Fee Letter, and documents evidencing Specified Hedge Agreements may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without its consent, nor may any amendment, waiver or consent (i) reduce or forgive the principal of, or accrued and unpaid interest on, the outstanding Loans of such Lender or any accrued fee or other accrued amount payable to such Lender, or (ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document to such Lender, in each case without its consent. Anything in this Section 11.01(a) to the contrary notwithstanding, any amendment contemplated by Section 4.05(b) of this Agreement in connection with a Benchmark Transition Event or an Early Opt-in Election shall be effective as contemplated by such Section 4.05(b) hereof.
(b)    In connection with any such proposed amendment, waiver or consent requiring the consent of all Revolving Lenders or all Lenders, as the case may be, if the consent of the Majority Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.01 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Agent is not a Non-Consenting Lender, Borrowers may replace such Non-Consenting Lender in accordance with Section 11.11.
No failure or delay by the Agent or any Lender in exercising any right under this Agreement or any other Loan Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. The Lenders may condition the giving or making of any amendment, waiver or consent of any term, covenant, agreement or condition of this Agreement or any other Loan Document on payment of a fee by Borrowers.
11.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Loan Party, the Agent or the Issuing Lender, to the address, telecopier number, or telephone number specified for such Person on Schedule 11.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided, that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II or Article III if such Lender or the Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or Borrowers may, in its or their discretion, as applicable, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, Etc. Each of each Loan Party, the Agent and the Issuing Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Administrative Borrower, the Agent and the Issuing Lender.
(d)    Reliance by Agent, Issuing Lender and Lenders. The Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers shall indemnify the Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrowers. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
11.04    Indemnity; Damage Waiver.
(a)    Indemnification by Borrowers. Borrowers shall indemnify the Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Parent or any of its Subsidiaries, or any Environmental Claims related in any way to Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (each and all of the foregoing, the “Indemnified Liabilities”); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such Indemnified Liabilities (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan

Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.04(a) shall not apply with respect to Taxes (which is governed in Section 4.01).
(b)    Reimbursement by Lenders. To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Proportionate Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d)    Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(e)    Survival. The agreements in this Section shall survive the resignation of the Agent and the Issuing Lender, the replacement of any Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all the other Obligations.
11.05    Marshalling; Payments Set Aside. Neither the Agent nor the Lenders shall be under any obligation to marshal any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment to the Agent or the Lenders, or the Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its Proportionate Share of any amount so recovered from or repaid by the Agent.
11.06    Assignments and Participations.
(a)    With the prior written consent of Administrative Borrower, which consent of Administrative Borrower shall not be unreasonably withheld, delayed or conditioned, and shall not be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) or Related Fund of a Lender and with the prior written consent of the Agent, which consent of the Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) or Related Fund of a Lender, any Lender may assign and delegate to one or more assignees (each, an “Assignee”; provided, that no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee and no natural person shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by the Agent) of, with respect to assignments of the Commitments or the Revolving Loans, $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender, or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, that Borrowers and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and the Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and the Agent an Assignment and Acceptance and the Agent has notified the assigning Lender of its receipt thereof in accordance with Section 11.06(b), and (iii) unless waived by the Agent, the assigning Lender or Assignee has paid to the Agent for the Agent’s separate account a processing fee in the amount of $3,500.
(b)    From and after the date that the Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.04(a)) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article X and Section 11.07.
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes the Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    Immediately upon the Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 11.06(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, the Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Loan Parties hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, the Agent, Parent, the Collections of Parent or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 11.07, disclose all documents and information which it now or hereafter may have relating to Parent and any of its Subsidiaries and their respective businesses.

(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any FRB in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.24, and such FRB may enforce such pledge or security interest in any manner permitted under applicable law.
(h)    The Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolving Loan (and the principal amount thereof and stated interest thereon) held by such Lender, including the Swing Loans owing to Swing Lender, and Protective Advances and Overadvances owing to Agent (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolving Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register, and (ii) any assignment or sale of all or part of such Registered Loan may be effected only by registration of such assignment or sale on the Register. Prior to the registration of assignment or sale of any Registered Loan, Borrowers, Agent and each Lender shall treat the Person in whose name such Registered Loan is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. Entries in the Register shall be conclusive absent manifest error. In the case of any assignment by a Lender of all or any portion of its Revolving Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.
(i)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the names and addresses of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Registered Loan may be effected only by the registration of such participation on the Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and the participating Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(j)    The Agent shall make a copy of the Register (and each Lender shall make a copy of its Register and Participant Register to the extent it has one) available for review by Administrative Borrower from time to time as Administrative Borrower may reasonably request.
11.07    Treatment of Certain Information; Confidentiality.
(a)    Each of the Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of Administrative Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers.
(b)    For purposes of this Section, “Information” means all information received from Parent or any of its Subsidiaries relating to Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by Parent or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(c)     Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent; provided that, Agent shall only use such logo as approved by Administrative Borrower prior to the Effective Date; provided further that Administrative Borrower may require Agent to cease use of such logo and replace it with another logo of the Loan Parties identified in a written notice delivered to Agent.
(d)    Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).
11.08    Set off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Lender, irrespective of whether or not such Lender or the Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify Borrowers and the Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF PARENT OR ANY SUBSIDIARY OF PARENT HELD OR MAINTAINED BY THE LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE AGENT.
11.09    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, to the extent it is required by law or regulation or internal policies to do so, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
11.10    Guaranty.
(a)    Guaranty. Each of the Guarantors unconditionally and irrevocably, jointly and severally, guarantees to the Agent, the Issuing Lender, any Bank Product Provider and the Lenders, and their respective successors, endorsers, transferees and assigns (the “Guaranteed Persons”), the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of all indebtedness, liabilities and other obligations (including the Obligations) of any Borrower to any Guaranteed Person, whether arising out of or in connection with this Agreement, any other Loan Document or otherwise, including all unpaid principal of the Loans, all L/C Obligations, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by any Borrower to any Guaranteed Person thereunder or in connection therewith. The terms “indebtedness,” “liabilities”

and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under the Bankruptcy Code or other applicable law. The foregoing indebtedness, liabilities and other obligations (including the Obligations) of Borrowers shall hereinafter be collectively referred to as the “Guaranteed Obligations”; provided, that anything to the contrary contained in the foregoing notwithstanding, the Guaranteed Obligations of any Guarantor shall exclude its Excluded Swap Obligations. The Guaranteed Obligations include interest which, but for an Insolvency Proceeding, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Borrower for such interest in any such Insolvency Proceeding.
(b)    Joint and Several Liability; Separate Obligation. Each Guarantor acknowledges and agrees (i) that it is directly, jointly and severally with any other guarantor of the Obligations, liable to the Guaranteed Persons, (ii) that the Guaranteed Obligations are separate and distinct from any indebtedness, obligations or liabilities arising under or in connection with any other agreement, instrument or guaranty, including under any provision of this Agreement other than this Section 11.10, executed at any time by such Guarantor in favor of any Guaranteed Person, and (ii) such Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 11.10, and each Guaranteed Person may enforce any and all of its rights and remedies hereunder, without regard to any other agreement, instrument or guaranty, including any provision of this Agreement other than this Section 11.10, at any time executed by such Guarantor in favor of any Guaranteed Person, regardless of whether or not any such other agreement, instrument or guaranty, or any provision thereof or hereof, shall for any reason become unenforceable or any of the indebtedness, obligations or liabilities thereunder or hereunder shall have been discharged, whether by performance, avoidance or otherwise. Each Guarantor acknowledges that in providing benefits to Borrowers and such Guarantor, the Guaranteed Persons are relying upon the enforceability of this Section 11.10 and the Guaranteed Obligations as separate and distinct indebtedness, obligations and liabilities of such Guarantor, and each Guarantor agrees that each Guaranteed Person would be denied the full benefit of their bargain if at any time this Section 11.10 or the Guaranteed Obligations were treated any differently. The fact that the Guaranty of each Guarantor is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrowers and the Guarantors and shall in no way impair or adversely affect the rights or benefits of any Guaranteed Person under this Section 11.10. Each Guarantor agrees to execute and deliver a separate agreement, immediately upon request at any time of any Guaranteed Person, evidencing such Guarantor’s obligations under this Section 11.10. Upon the occurrence of any Event of Default, a separate action or actions may be brought against each Guarantor, whether or not any Borrower or any other Guarantor or Person is joined therein or a separate action or actions are brought against any Borrower or any other Guarantor or Person.
(c)    Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including the California Uniform Fraudulent Transfer Act and §§544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations which any Guaranteed Person can enforce under this Section 11.10, each Guaranteed Person by its acceptance hereof accepts such limitation on the amount of such Guarantor’s liability hereunder to the extent needed to make this Section 11.10 fully enforceable and nonavoidable.
(d)    Liability of Guarantor. The liability of each Guarantor under this Section 11.10 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(i)    such Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon any Guaranteed Person’s exercise or enforcement of any remedy it may have against any Borrower or any other Person, or against any collateral or other security for any Guaranteed Obligations;
(ii)    this Guaranty is a guaranty of payment when due and not merely of collectibility;
(iii)    such Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and
(iv)    such Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Guarantor be exonerated or discharged by, any of the following events:
(1)    any Insolvency Proceeding;
(2)    any limitation, discharge, or cessation of the liability of any Borrower or any other guarantor or Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;
(3)    any merger, acquisition, consolidation or change in structure of any Borrower or any other Guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of any Borrower or any other Guarantor or other Person;
(4)    any assignment or other transfer, in whole or in part, of any Guaranteed Person’s interests in and rights under this Guaranty or the other Loan Documents;
(5)    any claim, defense, counterclaim or set-off, other than that of prior performance, that any Borrower, such Guarantor, any other guarantor or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;
(6)    any Guaranteed Person’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;
(7)    any Guaranteed Person’s exercise or nonexercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral;
(8)    any Guaranteed Person’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding; or
(9)    any other guaranty, whether by any Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of any Guaranteed Person.

(e)    Consents of Guarantor. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Guarantor:
(i)    the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrowers under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;
(ii)    the time for any Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as any Guaranteed Person (or the Majority Lenders, as the case may be) may deem proper;
(iii)    each Guaranteed Person may request and accept other guarantees and may take and hold other security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;
(iv)    each Guaranteed Person may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Guarantor against any Borrower.
(f)    Guarantor’s Waivers. Each Guarantor waives and agrees not to assert:
(i)    any right to require the Agent, the Issuing Lender, any Bank Product Provider or any Lender to marshal assets in favor of Borrowers, the Guarantors, any other guarantor or any other Person, to proceed against any Borrower, any other guarantor or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Guaranteed Obligations or comply with any other provisions of Chapter 6 of Division 9 of the UCC (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of the Agent, the Issuing Lender, any Bank Product Provider or any Lender whatsoever;
(ii)    the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;
(iii)    any defense arising by reason of any lack of corporate or other authority or any other defense of any Borrower, such Guarantor or any other Person;
(iv)    any defense based upon any Guaranteed Person’s errors or omissions in the administration of the Guaranteed Obligations;
(v)    any rights to set-offs and counterclaims;
(vi)    without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Section 11.10;

(vii)    any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against any Borrower or any other obligor of the Guaranteed Obligations for reimbursement;
(viii)    without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Section 11.10, including any and all benefits that otherwise might be available to such Guarantor under California Civil Code §§1432, 2809, 2787 to 2855, inclusive, 2899 and 3433 and California Code of Civil Procedure §§580a, 580b, 580d and 726 or Texas Property Code §§51.003 – 51.005. Accordingly, each Guarantor waives all rights and defenses that such Guarantor may have because Borrowers’ debt is secured by real property. This means, among other things: (A) the Agent, the Issuing Lender, the Bank Product Providers and the Lenders may collect from such Guarantor without first foreclosing on any real or personal property Collateral pledged by any Borrower or such Guarantor; and (B) if the Agent forecloses on any real property Collateral pledged by any Borrower or such Guarantor: (1) the amount of the debt may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the Collateral is worth more than the sale price, and (2) the Agent, the Issuing Lender, the Bank Product Providers and the Lenders may collect from such Guarantor even if the Agent, by foreclosing on the real property Collateral, has destroyed any right such Guarantor may have to collect from Borrowers. This is an unconditional and irrevocable waiver of any rights and defenses such Guarantor may have because Borrowers’ debt is secured by real property. These rights and defenses include, but are not limited to, any rights of defenses based upon section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or sections 51.003 – 51.005 of the Texas Property Code; and
(ix)    any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by any Guaranteed Person upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon any Borrower, such Guarantor or any other Person with respect to the Guaranteed Obligations.
(g)    Financial Condition of Borrowers. No Guarantor shall have any right to require any Guaranteed Person to obtain or disclose any information with respect to: the financial condition or character of any Borrower or the ability of any Borrower to pay and perform the Guaranteed Obligations; the Guaranteed Obligations; any collateral or other security for any or all of the Guaranteed Obligations; the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; any action or inaction on the part of any Guaranteed Person or any other Person; or any other matter, fact or occurrence whatsoever. Each Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of Borrowers and the other Loan Parties and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of any Guaranteed Person with respect thereto.
(h)    Subrogation. Until the Guaranteed Obligations shall be satisfied in full and the Commitments shall be terminated, each Guarantor shall not have, and shall not directly or indirectly exercise (i) any rights that it may acquire by way of subrogation under this Section 11.10, by any payment hereunder or otherwise, (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 11.10, or (iii) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of any Guaranteed Person as against any Borrower or any other guarantors, whether in connection with this Section 11.10, any of the other Loan Documents or otherwise. If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of each Guaranteed Person and shall forthwith be paid to the Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
(i)    Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Guarantor until termination of the Commitments and payment and performance in full of all Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Guarantor expressly acknowledges that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist.
(j)    Reinstatement. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of any Borrower (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to any Borrower, any Borrower’s estate, trustee, receiver or any other Person (including under the Bankruptcy Code or other state or federal law), or must otherwise be restored by any Guaranteed Person, whether as a result of Insolvency Proceedings or otherwise. All losses, damages, costs and expenses that any Guaranteed Person may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of the Lenders and the Agent contained in Section 11.04.
(k)    Substantial Benefits. The funds that have been borrowed from the Lenders by Borrowers have been and are to be contemporaneously used for the direct or indirect benefit of Borrowers and each Guarantor. It is the position, intent and expectation of the parties that Borrowers and each Guarantor have derived and will derive significant and substantial direct or indirect benefits from the accommodations that have been made by the Lenders under the Loan Documents.
(l)    Knowing and Explicit Waivers. EACH GUARANTOR ACKNOWLEDGES THAT IT EITHER HAS OBTAINED THE ADVICE OF LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS SECTION 11.10. EACH GUARANTOR ACKNOWLEDGES AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN ARE MADE WITH FULL KNOWLEDGE OF THEIR SIGNIFICANCE AND CONSEQUENCES, AND THAT ALL SUCH WAIVERS AND CONSENTS HEREIN ARE EXPLICIT AND KNOWING AND WHICH EACH GUARANTOR EXPECTS TO BE FULLY ENFORCEABLE.
(m)    Release of Subsidiary Guarantors. Administrative Borrower may at any time deliver to the Agent a certificate from a Responsible Officer of Administrative Borrower certifying as of the date of the certificate that, after the consummation of the transaction or series of transactions described in such certificate (which certification shall also state that such transactions, individually or in the aggregate, will be in compliance with the terms and conditions of this Agreement, including to the extent applicable Section 8.02 and Section 8.03, and that no Event of Default existed, exists or will exist, as the case may be, immediately before, as a result of or immediately after giving effect to such transaction or transactions and termination), the Guarantor identified in such certification will no longer be a Subsidiary of Parent. Effective upon the consummation of the transaction or series of transactions described in such certificate effected in compliance with this Agreement, the Subsidiary identified in such certification shall thereupon automatically cease to be a Guarantor hereunder and shall cease to be a party hereto and shall thereupon automatically be released from its obligations under this Section 11.10 and under the Security Agreement, and all Liens in favor of the Agent and the Lenders under the Collateral Documents in respect of the property of such Subsidiary shall thereupon terminate. Administrative Borrower shall promptly notify the Agent of the consummation of any such transaction or series of transactions. The Agent, on behalf of the Lenders, shall, at Borrowers’ expense, execute and deliver such instruments as Administrative Borrower may reasonably request to evidence such release and Lien termination.
(n)    Intercompany Subordination.
(i)    As to each Loan Party, all payments on account of the Intercompany Debt shall be subject, subordinate, and junior, in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment, in full, in cash and cash equivalents of the Obligations.
(ii)    As to each Loan Party, in the event of any payment or distribution of assets of any other Loan Party of any kind or character, whether in cash, property, or securities, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to such other Loan Party or its property, whether voluntary or involuntary, or in an Insolvency Proceeding or upon any other marshaling or composition of the assets and liabilities of such other Loan Party, or otherwise: (A) all amounts owing on account of the Obligations shall first be paid, in full, in cash, or payment provided for in cash and cash equivalents, before any Intercompany Debt Payment is made; and (B) to the extent permitted by applicable law, any Intercompany Debt Payment to which such Loan Party would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment or distribution directly to the Agent for the benefit of the Lenders for application to the payment of the Obligations in accordance with clause (A), after giving effect to any concurrent payment or distribution or provision therefor to the Lenders, or the Agent for the benefit thereof, in respect of such Obligations.
(iii)    So long as no Event of Default shall have occurred and be continuing or would result therefrom, each Loan Party may make, and each other Loan Party shall be entitled to accept and receive, payments on account of the Intercompany Debt in the ordinary course of business. If the Obligations have been declared or otherwise become due upon or following the occurrence of any Event of Default, or if an Event of Default has occurred and is continuing and the Agent delivers written notice to the Loan Parties to cease all payments on account of Intercompany Debt, then until such Event of Default is cured or waived, each Loan Party shall not make, and each other Loan Party shall not accept or receive, any Intercompany Debt Payment, and any payment received by any Loan Party on account of Intercompany Debt in contravention of this clause (iii) shall be held in trust for, and paid over to, the Agent.
(o)    Borrowers’ Guaranty of Obligations Under Guarantor L/Cs. To the extent any of Borrowers’ Guarantor L/C Obligations set forth in Article III are treated, construed or classified as a guaranty of the obligations of the applicable Guarantor under the applicable Guarantor L/C, each preceding provision in this Article XI shall apply to Borrowers with respect to such guaranty of such obligations and to Borrowers’ Guarantor L/C Obligations as if such provisions were set forth in this subsection (o) in their entirety and were binding on Borrowers mutatis mutandis.
(p)    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor to guaranty and otherwise honor all Obligations in respect of Swap

Obligations (provided, that each Qualified ECP Guarantor shall only be liable under this Section 11.10(p) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.10(p), or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 11.10(p) constitute, and this Section 11.10(p) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
11.11    Replacement of Lenders. If any Lender requests compensation under Section 4.03, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives Borrowers the right to replace a Lender as a party hereto (including pursuant to Section 11.01(b)), then Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:
(a)    Borrowers shall have paid to the Agent the assignment fee specified in Section 11.06;
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 4.03 or payments required to be made pursuant to Section 4.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with any Requirement of Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.
11.12    Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.
11.13    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements and Hedge Agreement, if any, are independent agreements governed by the written provisions of such Bank Product Agreements and Hedge Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreements and Hedge Agreements. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by email in .pdf format shall be effective as delivery of a manually executed counterpart of this Agreement.
11.14    Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of any of the Loan Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.
11.15    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of Borrowers and the other Loan Parties, the Lenders, the Agent and the Agent Related Persons, the Indemnitees and their respective permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.
11.16    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.16(b).
(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR

RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)    EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING LENDER, OR THE UNDERLYING ISSUER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
(f)    IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (c) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:
(i)    WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR

THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.
(ii)    THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.
(iii)    UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.
(iv)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.
(v)    THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.
(vi)    THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED

IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.
(vii)    THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
(g)    NOTHING IN THIS SECTION 11.16 SHALL OVERRIDE ANY CONTRARY PROVISION CONTAINED IN ANY SPECIFIED HEDGE AGREEMENT.
11.17    Lender Group Expenses. Borrowers agree to pay any and all Lender Group Expenses promptly (but in no event later than ten (10) Business Days) after demand therefor by the Agent and agrees that its obligations contained in this Section 11.17 shall survive payment or satisfaction in full of all other Obligations.
11.18    Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom the Agent is acting. The Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement or Hedge Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed the Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement or Hedge Agreement, shall be automatically deemed to have agreed that the Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, the Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to the Agent as to the amounts that are due and owing to it and such written certification is received by the Agent a reasonable period of time prior to the making of such distribution. The Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, the Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to the Agent by such Bank Product Provider as being due and payable (less any distributions made to such

Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Borrowers acknowledge and agree that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
11.19    No Fiduciary Duty. Agent, Issuing Lender, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other.  The Loan Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.
11.20    Acknowledgment of Prior Obligations and Continuation Thereof. Each Loan Party hereby (a) consents to the amendment and restatement of the Existing Credit Agreement by this Agreement,; (b) hereby acknowledges and agrees that (i) the “Obligations” (as defined in the Existing Credit Agreement) are owing to the Agent, the Lenders, the Issuing Lender, and the Bank Product Providers, and (ii) the prior grant or grants of security interests in favor of any of the Agent, the Lenders, the Issuing Lenders, or the Bank Product Providers in its properties and assets, under each “Loan Document” (as defined in the Existing Credit Agreement) (collectively, the “Original Loan Documents”) to which it is a party shall be in respect of the Obligations of such Person under this Agreement and the other Loan Documents; (c) hereby reaffirms (i) all of the Obligations (as defined in the Existing Credit Agreement) owing to the Agent, the Lenders, the Issuing Lender, and the Bank Product Providers, and (ii) all prior or concurrent grants of security interests in favor of any of the Agent, the Lenders, the Issuing Lenders, or the Bank Product Providers under each Original Loan Document and each Loan Document; and (d) hereby agrees that, except as expressly amended hereby or unless being amended and restated concurrently herewith, each of the Original Loan Documents to which it is a party is and shall remain in full force and effect. Each Loan Party hereby confirms and agrees that all outstanding principal, interest and fees and other “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement immediately prior to the Effective Date shall, to the extent not paid on the Effective Date, from and after the Effective Date, be, without duplication, Obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by the Loan Documents. Although each Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to the same, it understands that the Agent and Lenders shall have no obligation to inform it of such matters in the future or to seek its acknowledgement or agreement to future amendments or modifications, and nothing herein shall create such a duty.
11.21    No Novation. This Agreement does not extinguish the obligations for the payment of money outstanding under any of the Existing Credit Agreement, or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement, the other Original Loan Documents or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Loan Party from any of its obligations or liabilities under the Existing Credit Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents respectively executed in connection therewith. Each Loan Party hereby (a) confirms and agrees that each Original Loan Document to which it is a party that is not being amended and restated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date, all references in any such Original Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended and restated by this Agreement; and (b) confirms and agrees that to the extent that any such Original Loan Document purports to assign or pledge to any of the Agent or the Lenders or the Issuing Lender or the Bank Product Providers or to grant to any of the Agent or the Lenders or the Issuing Lender or the Bank Product Providers a security interest in or lien on, any collateral as security for all or any portion of any of the Obligations of any Borrower or any other Loan Party, as the case may be, from time to time existing in respect of the Existing Credit Agreement or any Original Loan Document, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.
11.22    Exiting Borrowers and Lenders.
(a)    Upon giving effect to this Agreement, each of the parties hereto (including each Lender (as defined in the Existing Credit Agreement) executing this Agreement under the heading “Exiting Lender” on its signature page hereto (each, an “Exiting Lender”)) hereby agrees and confirms that, effective immediately prior to the Effective Date, (i) each Exiting Lender’s Commitment (as defined in the Existing Credit Agreement) have been terminated and reduced to $0, (ii) each Exiting Lender’s commitment to lend and all obligations under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) shall be terminated (except for those obligations that expressly survive a termination of such commitments), (iii) each Exiting Lender shall cease to be a “Lender” for all purposes under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement), and (iv) each Exiting Lender shall have no obligations with respect to any Existing Letters of Credit. For the avoidance of doubt, after giving effect to this Agreement and all transactions contemplated hereunder, no Exiting Lender shall be a Lender under this Agreement or have any Commitment hereunder until such time, if ever, such Exiting Lender expressly agrees to hold a Commitment hereunder.
(b)    Each Borrower (as defined in the Existing Credit Agreement) executing this Agreement under the heading “Exiting Borrower” on its signature page hereto (each, an “Exiting Borrower”) is signing this Agreement for the sole purpose of this Section 11.22(b) and to approve the amendment and restatement of the Fee Letter (as defined in the Existing Credit Agreement). Upon giving effect to this Agreement, each of the parties hereto (including the Exiting Borrowers) hereby agrees and confirms that, effective immediately prior to the Effective Date, each Exiting Borrower shall cease to be a “Borrower” for all purposes under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement). For the avoidance of doubt, after giving effect to this Agreement and all transactions contemplated hereunder, (i) no Exiting Borrower shall be a Borrower under this Agreement until such time, if ever, such Exiting Borrower is joined as a Borrower pursuant to the terms and conditions hereunder, and (ii) each Exiting Borrower consents to the amendment and restatement of the Fee Letter (as defined in the Existing Credit Agreement), notwithstanding the fact such Exiting Borrower is not a party to the Fee Letter as amended and restated on the date hereof.
11.23    BMC East, LLC as Agent for Borrowers. Each Borrower hereby irrevocably appoints BMC East, LLC as the borrowing agent and attorney-in-fact for all Borrowers (“Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower (a) to provide the Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of Administrative Borrower, except that Borrowers will have no liability to the relevant Agent Related Persons or Lender Related Persons under this Section 11.23 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent Related Persons or Lender Related Persons, as the case may be.
11.24    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

“Parent” BMC STOCK HOLDINGS, INC., a Delaware corporation By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President, Chief Financial Officer and Treasurer
“Borrowers”
BMC WEST, LLC, a Delaware limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President, Chief Financial Officer and Treasurer	BMC TEXAS SALES, LLC a Delaware limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President, Chief Financial Officer and Treasurer
BMC PROCUREMENT, LLC, a Delaware limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President, Chief Financial Officer and Treasurer	BMC WINDOW & DOOR SOUTHEAST, LLC, a Delaware corporation By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President, Chief Financial Officer and Treasurer
BMC EAST, LLC, a North Carolina limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President, Chief Financial Officer and Treasurer	BMC CORPORATE SERVICES, LLC, a Delaware limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President, Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT]

“Exiting Borrowers”
SELECTBUILD CONSTRUCTION, INC., a Delaware corporation By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President, Chief Financial Officer and Treasurer
OLD CFC, LLC, a Delaware limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President, Chief Financial Officer and Treasurer

STOCK BUILDING SUPPLY MIDWEST, LLC, a Delaware limited liability company By: /s/ James F. Major, Jr. Name: James F. Major, Jr. Title: Executive Vice President, Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT]

“Agent”, “Issuing Lender”, “Swing Lender”, “Revolving Lender”, “Lead Arranger”, and “Book Runner”
WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company By: /s/ Peter Possemato Name: Peter Possemato Title: Director

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT]

“Revolving Lender”
BANK OF AMERICA, N.A. By: /s/ Douglas Cowan Name: Douglas Cowan Title: Senior Vice President
GOLDMAN SACHS BANK USA By: /s/ Ryan Durkin Name: Ryan Durkin Title: Authorized Signatory
ROYAL BANK OF CANADA By: /s/ Laura M. Ryan Name: Laura M. Ryan Title: Attorney in Fact
SUN TRUST BANK By: /s/ Roger Dober Name: Roger Dober Title: Vice-President

[SIGNATURE PAGE TO THIRD AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT]

“Exiting Lender”
MUFG UNION BANK, N.A. By: /s/ Paul Angland Name: Paul Angland Title: Director